      As filed with the Securities and Exchange Commission on February 14, 1994

                                                       Registration No. 33-52263

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                             ----------------------

                         PRE-EFFECTIVE AMENDMENT NO. 1
                                      TO

                                    FORM S-4

                             REGISTRATION STATEMENT
                                      Under
                           The Securities Act of 1933

                             ----------------------

                           FIRST SECURITY CORPORATION
             (Exact name of registrant as specified in its charter)

        DELAWARE                        6711                    87-6118148
 (State or other juris-     (Primary Standard Industrial     (I.R.S. Employer
diction of incorporation     Classification Code Number)    Identification No.)
    or organization)


                              79 SOUTH MAIN STREET
                           SALT LAKE CITY, UTAH  84111
                                 (801) 246-5706
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)

                             ----------------------

                                SCOTT C. ULBRICH
              EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER
                           FIRST SECURITY CORPORATION
                              79 SOUTH MAIN STREET
                           SALT LAKE CITY, UTAH  84111
                                 (801) 246-5706
                     (Name, address, including zip code, and
          telephone number, including area code, of agent for service)

                             ----------------------

                                   Copies To:

     A. ROBERT THORUP, ESQ.                  GUY P. KROESCHE, ESQ.
     RAY, QUINNEY & NEBEKER                  VAN COTT BAGLEY CORNWALL & MCCARTHY
     79 SOUTH MAIN STREET                    50 SOUTH MAIN STREET
     SALT LAKE CITY, UTAH 84111              SALT LAKE CITY, UTAH 84144
     (801) 532-1500                          (801) 532-3333

                             ----------------------

     Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date of this Registration Statement.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /


                             ----------------------
                         CALCULATION OF REGISTRATION FEE

- --------------------------------------------------------------------------------------
- --------------------------------------------------------------------------------------
TITLE OF EACH CLASS    AMOUNT TO BE       PROPOSED    PROPOSED          AMOUNT OF
OF SECURITIES TO BE    REGISTERED         OFFERING    AGGREGATE         REGISTRATION
REGISTERED                                PRICE PER   OFFERING          FEE
                                          SHARE       PRICE
- --------------------------------------------------------------------------------------
Common Stock           842,118(1) shares  $28.125(2)  $23,684,568.75(2)   $8,167.15

($1.25 par value)                                                       (already paid)

- --------------------------------------------------------------------------------------
Common Stock
Rights (3)             842,118 rights     None        None              None
- --------------------------------------------------------------------------------------
- --------------------------------------------------------------------------------------

(1) Represents the maximum number of shares of the Registrant's Common Stock to be issued in connection with the Merger described herein, based on the Conversion Ratio.
(2) Estimated pursuant to Rule 457(f)(2) solely for the purpose of calculating the registration fee based on the market value of the securities to be received by Registrant as determined on January 27, 1994.


(3) Each share of Common Stock registered hereby includes one Right to purchase additional securities of the Company, which Right will not be evidenced separately from the Common Stock prior to the occurrence of certain events. These Rights will be triggered by a future acquisition of a certain percentage of the Company's outstanding Common Stock by a stockholder or group of stockholders.



     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
This Registration Statement consists of __________ consecutively numbered pages.
         The Exhibit Index is on consecutively numbered page __________.

                           FIRST SECURITY CORPORATION

                              CROSS-REFERENCE SHEET

                                       FOR

        REGISTRATION STATEMENT ON FORM S-4 AND PROSPECTUS/PROXY STATEMENT



1.  Forepart of Registration Statement    Facing Page and pages RS-2 and RS-3 of
    and Outside Front Cover Page of       Registration Statement; Outside Front
    Prospectus                            Cover Page of Prospectus/Proxy
                                          Statement

2.  Inside Front and Outside Back Cover   Available Information; Information
    Pages of Prospectus                   About FSC -- Incorporation of Certain
                                          Documents by Reference; Table of
                                          Contents

3.  Risk Factors, Ratio of Earnings to    Summary of Prospectus/Proxy Statement;
    Fixed Charges and Other Information   GLOSSARY; Outside Front Cover Page of
                                          Prospectus/Proxy Statement; Selected
                                          Comparative Financial Data; The
                                          Merger; Information About FSC; Federal
                                          Income Tax Consequences; Information
                                          About COMMUNITY.

4.  Terms of the Transaction              The Merger; Appendix A

5.  PRO FORMA Financial Information       Selected Historical, PRO FORMA and
                                          Equivalent PRO FORMA per Share Data;
                                          Selected Comparative Financial Data

6.  Material Contacts with the Company    The Merger -- Background of and
    Being Acquired                        Reasons for the Merger; The Merger --
                                          Interests of Certain Persons in the
                                          Merger

7.  Additional Information Required for   Not Applicable
    Reoffering by Persons and Parties
    Deemed to be Underwriters

8.  Interests of Named Experts and        Legal Matters
    Counsel

9.  Disclosure of Commission Position     Comparative Rights of Shareholders --
    on Indemnification for Securities     Directors
    Act Liabilities


10. Information with Respect to S-3       Selected Comparative Financial Data;
    Registrants                           Information About FSC

11. Incorporation of Certain              Information About FCS
    Information by Reference

12. Information with Respect to S-2 or    Not Applicable
    S-3 Registrants

13. Incorporation of Certain              Not Applicable
    Information by Reference

14. Information with Respect to           Not Applicable
    Registrants Other than S-2 or S-3
    Registrants

15. Information with Respect to S-3       Not Applicable
    Companies

16. Information with Respect to S-2 or    Not Applicable
    S-3 Companies

17. Information with Respect to           Information about COMMUNITY;
    Companies Other than S-2 or S-3       Information about FSB UTAH; Selected
    Companies                             Historical, PRO FORMA and Equivalent
                                          PRO FORMA per Share Data; Selected
                                          Comparative Financial Data

18. Information if Proxies, Consents or   Summary of Prospectus/Proxy Statement;
    Authorizations are to be              The Special Meetings; The Merger;
    Solicited                             of Dissenting Shareholders;
                                          Information about FSC; Information
                                          About COMMUNITY; Information about FSB
                                          UTAH; The Merger -- Interests of
                                          Certain Persons in the Merger

19. Information if Proxies, Consents      Not Applicable
    or Authorizations Are Not To Be
    Solicited in an Exchange Offer

                           PROSPECTUS/PROXY STATEMENT


                           FIRST SECURITY CORPORATION

FIRST SECURITY BANK OF UTAH                                 COMMUNITY FIRST BANK
- --------------------------------------------------------------------------------

     This Prospectus/Proxy Statement is furnished by the Directors of Community First Bank ("COMMUNITY") and by the Directors of First Security Corporation ("FSC") in connection with the votes sought from the respective shareholders on the proposed merger of COMMUNITY with and into First Security Bank of Utah ("FSB UTAH") ("the Merger"), pursuant to an Agreement of Merger dated as of October 22, 1993, at Special Meetings of FSB UTAH's and of COMMUNITY's shareholders to
be held on             , 1994, and at any adjournments thereof (the "Special
Meetings"). Upon consummation of the Merger, each outstanding share of COMMUNITY common stock, $10.00 par value per share ("COMMUNITY Common Stock"), will be converted into 21.859 shares of FSC Common Stock, $1.25 par value per share ("FSC Common Stock"), as described in this Prospectus/Proxy Statement. Shareholders will receive cash in lieu of any fractional shares of FSC Common Stock otherwise receivable in the Merger. At present, COMMUNITY's Directors know of no other matters to be presented at the COMMUNITY Special Meeting, and there will be no other business at FSB UTAH's Special Meeting.

     This Prospectus/Proxy Statement also constitutes FSC's Prospectus, filed with the Securities and Exchange Commission as part of a Registration Statement on Form S-4 under the Securities Act of 1933, as amended ("Registration Statement"), with respect to up to 842,118 shares of FSC Common Stock to be issued in connection with the Merger. COMMUNITY has supplied all the information contained herein with respect to itself, and FSC has supplied all the information contained herein with respect to itself and FSB UTAH.

     FSC's principal executive offices are located at 79 South Main Street, Salt Lake City, Utah 84111. FSC's information telephone number with respect to this transaction is (801) 246-5706.

     The principal executive offices of COMMUNITY are located at 180 South State Street, Clearfield, Utah 84015. Its telephone number is (801) 773-8600.

     This Prospectus/Proxy Statement is first being mailed to Shareholders on or
about           , 1994.

     This Prospectus/Proxy Statement does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby within any jurisdiction or to any person to whom it is unlawful to make such offer or solicitation within such jurisdiction.

                               -------------------

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION AND THE COMMISSION HAS NOT PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               -------------------

         The date of this Prospectus/Proxy Statement is           , 1994

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----
AVAILABLE INFORMATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2

GLOSSARY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4

SUMMARY OF PROSPECTUS/PROXY STATEMENT  . . . . . . . . . . . . . . . . . . . . 6

THE SPECIAL MEETINGS . . . . . . . . . . . . . . . . . . . . . . . . . . . . .14
     General . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .14
     Shares Entitled to Vote; Shareholder Approval . . . . . . . . . . . . . .14
     Voting; Solicitation and Revocation of Proxies. . . . . . . . . . . . . .15

THE MERGER . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .16
     Background of and Reasons for the Merger. . . . . . . . . . . . . . . . .16
     Conversion Ratio. . . . . . . . . . . . . . . . . . . . . . . . . . . . .19
     Stock Certificate Exchange. . . . . . . . . . . . . . . . . . . . . . . .19
     Interests of Certain Persons in the Merger. . . . . . . . . . . . . . . .21
     Conditions to the Merger. . . . . . . . . . . . . . . . . . . . . . . . .22
     Regulatory Approvals. . . . . . . . . . . . . . . . . . . . . . . . . . .23
     Effective Time and Consummation of the Merger . . . . . . . . . . . . . .24
     Conduct of Business Pending the Merger. . . . . . . . . . . . . . . . . .24
     No Solicitation . . . . . . . . . . . . . . . . . . . . . . . . . . . . .25
     Waiver and Amendment; Termination . . . . . . . . . . . . . . . . . . . .26
     Resales of FSC Common Stock Received in the Merger. . . . . . . . . . . .26
     NASDAQ/NMS Listing. . . . . . . . . . . . . . . . . . . . . . . . . . . .27
     Anticipated Accounting Treatment. . . . . . . . . . . . . . . . . . . . .27
     Operations of COMMUNITY After the Merger. . . . . . . . . . . . . . . . .28
     Effect of the Merger on COMMUNITY's Employee Benefit Plans. . . . . . . .28
     Certain Federal Income Tax Considerations . . . . . . . . . . . . . . . .28
     Rights of Dissenting COMMUNITY Shareholders . . . . . . . . . . . . . . .30

SELECTED COMPARATIVE AND PRO FORMA FINANCIAL DATA. . . . . . . . . . . . . . .33
                         --- -----
SELECTED COMPARATIVE HISTORICAL, PRO FORMA AND
                                 --- -----
  EQUIVALENT PRO FORMA PER SHARE DATA. . . . . . . . . . . . . . . . . . . . .42
             --- -----
COMPARATIVE AND PRO FORMA CAPITALIZATION . . . . . . . . . . . . . . . . . . .43
                --- -----
INFORMATION ABOUT FSC. . . . . . . . . . . . . . . . . . . . . . . . . . . . .43
     General . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .43
     Recent Operating Results. . . . . . . . . . . . . . . . . . . . . . . . .44
     Recent Developments . . . . . . . . . . . . . . . . . . . . . . . . . . .44
     Competition . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .46
     Capitalization. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .47
     Supervision and Regulation. . . . . . . . . . . . . . . . . . . . . . . .49
     Description of FSC's Capital Stock. . . . . . . . . . . . . . . . . . . .58
     Historical Prices and Dividends; Stock Ownership. . . . . . . . . . . . .60



                                                                             (i)

INFORMATION ABOUT COMMUNITY. . . . . . . . . . . . . . . . . . . . . . . . . .63
     General . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .63
     The Market for COMMUNITY Common Stock . . . . . . . . . . . . . . . . . .63
     Competition . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .64
     Regulation. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .65
     Properties. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .65
     Directors and Executive Officers. . . . . . . . . . . . . . . . . . . . .66
     Board of Directors, Committees and Meetings . . . . . . . . . . . . . . .67
     Executive Compensation. . . . . . . . . . . . . . . . . . . . . . . . . .68
     Transactions with Management. . . . . . . . . . . . . . . . . . . . . . .68
     Legal Proceedings . . . . . . . . . . . . . . . . . . . . . . . . . . . .69

COMMUNITY'S MANAGEMENT'S DISCUSSION AND ANALYSIS OF
  FINANCIAL CONDITION AND RESULTS OF OPERATIONS
  FOR THE FIRST NINE MONTHS OF 1993. . . . . . . . . . . . . . . . . . . . . .69

COMMUNITY'S MANAGEMENT'S DISCUSSION AND ANALYSIS OF
  FINANCIAL CONDITION AND RESULTS OF OPERATIONS
  FOR THE TWO YEARS ENDED DECEMBER 31, 1992. . . . . . . . . . . . . . . . . .69
     Summary . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .70
     Reserve for Loan Losses . . . . . . . . . . . . . . . . . . . . . . . . .70
     Investments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .71
     Asset and Liability Management. . . . . . . . . . . . . . . . . . . . . .72
     Liquidity and Capital Resources . . . . . . . . . . . . . . . . . . . . .74
     Loans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .75
     Nonperforming Assets. . . . . . . . . . . . . . . . . . . . . . . . . . .76
     Deposits. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .76
     Results of Operations . . . . . . . . . . . . . . . . . . . . . . . . . .77
     Net Interest Income . . . . . . . . . . . . . . . . . . . . . . . . . . .77
     Non-Interest Income . . . . . . . . . . . . . . . . . . . . . . . . . . .79
     Non-Interest Expense. . . . . . . . . . . . . . . . . . . . . . . . . . .79
     Income Taxes. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .80
     Return on Equity and Assets . . . . . . . . . . . . . . . . . . . . . . .80
     Impact of Inflation and Changing Prices . . . . . . . . . . . . . . . . .80
     Accounting Rule Change. . . . . . . . . . . . . . . . . . . . . . . . . .81

PRINCIPAL SHAREHOLDERS OF COMMUNITY. . . . . . . . . . . . . . . . . . . . . .81

INFORMATION ABOUT FSB UTAH . . . . . . . . . . . . . . . . . . . . . . . . . .83

APPENDIX A -- AGREEMENT OF MERGER
APPENDIX B -- COMMUNITY'S FINANCIAL STATEMENTS
APPENDIX C -- STATUTES GOVERNING RIGHTS OF DISSENTING COMMUNITY SHAREHOLDERS



                                                                            (ii)

                              AVAILABLE INFORMATION

          FSC is subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended ("Exchange Act"), and in accordance therewith files periodic reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Copies of such reports, proxy statements and other information can be obtained, upon payment of prescribed fees, at the Public Reference Room of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Such reports, proxy statements and other information can also be inspected at the Commission's facilities referred to above and at the Commission's Regional Offices at Suite 1400, 500 West Madison Street, Chicago, Illinois 60621-2511, and Room 1228, 75 Park Place, New York, New York 10007. In addition, the FSC Common Stock is included for quotation on the National Association of Securities Dealers Automated Quotation/National Market System ("NASDAQ/NMS"), and such reports, proxy statements and other information concerning FSC should be available for inspection and copying at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

          FSC has filed with the Commission a Registration Statement on Form S-4 (together with any amendments thereto, the "Registration Statement") under the Securities Act of 1933, as amended ("Securities Act"), with respect to the FSC Common Stock offered hereby. This Prospectus / Proxy Statement does not contain all the information set forth in the Registration Statement and the exhibits thereto, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. For further information, reference is made to the Registration Statement, including the exhibits thereto.

          Statements contained in this Prospectus / Proxy Statement or in any documents incorporated in this Prospectus / Proxy Statement by reference as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other document, each such statement being qualified in all respects by such reference. The Registration Statement may be inspected by anyone without charge at the principal office of the Commission in Washington, D.C., and copies of all or any part of it may be obtained from the Commission upon payment of the prescribed fees.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

          There are incorporated herein by reference the following documents filed with the Commission by FSC (File No. 1-6906):

          (a) FSC's Annual Report on Form 10-K for the year ended December 31, 1992; and

          (b)  FSC's  Proxy Statement dated March 15, 1993; and

          (c) FSC's Quarterly Reports on Form 10-Q for the calendar quarters ended March 31, 1993, June 30, 1993 and September 30, 1993; and

          (d) FSC's Current Reports on Form 8-K dated November 19, 1993 and January 24, 1994; and

          (e) Description of FSC Common Stock as included in FSC's Registration Statement on Form S-3, filed with the Commission on September 13, 1991, Commission File Number 33-42784.

          All documents filed by FSC, respectively, with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus / Proxy Statement and prior to the date of the Special Meetings are incorporated herein by reference, and such documents shall be deemed to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus / Proxy Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus / Proxy Statement.

     THIS PROSPECTUS / PROXY STATEMENT INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. COPIES OF ANY SUCH DOCUMENTS, OTHER THAN EXHIBITS TO SUCH DOCUMENTS, ARE AVAILABLE WITHOUT CHARGE TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM THIS PROSPECTUS / PROXY STATEMENT IS DELIVERED UPON WRITTEN OR ORAL REQUEST DIRECTED, IN THE CASE OF DOCUMENTS RELATING TO FSC, TO FIRST SECURITY CORPORATION, ATTENTION: SCOTT C. ULBRICH, EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER, SUITE 200,
79 SOUTH MAIN STREET, SALT LAKE CITY, UTAH 84111; TELEPHONE NUMBER
(801) 246-5706.  IN ORDER TO ASSURE TIMELY DELIVERY OF SUCH DOCUMENTS PRIOR TO
THE SPECIAL MEETINGS, ANY REQUEST SHOULD BE RECEIVED BY         , 1994.  COPIES
OF SUCH DOCUMENTS WILL ALSO BE AVAILABLE UPON REQUEST THEREAFTER UNTIL THE EFFECTIVE TIME (AS DEFINED HEREINAFTER).

          No agent or officer of FSC or COMMUNITY, nor any other person, has been authorized to give any information or to make any representations other than as contained herein; and, if given or made, such information or representations should not be relied upon as having been authorized by FSC or COMMUNITY. Neither the delivery of this Prospectus / Proxy Statement nor any sale or exchange made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs or operations of FSC or COMMUNITY since the date of this Prospectus / Proxy Statement, or that the information herein is correct as of any time subsequent to such date.

                                    GLOSSARY


          As used in this Prospectus/Proxy Statement, the following are the meanings for the terms set forth below:


"BHC ACT"                means the Bank Holding Company Act of 1956, as amended.

"BOARD OF GOVERNORS"     means Board of Governors of the Federal Reserve System.

"CLOSING"                means the closing of the transactions contemplated by
                         the Merger Agreement.

"CLOSING DATE"           means the date upon which Closing occurs.

"CODE" means the Internal Revenue Code of 1986, as amended, and the rules and regulations thereunder.

"COMMISSION"             means Securities & Exchange Commission.

"COMMISSIONER"           means the Commissioner of the Department of Financial
                         Institutions of the State of Utah.

"COMMUNITY"              means Community First Bank.

"COMMUNITY COMMON STOCK" means shares of common stock, $10.00 par value per share, of COMMUNITY.

"COMMUNITY               means a holder of record of one ore more shares of
SHAREHOLDER(S)"          COMMUNITY Common Stock as of the Record Date,

"CONVERSION RATIO"       means the ratio of shares of FSC Common Stock to be
                         given for each share of COMMUNITY Common Stock as
                         described in this Prospectus/Proxy Statement.  (See
                         "THE MERGER-Consideration to be Received by
                         Shareholders.")

"DELAWARE STATUTE"       means the Delaware General Corporation Law.

"EFFECTIVE TIME"         means the date specified by the Comptroller as the date
                         as of which the Merger has become effective.

"EXCHANGE ACT"           means the Securities Exchange Act of 1934, as amended,
                         and the rules and regulations thereunder.

"EXCHANGE AGENT"         means First Security Bank of Utah, N.A. or such other
                         national bank designated by FSC to perform the duties
                         of exchange agent provided for in the Merger Agreement.

"FDIC"                   means the Federal Deposit Insurance Corporation.

"FEDERAL RESERVE BOARD"  means the Board of Governors of the Federal Reserve
                         System.


"FSB UTAH"               means First Security Bank of Utah, N.A..

"FSB UTAH COMMON STOCK"  means shares of the common stock of FSB Utah, par value
                         $25.00 per share. FSC currently owns 99.9% of the issued and outstanding FSB common stock.

"FSB UTAH SHAREHOLDERS"  means holders of one or more shares of the common stock of FSB Utah.

"FSC"                    means First Security Corporation.

"FSC COMMON STOCK"       means shares of common stock, $1.25 par value per
                         share, of FSC.

"GAAP" means generally accepted accounting principles in the United States.

"IRS"                    means Internal Revenue Service.

"MERGER" means the merger of COMMUNITY with and into FSB UTAH pursuant to the Merger Agreement.

"MERGER AGREEMENT"       means the Agreement of Merger dated as of October 22,
                         1993, by and among FSC, COMMUNITY and FSB UTAH.

"NASDAQ NATIONAL MARKET  means the National Market System of the National
SYSTEM"                  Association of Securities Dealers Automatic Quotation
                         System.

"RECORD DATE"            means the close of business on           , 1994.

"REGISTRATION STATEMENT" means the registration statement of FSC on Form S-4 filed with the Securities and Exchange Commission under the Securities Act with respect to the FSC Common Stock issuable in connection with the Merger.

"RETIREMENT PLAN"        means COMMUNITY's Retirement Plan.

"RIGHT" means the right to acquire a new class of stock of FSC under certain circumstances involving the acquisition of certain amounts of FSC shares by a third party. (See
                         INFORMATION ABOUT FSC--Description to FSC's Capital
                         Stock")

"SECURITIES ACT"         means the Securities Act of 1933, as amended, and the
                         rules and regulations thereunder.

"SPECIAL MEETINGS"       means the special meetings of COMMUNITY Shareholders
                         and FSB Utah Shareholders that will be held to consider
                         and vote upon the Merger Agreement.

"UCA"                    means the Utah Code, Annotated.

"UTAH BANK ACT"          means Chapters 1 and 3 of the Utah Code Annotated
                         (1953), as amended.

                     SUMMARY OF PROSPECTUS / PROXY STATEMENT


          The following is a summary of certain information contained in this Prospectus / Proxy Statement or in documents incorporated herein by reference. This summary is qualified in its entirety by the more detailed information appearing elsewhere in this Prospectus / Proxy Statement, the Appendices hereto, and the documents incorporated herein by reference. Shareholders are urged to read carefully this Prospectus / Proxy Statement and the attached Appendices in their entirety.


SPECIAL MEETINGS OF SHAREHOLDERS

          Special Meetings of the shareholders of COMMUNITY and of FSB UTAH will be held at 180 South State Street, Clearfield, Utah 84015, for COMMUNITY Shareholders; and in the Board Room on the 2nd Floor, 79 South Main Street, Salt
Lake City, Utah for FSB UTAH Shareholders, on                  at       local
time. At the Special Meetings, the two groups of shareholders will consider and vote upon a proposal to approve and adopt the Merger Agreement and the transactions contemplated thereby and such other matters as may properly be brought before the meetings. SEE "THE SPECIAL MEETINGS -- General."


RECORD DATE

          Only shareholders of record at the close of business on the Record Date are entitled to notice of, and to vote at, the Special Meetings. SEE "THE SPECIAL MEETINGS -- Shares Entitled to Vote; COMMUNITY Shareholder Approval."


VOTE REQUIRED

          COMMUNITY AND FSB UTAH

          The affirmative vote of the holders of two-thirds (2/3) of the outstanding shares of COMMUNITY Common Stock entitled to vote thereon is required to approve and adopt the Merger Agreement. A similar vote is required by FSB UTAH Shareholders. As of the Record Date, the Directors and Executive Officers of COMMUNITY and their affiliates beneficially owned approximately 60% of the outstanding shares of COMMUNITY Common Stock. (SEE "INFORMATION ABOUT COMMUNITY--Stock Ownership By Management.") Certain of COMMUNITY's Directors, Executive Officers and their affiliates, together with certain other shareholders, who together hold in the aggregate approximately 60% of the outstanding shares of COMMUNITY Common Stock have agreed to vote their shares in favor of the Merger Agreement thus assuring its approval by the Community Shareholders. FSC owns approximately 99% of the outstanding shares of FSB UTAH Common Stock, and will vote those shares in favor of the Merger Agreement, thus assuring its approval by FSB UTAH Shareholders.

          FSC

          The vote of FSC's shareholders is not required to approve the Merger.


THE PARTIES

          FIRST SECURITY CORPORATION

          FSC is an interstate multi-bank holding company incorporated in Delaware. At September 30, 1993, FSC had consolidated assets of $8.46 billion and total shareholders' equity of $710.69 million. The principal assets of FSC are First Security Bank of Utah, N.A., First Security Bank of Idaho, N.A., and First National Bank of Albuquerque, N.A., all of which provide a broad range of banking, fiduciary, financial and other services. FSC also owns First Security Bank of Wyoming, First Security Bank of Oregon and First Security Bank of Nevada. Along with these banking organizations, FSC also owns the stock of various nonbank companies engaged in businesses related to banking and finance, including securities brokerage, equipment leasing and investment management subsidiaries. (SEE "INFORMATION ABOUT FSC")

          FSC's principal executive offices are located at 79 South Main St., Salt Lake City, Utah 84111, and its telephone number is (801) 246-6000.

          COMMUNITY FIRST BANK

          COMMUNITY is a state chartered bank insured by the FDIC and is not a member of the Federal Reserve System. It operates five (5) banking offices, located in and around Davis County, Utah. At September 30, 1993, COMMUNITY had assets of approximately $77 million and shareholders' equity of approximately $12.6 million. The principal business of COMMUNITY is to obtain deposits from the general public and to combine such deposits with other available sources of funding to make residential and commercial real estate loans; secured and unsecured commercial, corporate, and business loans; and installment consumer loans. (SEE "INFORMATION ABOUT COMMUNITY.") COMMUNITY's executive offices are located at 180 South State Street, Clearfield, Utah 84015, and its telephone number is (801) 773-8600.

          FIRST SECURITY BANK OF UTAH, N.A.

          FSB-UTAH, a 99.9% owned subsidiary of FSC, is a national bank insured by the FDIC and is a member of the Federal Reserve System. It is the largest bank in Utah with banking offices located throughout the State of Utah.

MARKET PRICE DATA AND DIVIDENDS

          FSC

          The following table sets forth, for the periods indicated, the high and low closing bid prices per share of the FSC Common Stock as reported on the NASDAQ/NMS. FSC Common Stock is publicly traded and trades are reported through the NASDAQ / NMS. The information presented below with respect to FSC Common Stock NASDAQ/NMS quotations was obtained from the National Association of Securities Dealers, Inc. and reflects interdealer prices, without retail markup, markdown or commissions and may not represent actual transactions. All per share bid prices for the FSC Common Stock are adjusted for the 3-for-2 stock splits distributed in 1991 and 1992.


                                                 FSC
                                     Common Stock (Closing Bid)
                                     --------------------------
                                        High             Low
                                        ----             ---
1991      First Quarter               $ 13.00         $ 10.00
          Second Quarter                16.50           12.45
          Third Quarter                 17.33           13.67
          Fourth Quarter                19.00           16.17

1992      First Quarter                 23.33           18.17
          Second Quarter                25.25           20.17
          Third Quarter                 26.25           21.50
          Fourth Quarter                27.50           22.00

1993      First Quarter                 30.25           25.50
          Second Quarter                30.00           25.50
          Third Quarter                 28.50           26.50
          Fourth Quarter                30.00           24.00

          On November 2, 1993, the last trading day before the announcement of the execution of the Merger Agreement, the last sale price of the FSC Common
Stock as reported on the NASDAQ / NMS was $27.25 per share.  On January    ,
1994, the closing bid price of FSC Common Stock as reported on the NASDAQ / NMS
was $      per share.  FSC has paid cash dividends on its common and preferred stock without reduction in amount for over 58 consecutive years. Since 1983, these dividends have been paid quarterly. Currently, FSC pays a quarterly dividend of $0.26 on shares of FSC Common Stock. Dividends on FSC's $3.15 Cumulative Preferred Stock are paid semi-annually and are current.

          COMMUNITY Shareholders are advised to obtain current market quotations for the FSC Common Stock. No assurance can be given concerning the market price of the FSC Common Stock before or after the date on which the Merger is consummated. The market price of the FSC Common Stock will fluctuate between the date of this Prospectus / Proxy Statement and the date on which the Merger is consummated and thereafter. Because the Conversion Ratio is fixed and because the market price of the FSC Common Stock is subject to fluctuation, the value of the shares of FSC Common Stock that Shareholders will receive in the Merger may increase or decrease prior to and following the Merger.

     On the Record Date, there were approximately _________ shares of FSC Common Stock issued and outstanding held by ________ holders of record; and on the same day there were 38,525 shares of COMMUNITY Common Stock issued and outstanding held by eighty-six (86) shareholders of record.

          COMMUNITY

          There is no established trading market for COMMUNITY Common Stock, and accordingly there is no published information with respect to market prices. Information concerning recent transactions in COMMUNITY Common Stock was gathered from COMMUNITY's stock records by COMMUNITY management. There can be no assurance that there were no other trades or transfers during the period from 1991 through 1993 that were not known to COMMUNITY management. To COMMUNITY management's knowledge, there have been only two sales of COMMUNITY Common
Stock: one in 1989 for 25 shares and another in 1990 for 400 shares. In each sale transaction, COMMUNITY management understands that the purchase price per share was between $90.00 and $100.00. Otherwise, transfers of COMMUNITY Common Stock were without consideration and effected for estate planning and other similar purposes. These transfers can be summarized, in the aggregate, as follows:

          No. of Shares                 Year of Transfer
          -------------                 ----------------
              4,960                           1989
              7,246                           1990
              6,492                           1991
              8,180                           1992
              2,415                           1993

          COMMUNITY has paid annual dividends on its common shares every year since approximately 1935. In 1992, COMMUNITY paid dividends equal to $8.00 per share. In 1993, COMMUNITY paid dividends equal to $9.00 per share. COMMUNITY is restricted by the Merger Agreement against the payment of any dividends in 1994 pending closing of the Merger. However, COMMUNITY is allowed to pay up to $2.50 per share per quarter in the event that the Merger has not closed in time for COMMUNITY Shareholders to receive dividends on their FSC Common Stock to be received in the Merger for that quarter. In the event that the Merger has not closed on or before October 22, 1994, the COMMUNITY Board of Directors may terminate the Merger Agreement, and thereafter will not be restricted against the payment of any further dividends in 1994 or thereafter.

     (SEE "SELECTED COMPARATIVE HISTORICAL, PRO FORMA, AND EQUIVALENT PRO FORMA PER SHARE DATA" and "THE MERGER--Conversion Ratio")

EFFECT OF THE MERGER; EFFECTIVE TIME; TERMS OF THE MERGER

          Pursuant to the Merger Agreement, COMMUNITY will be merged with and into FSB UTAH which will be the surviving corporation in the Merger. COMMUNITY Shareholders will become shareholders of FSC. SEE "THE MERGER."

          The Effective Time of the Merger will occur when the Comptroller declares the Merger effective, or at such other time as the parties may agree. However, in the event that the Merger shall not have occurred on or before October 22, 1994, the respective Boards of Directors of COMMUNITY, FSB UTAH or FSC may terminate the Merger Agreement. SEE "THE MERGER -- Effective Time and Consummation of the Merger."

          Upon consummation of the Merger, each issued and outstanding share of COMMUNITY Common Stock (other than shares held, directly or indirectly by FSC or COMMUNITY (other than shares held in a fiduciary capacity or in respect of a debt previously contracted) and shares held by any shareholder properly exercising dissenters' rights) will, without any action on the part of the holder thereof, be canceled and converted into the right to receive 21.859 SHARES of FSC Common Stock. However, in the event that, as specified in the Merger Agreement, there shall have been a significant decline in the price of the FSC Common Stock, then COMMUNITY shall have the right to terminate this Agreement without any further obligation or liability to FSC or FSB UTAH. SEE "THE MERGER -- Conversion Ratio."

          Each share of FSC Common Stock will have an attached Right, which Right is part of a shareholder-rights plan adopted by FSC in 1989. The Rights give holders the opportunity to purchase additional equity interests in FSC at a significant discount under certain circumstances. (SEE "INFORMATION ABOUT FSC -
- - Description of FSC's Capital Stock")

          (SEE "THE MERGER--Conversion Ratio," "INFORMATION ABOUT FSC -- Description of FSC's Capital Stock -- Common Stock," and "COMPARATIVE RIGHTS OF SHAREHOLDERS -- Authorized Capital Stock.")



          RECOMMENDATION OF THE COMMUNITY BOARD; REASONS FOR THE MERGER

          THE COMMUNITY BOARD BELIEVES THAT THE TERMS OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY ARE FAIR TO AND IN THE BEST INTERESTS OF THE COMMUNITY SHAREHOLDERS, AND UNANIMOUSLY RECOMMENDS THAT THE COMMUNITY SHAREHOLDERS VOTE TO APPROVE THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY.

          In reaching its determination to enter into the Merger Agreement with FSC, the COMMUNITY Board considered a number of factors, including, without limitation, the following: the consideration to be received by the COMMUNITY Shareholders pursuant to the Merger Agreement; the current and prospective economic environment and competitive constraints facing financial institutions, including COMMUNITY; the COMMUNITY Board's evaluation of the risks to consummation of the Merger; the increased liquidity that the Merger would provide to COMMUNITY Shareholders; and the COMMUNITY Board's review of possible alternatives to the Merger. (SEE "THE MERGER -- Background of and Reasons For the Merger.")


          INTERESTS OF CERTAIN PERSONS IN THE MERGER

          Certain Executive Officers and Directors of COMMUNITY have certain interests in the Merger that are in addition to their interests as COMMUNITY Shareholders generally. These include, among others, provisions in the Merger Agreement relating to the continuation of certain employee benefits. Richard A. Hill, Joe S. Jackson, and Bruce G. Jensen, all currently Executive Officers and, in Mr. Hill's case, a Director and Executive Officer, of COMMUNITY, have agreed with FSC that they will be paid employees of FSB UTAH for at least three (3) years following the Effective Time of the Merger. Compensation of these three COMMUNITY Executive Officers following the Merger will be comparable to the salaries presently paid by COMMUNITY to these Executive Officers. In addition, these Executive Officers will be entitled to receive employee benefits available generally to FSB UTAH employees of the same bank. (SEE "THE MERGER -- Interests of Certain Persons in the Merger.")


          CONDITIONS; REGULATORY APPROVALS

          Consummation of the Merger is subject to various conditions, including, among others, receipt of the two banks' shareholders' approval solicited hereby, receipt of the necessary regulatory approvals, and receipt of opinions of counsel regarding certain tax aspects of the Merger. In addition, as indicated above, COMMUNITY's obligations under the Merger Agreement are conditioned upon the nonoccurrence of a "significant decline" in the price of FSC Common Stock. (SEE "THE MERGER -- Conditions to the Merger.")

          The regulatory approvals and consents necessary to consummate the transactions contemplated by the Merger Agreement primarily refer to the approval of the Comptroller. Applications have been submitted for such approval. There can be no assurances as to when, if or with what conditions such approvals will be granted. There also can be no assurance that the U.S. Department of Justice will not challenge the Merger on antitrust grounds, or if such a challenge is made, as to the result thereof. (See "THE MERGER -- Regulatory Approvals.")

          CONSUMMATION OF THE MERGER

          FSC and COMMUNITY intend to consummate the Merger as soon as practicable after approval of the Merger by the two banks' shareholders, and after all other conditions have been met or waived. At present, FSC and COMMUNITY anticipate that all such conditions can be satisfied, and the Closing can occur before May 16, 1994. (SEE "THE MERGER--Effective Time and Consummation of the Merger.")

          NO SOLICITATION

          COMMUNITY has agreed in the Merger Agreement that neither it nor any of its respective officers or directors will initiate, solicit or encourage any inquiries or the making of any proposal or offer (including without limitation any proposal or offer to Shareholders) with respect to, or, subject to the fiduciary duties of its Board of Directors (after consultation with its counsel), furnish any confidential information relating to or engage in any negotiations or discussions concerning, any acquisition or purchase of all or any significant portion of its assets, or of any equity securities of, or any merger, consolidation or any similar transaction involving, it or COMMUNITY. COMMUNITY has agreed to immediately cease and cause to be terminated any existing activities, discussions or negotiations previously conducted with any parties other than FSC with respect to any of the foregoing, and to notify FSC immediately if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, COMMUNITY.

          ANTICIPATED ACCOUNTING TREATMENT

          The Merger is currently intended to be treated as a "pooling of interests" for accounting purposes.

          CERTAIN DIFFERENCES IN SHAREHOLDERS' RIGHTS

          At the Effective Time, COMMUNITY Shareholders, except shareholders who may perfect dissenters' rights in accordance with the UCA, automatically will become shareholders of FSC, and their rights as shareholders of FSC will be determined by the Delaware Statute and by FSC's Certificate of Incorporation and Bylaws. The rights of shareholders of COMMUNITY differ from rights of the shareholders of FSC with respect to certain important matters, including their rights to call special meetings; the procedure for proposals to approve amendments to the Articles or Certificates of Incorporation; receipt of dividends; the required shareholder votes as to certain matters; statutory and other restrictions on certain business combinations and control share acquisitions; and the existence of the FSC Rights Plan for the benefit of the shareholders of FSC. (SEE "COMPARATIVE RIGHTS OF SHAREHOLDERS.")

SHAREHOLDERS' DISSENTERS' RIGHTS

          COMMUNITY Shareholders who dissent from the Merger have the right to demand payment for their shares of COMMUNITY Common Stock and to receive cash, if the Merger is consummated, equal to the fair value of their shares as determined by the procedures set out in Sections 16-10a-1302 et seq. of the Utah Code, as amended. Generally, to preserve dissenter's rights, a COMMUNITY Shareholder must (i) before the vote at the COMMUNITY Special Meeting, deliver a written notice of intent to dissent, (ii) NOT vote in favor of the Merger, and
(iii) upon receiving a dissenter's notice from COMMUNITY following the Special Meeting, file with COMMUNITY a "payment demand" as provided in the dissenter's notice requesting the payment in cash of the fair value of his COMMUNITY Common Stock, and (iv) deposit the certificate(s) representing the Shareholder's COMMUNITY Common Stock as directed in the dissenter's notice from COMMUNITY. FSB UTAH SHAREHOLDERS ARE PROVIDED NO DISSENTERS' RIGHTS IN CONNECTION WITH THE MERGER. (SEE "RIGHTS OF DISSENTING SHAREHOLDERS"; A copy of the provisions of the Utah Code dealing with dissenter's rights is attached as APPENDIX C.)

FEDERAL INCOME TAX CONSIDERATIONS

          It is intended that the Merger will be treated as a reorganization within the meaning of Section 368 (a) of the Internal Revenue Code of 1986, as amended (the "Code"), and that, accordingly, for federal income tax purposes;
(i) no gain or loss will be recognized by FSC or COMMUNITY as a result of the Merger; (ii) no gain or loss will be recognized by holders of COMMUNITY Common Stock upon the receipt of FSC Common Stock in exchange for COMMUNITY Common Stock pursuant to the Merger, except with respect to cash received in lieu of a fractional share interest in FSC Common Stock; and (iii) the aggregate adjusted tax basis of the shares of FSC Common Stock to be received by the holders of COMMUNITY Common Stock in the Merger will be the same as the aggregate adjusted tax basis of the shares of COMMUNITY Common Stock surrendered in exchange therefor (reduced by the amount allocable to fractional share interests for which cash is received). Consummation of the Merger is conditioned upon receipt by FSB UTAH, FSC and COMMUNITY of an opinion of Ray, Quinney & Nebeker, counsel for FSC, dated as of the Effective Time, substantially to such effect. (SEE "CERTAIN FEDERAL INCOME TAX CONSIDERATIONS.")

SHAREHOLDERS SHOULD CONSULT WITH THEIR OWN TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF THE MERGER IN LIGHT OF THEIR OWN TAX SITUATIONS.

                              THE SPECIAL MEETINGS

GENERAL

          Special Meetings of the COMMUNITY Shareholders and of the FSB UTAH Shareholders will be held at 180 South State Street, Clearfield, Utah 84015, for COMMUNITY Shareholders; and in the Board Room on the 2nd Floor, 79 South Main Street, Salt Lake City, Utah for FSB UTAH Shareholders, on
at       local time.  At the Special Meetings, the two groups of shareholders will consider and vote upon a proposal to approve and adopt the Merger Agreement and the transactions contemplated thereby and such other matters as may properly be brought before the meetings. This Prospectus / Proxy Statement is being furnished to the COMMUNITY Shareholders and to the FSB UTAH Shareholders in connection with the solicitation of proxies by the Boards of Directors of these two merging banks, for use at the Special Meetings, and at any adjournments or postponements thereof.

          At the Special Meetings, the shareholders of the two banks will be asked to approve and adopt the Merger Agreement, a copy of which is attached as Appendix A hereto, and which is more fully described herein. The Merger Agreement provides, among other things, that COMMUNITY will merge (the "Merger") with and into FSB UTAH and, except as described below, each share of COMMUNITY Common Stock will be converted into 21.859 shares of FSC Common Stock.

          The date on which this Prospectus / Proxy Statement is first being
sent to shareholders of COMMUNITY and FSB UTAH is on or about            , 1994.


SHARES ENTITLED TO VOTE; SHAREHOLDER APPROVAL

          The Boards of Directors of COMMUNITY and FSB UTAH  have fixed        ,
1994, as the Record Date for the determination of those shareholders entitled to notice of and to vote at the Special Meetings. Only shareholders of record at the close of business on the Record Date will be entitled to notice of and to vote at the Special Meetings. As of the Record Date, there were 38,525 shares of COMMUNITY Common Stock outstanding, entitled to vote and held by ninety-three
(93) Shareholders. Over 99% of the outstanding shares of FSB UTAH Common Stock is held by FSC and will be voted in favor of the Merger at the FSB UTAH Special Meeting. Each shareholder of record of shares of COMMUNITY Common Stock or FSB UTAH on the Record Date is entitled to cast one vote per share on the proposal to approve and adopt the Merger Agreement and any other matter properly submitted for the vote of shareholders at the respective Special Meetings. The presence, either in person or by properly executed proxy, of the holders of a majority of the outstanding shares entitled to vote at the Special Meetings is necessary to constitute a quorum at the Special Meetings. Shares which are present in person or by proxy but abstain from voting with respect to one or more proposals voted upon at the Special Meetings will be included for purposes of determining a quorum at such meeting.

          The approval and adoption of the Merger Agreement by the COMMUNITY Shareholders will require the affirmative vote of the holders of two-thirds (2/3) of the

Series due outstanding shares of COMMUNITY Common Stock. Under applicable Utah law, in determining whether the proposal has received the requisite number of affirmative votes, abstentions and broker non-votes will be counted and will have the same effect as a vote against the proposal. As described in "THE MERGER--Conditions to the Merger," approval by the COMMUNITY Shareholders is a condition to consummation of the Merger. COMMUNITY Shareholders representing approximately 60% of the outstanding shares of COMMUNITY Common Stock, including all of the current Directors of COMMUNITY, have agreed or otherwise indicated their intention to vote their shares of COMMUNITY Common Stock FOR the Merger Agreement; and such a "yes" vote level very nearly satisfies the COMMUNITY Shareholder approval condition. (SEE "THE MERGER -- The Voting Agreement.")

     Approval and adoption of the Merger Agreement by the shareholders of FSC is not required under Delaware law.


VOTING; SOLICITATION AND REVOCATION OF PROXIES

          All shares of COMMUNITY Common Stock and FSB UTAH Common Stock which are entitled to vote and are represented at the Special Meetings by properly executed proxies received prior to or at the meeting, and not revoked, will be voted at such meetings in accordance with the instructions indicated on such proxies. If no instructions are indicated, such proxies will be voted FOR approval and adoption of the Merger Agreement.

          If any other matters are properly presented at the Special Meetings for consideration, including, among other things, consideration of a motion to adjourn the meeting to another time and/or place (including, without limitation, for the purpose of soliciting additional proxies), the persons named in the relevant form of proxy enclosed herewith and acting thereunder will have discretion to vote on such matters in accordance with their best judgment. COMMUNITY does not have any knowledge of any matters to be presented at its Special Meetings other than the proposal to approve the Merger Agreement. There will be no other business at the FSB UTAH Special Meeting.

          Any proxy given pursuant to this solicitation may be revoked by the shareholder giving it at any time before it is voted. Proxies may be revoked by
(i) filing with the Secretary of COMMUNITY or the Cashier of FSB UTAH, respectively, at or before the taking of the vote at the respective Special Meeting, a written notice of revocation bearing a later date than the proxy,
(ii) duly executing a later-dated proxy relating to the same shares and delivering it to the Secretary of COMMUNITY or the Cashier of FSB UTAH, respectively, before the taking of the vote at the respective Special Meetings, or (iii) attending the respective Special Meeting and voting in person (although attendance at the meeting will not in and of itself constitute a revocation of a proxy). Any written notice of revocation or subsequent proxy should be sent so as to be delivered to the Secretary of COMMUNITY (for COMMUNITY Shareholders) at 180 South State Street, Clearfield, Utah 84015; or to the Cashier of FSB UTAH (for FSB UTAH Shareholders) at 79 South Main Street, Salt Lake City, Utah 84111, or hand delivered to the Secretary of COMMUNITY or to the Cashier of FSB UTAH, respectively, before the vote is taken at the Special Meetings.

          All expenses of this solicitation, including the cost of preparing and mailing this Prospectus / Proxy Statement, will be borne by FSC. In addition to solicitation by use of the mails, proxies may be solicited by the Directors and Executive Officers of COMMUNITY in person or by telephone, telegram or other means of communication. Such COMMUNITY agents will not be additionally compensated, but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation.

          COMMUNITY SHAREHOLDERS SHOULD NOT SEND THEIR COMMUNITY STOCK CERTIFICATES WITH THEIR PROXY CARDS.



                                   THE MERGER

          Pursuant to the terms of the Merger Agreement, subject to the satisfaction or waiver (where permissible) of certain conditions, including, among other things, the receipt of all necessary regulatory approvals, the expiration of all waiting periods in respect thereof, and the approval of the Merger Agreement by the shareholders of COMMUNITY and FSB UTAH, COMMUNITY will be merged with and into FSB UTAH. As a result of the Merger, the separate corporate existence of COMMUNITY will cease and COMMUNITY Shareholders will become shareholders of FSC.

          The detailed terms of and conditions to the Merger are contained in the Merger Agreement, a copy of which is attached to this Prospectus / Proxy Statement as Appendix A and incorporated herein by reference. The description in this Prospectus / Proxy Statement of the terms of the Merger Agreement is qualified in its entirety by, and made subject to, the text of the Merger Agreement. COMMUNITY Shareholders are urged to read the Merger Agreement carefully.

          The COMMUNITY Board believes that the Merger is fair to, and in the best interests of the COMMUNITY Shareholders. Accordingly, the COMMUNITY Board has unanimously approved the Merger Agreement and recommends that the COMMUNITY Shareholders vote FOR the approval and adoption of the Merger Agreement.

          FSB UTAH's Directors have also unanimously approved the Merger and recommend that the FSB UTAH Shareholders vote in favor of the Merger. FSC owns in excess of 99% of the outstanding shares of FSB UTAH Common Stock, and will vote those shares in favor of the Merger.

BACKGROUND OF AND REASONS FOR THE MERGER

          In the fall of 1993, several bank holding companies contacted certain members of the Board of Directors of COMMUNITY (the "COMMUNITY Board") to express an interest in exploring the possibility of engaging in a business combination. Following these inquiries, two proposals were presented in writing, for consideration by the Board of Directors of COMMUNITY. Each proposal contemplated a "stock for stock" merger treated as a tax-free reorganization. However, the non-FSC proposal also provided an alternative "stock for stock and cash" acquisition, which would not have been entirely tax-free to COMMUNITY's Shareholders. FSC's proposal required an acceptance or rejection by October 15, 1993.

          Each proposal was subject to, among other things, additional due diligence by the interested institutions. FSC's proposal represented the highest price per share for COMMUNITY Common Stock (based upon the closing price of FSC Common Stock at that time and the Conversion Ratio). Members of the COMMUNITY Board determined that FSC's proposal was superior to the other proposals in terms of both price and the terms and conditions contained in such proposal. Consequently, at a special meeting of the Board of Directors of COMMUNITY on October 13, 1993, the COMMUNITY Board of Directors unanimously accepted, subject to COMMUNITY Shareholders' approval and the negotiation of a definitive merger agreement, the FSC proposal. COMMUNITY's legal advisors were directed to begin discussions with FSC regarding the terms of a definitive agreement. During the next two weeks FSC conducted an extensive due diligence examination of COMMUNITY and representatives of COMMUNITY and FSC conducted negotiations regarding the terms of the definitive Merger Agreement, which was agreed to be dated as of October 22, 1993. On November 1, 1993, the COMMUNITY Board met and, together with its legal and financial advisors, reviewed the terms and conditions of the proposed merger. Following such meeting, negotiations regarding the proposed merger agreement continued. On November 2, 1993, the COMMUNITY Board reviewed and unanimously approved the execution of the Merger Agreement, which was executed that day.

          In reaching its determination to enter into the Merger Agreement, the COMMUNITY Board considered a number of factors, including, without limitation, the following:

               1. The COMMUNITY Board's familiarity with and review of FSC's and COMMUNITY's business, operations, financial condition, earnings and prospects;

               2. The COMMUNITY Board's belief that the approximately two-for-one premium over book value was favorable given the unusually high equity ratio of COMMUNITY.

               3. the expectation that the Merger will generally be a tax-free transaction to COMMUNITY and to the Shareholders (see "--Certain Federal Income Tax Consequences");

               4. the substantial dividend growth potential to holders of FSC Common Stock compared to the historical and prospective dividends payable on the COMMUNITY Common Stock;

               5. the demographics of COMMUNITY's shareholder base and their expressed concerns regarding estate settlement, and, in that connection, desire for liquidity;

               6. the COMMUNITY Board's review of the business, operations, earnings and financial condition of FSC on a historical, prospective and PRO FORMA basis, and the enhanced opportunities for growth that the Merger makes possible;

               7. a variety of factors affecting and relating to the overall strategic focus of FSC, including the geographical proximity and regional similarities of COMMUNITY's Utah market areas to FSC's existing market areas;

               8. the current and prospective economic environment and competitive constraints facing financial institutions, including COMMUNITY;

               9. the COMMUNITY Board's evaluation of the risks to consummation of the Merger, including (i) the risks associated with obtaining all necessary regulatory approvals without the imposition of terms or conditions which would fail to satisfy the conditions to consummation of the Merger and (ii) the fact that the shareholder approval condition would be substantially satisfied because of the Voting Agreement;

               10. the increased liquidity that the Merger would provide to current COMMUNITY shareholders and the large market capitalization and trading volume of FSC;

               11. the protection afforded to COMMUNITY by the Merger Agreement in the event of a "significant decline" in the price of FSC Common Stock relative to the Standard & Poors Regional Bank Index (SEE "--Conditions to the Merger", below);

               12. the COMMUNITY Board's review of the possible alternatives to the Merger, the range of possible values to the Shareholders of such alternatives and the timing and likelihood of actually receiving, and risks and rewards associated with seeking to obtain, those values; and

               13. the terms of the Merger Agreement and the other documents executed in connection with the Merger.

The COMMUNITY Board did not assign any specific or relative weight to these factors in its consideration.

          While the COMMUNITY Board and FSC are optimistic that the expected benefits from the Merger will accrue to the Shareholders and to FSC's shareholders, there are risks inherent in a merger transaction, including, among others, that expected cost savings through the business combination may not be fully realized or that the change in management policies and programs with respect to COMMUNITY and its retail operations planned by FSC may not have the salutary results VIS A VIS the present and future customers of COMMUNITY expected by the parties to the Merger. Moreover, as a result of the Merger, Shareholders will change from investors in an almost exclusively Davis County and Weber County, Utah banking business, and will become investors in a multi-state and economically diverse banking entity, FSC, with a mix of inherent investment risks, strengths and benefits flowing from FSC's operations outside of Utah.

CONVERSION RATIO

          Upon consummation of the Merger, COMMUNITY will be merged with and into FSB UTAH and each issued and outstanding share of COMMUNITY Common Stock (other than shares held, directly or indirectly, by FSC or COMMUNITY (other than shares held in a fiduciary capacity or in respect of a debt previously contracted) and shares held by any shareholder properly exercising dissenters' rights) will become, and be converted into the right to receive, 21.859 shares of FSC Common Stock. Based on the market value of FSC Common Stock at the time the Merger Agreement was signed, as compared with the book value of COMMUNITY, the value of the Merger to COMMUNITY Shareholders as of the date of the Merger Agreement (on October 22, 1993) was approximately two (2) times the September 30, 1993 book value of COMMUNITY. Because the Conversion Ratio is fixed, and the market value of FSC Common Stock will fluctuate before and after the Merger, there can be no assurance as to the value of the consideration to be received by COMMUNITY Shareholders in the Merger in the future.

          The Merger Agreement provides that COMMUNITY will not be obligated to consummate the Merger if there is "significant decline" in the average closing price of FSC Common Stock in relation to the Standard & Poors Regional Bank Index as published from time to time by Standard & Poors Corporation, compared in the manner set forth in the Merger Agreement. (SEE "-- Conditions to the Merger", below.)

          Each share of FSC Common Stock issued in the Merger will have an attached Right, which Right is part of a Shareholder Rights Plan adopted by FSC in 1989. The Rights give holders the opportunity to purchase additional equity interests in FSC at a significant discount under certain circumstances. (SEE "INFORMATION ABOUT FSC -- Description of FSC's Capital Stock" and "COMPARATIVE RIGHTS OF SHAREHOLDERS -- Authorized Capital Stock.")

          The Merger Agreement provides that, in the event FSC changes the number of shares of FSC Common Stock issued and outstanding between the date of the Merger Agreement and the Effective Time as a result of a stock split, stock dividend, recapitalization, reclassification or other similar transaction, the Conversion Ratio will be adjusted proportionately.


STOCK CERTIFICATE EXCHANGE

          The Exchange Agent will distribute the shares of FSC Common Stock and any cash payment for fractional shares, if applicable, to COMMUNITY Shareholders. At the Effective Time, COMMUNITY Shareholders (other than those Shareholders who have exercised their dissenters' rights) will cease to have any rights as COMMUNITY Shareholders, and their sole right will be to receive shares of FSC Common Stock and cash in lieu of any fractional shares pursuant to the Merger Agreement. (SEE "THE MERGER -- Conversion Ratio.")

          As promptly as practicable after the Effective Time, the Exchange Agent will mail to all COMMUNITY Shareholders the materials, including a letter of transmittal, with instructions, to use in exchanging certificates of COMMUNITY Common Stock for certificates of FSC Common Stock. As soon as practicable after the letter of transmittal is properly completed and returned to the Exchange Agent, along with the certificates of COMMUNITY Common Stock, FSC will cause to be issued and mailed to the COMMUNITY Shareholder surrendering such items, a certificate or certificates for the number of whole shares of FSC Common Stock to which such person is entitled as a result of the Merger. The risk of loss of certificates mailed to the Exchange Agent will be on the tendering COMMUNITY Shareholder. No fractional shares of FSC Common Stock will be issued in the Merger. Instead, the Merger Agreement provides that each COMMUNITY Shareholder, who would otherwise have been entitled to receive a fraction of a share of FSC Common Stock under the Conversion Ratio will receive, in lieu thereof, cash in an amount equal to such fractional part of a share of FSC Common Stock multiplied by the average of the closing bid and asked prices for FSC Common Stock on the NASDAQ/NMS on the day before the Effective Time. Fractional shares will not be entitled to dividends, voting rights or any other rights as a shareholder in respect of any fractional share.

          If a certificate for COMMUNITY Common Stock has been lost, stolen or destroyed, the Exchange Agent will issue the consideration properly payable in accordance with the Merger Agreement upon receipt of appropriate evidence as to such loss, theft or destruction, appropriate evidence as to the ownership of such certificate by the claimant, and appropriate and customary indemnification.

          After the Effective Time, there will be no permitted transfers on COMMUNITY's stock transfer books of shares of COMMUNITY Common Stock issued and outstanding at the Effective Time. If certificates representing shares of COMMUNITY Common Stock are presented for transfer after the Effective Time, they will be returned to the presenter together with a form of letter of transmittal and exchange instructions.

          If any certificate for shares of FSC Common Stock is to be issued in a name other than that in which the COMMUNITY share certificate surrendered in exchange therefor is registered, the COMMUNITY certificate so surrendered must be properly endorsed and otherwise in proper form for transfer, and the person requesting such exchange must pay FSC any transfer or other taxes required by reason of the issuance of a certificate for shares of FSC Common Stock in any name other than that of the registered holder of the certificate surrendered, or establish to the satisfaction of FSC that such tax has been paid or is not payable.

          Shares of FSC capital stock (including FSC Common Stock) issued and outstanding immediately prior to the Effective Time will remain issued and outstanding after the Merger. (SEE "INFORMATION ABOUT FSC--Description of FSC's Capital Stock.")

          Each share of FSC Common Stock issued in connection with the Merger will be deemed to have been issued at the Effective Time. Accordingly, COMMUNITY Shareholders who receive FSC Common Stock in the Merger will be entitled to receive any dividends or other distributions which may be payable to holders of record of FSC Common Stock as of any date after the Effective Time. However, no Shareholder will be entitled to receive shares of FSC Common Stock or cash, and no dividends or other distributions will actually be paid with respect to any shares of FSC Common Stock, until the certificate or certificates formerly representing the shares of COMMUNITY Common Stock have been surrendered in accordance with the procedures described above. At the time such surrender has been accomplished, a certificate representing the appropriate number of whole shares of FSC Common Stock will be issued and any fractional share amount or accrued dividends and other distributions on such shares of FSC Common Stock will be paid by check, without interest and less taxes, if any, imposed thereon.

          COMMUNITY SHAREHOLDERS, OTHER THAN SHAREHOLDERS WHO ELECT TO EXERCISE THEIR DISSENTERS' RIGHTS, SHOULD NOT SEND IN THEIR COMMUNITY COMMON STOCK CERTIFICATES UNTIL THEY RECEIVE
          WRITTEN INSTRUCTIONS FROM THE EXCHANGE AGENT.

          COMMUNITY SHAREHOLDERS WISHING TO DISSENT SHOULD REFER TO "THE MERGER--Rights of Dissenting COMMUNITY Shareholders" AND APPENDIX C.


INTERESTS OF CERTAIN PERSONS IN THE MERGER

          In considering the recommendation of the COMMUNITY Board with respect to the Merger Agreement, COMMUNITY Shareholders should be aware that certain Executive Officers and Directors of COMMUNITY have certain interests in the Merger that are in addition to the interests of the COMMUNITY Shareholders generally. The COMMUNITY Board was aware of these interests and considered them, among other matters, in approving the Merger Agreement and the transactions contemplated thereby.

          The Merger Agreement provides that Richard A. Hill, Joe S. Jackson, and Bruce G. Jensen, all currently Executive Officers or Directors of COMMUNITY, will agree with FSC that they will act as paid employees of FSB UTAH for at least three (3) years following the Effective Time of the Merger. Compensation of these three COMMUNITY Executive Officers following the Merger will be pursuant to individual contracts negotiated between the officers and FSC. Each employment contract provides, in substantial part, that Messrs. Hill, Jackson and Jensen will be employees and serve as officers of FSB UTAH, with rights and duties commensurate with such positions and each employee's skills, training, background, and experience. It is contemplated that any such positions will pay Messrs. Hill, Jackson and Jensen salaries comparable with each such individual's 1994 expected salary from COMMUNITY. In addition, each of Messrs. Hill, Jackson and Jensen generally shall be entitled to participate in all FSB Utah insurance, bonus, compensation, and retirement plans, with service (but not benefit accrual) credit for the years employed by COMMUNITY. Finally, with respect to Mr. Hill, any position in which he is employed with FSB UTAH shall be within the Salt Lake City or Ogden metropolitan areas for a period of eighteen (18) months following commencement of his employment relationship with FSB UTAH.

          None of COMMUNITY's Executive Officers or Directors has an agreement for additional compensation from COMMUNITY, or rights which become effective upon a change of control, such as the Merger. Certain of the Directors and Executive Officers of COMMUNITY own shares of COMMUNITY Common Stock. Such shares will be converted in the Merger on the same terms and conditions as apply to all other COMMUNITY shareholders. As of the Record Date, COMMUNITY's Directors and Executive Officers, and their affiliates, beneficially own approximately 40% of all issued and outstanding shares of COMMUNITY Common Stock. The Directors of COMMUNITY, have all agreed to vote their shares of COMMUNITY Common Stock in favor of the Merger.


CONDITIONS TO THE MERGER

          The respective obligations of FSC and COMMUNITY to effect the Merger are subject to the satisfaction of the following conditions at or prior to the Effective Time: (i) approval of the Merger Agreement and the transactions contemplated thereby by the affirmative two-thirds (2/3) vote of the COMMUNITY Shareholders and the FSB UTAH Shareholders; (ii) the approval of the Merger Agreement and the transactions contemplated thereby by the Comptroller and all other applicable government regulatory agencies, and the expiration of any statutory waiting periods (PROVIDED, HOWEVER, that no such consent or approval shall impose any condition or requirement which any party reasonably believes will materially restrict or limit the business or activities of FSC or COMMUNITY or have a Material Adverse Effect on FSC or COMMUNITY); (iii) the Registration Statement of which this Prospectus/Proxy Statement forms a part shall have become effective and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the Commission; (iv) FSC and COMMUNITY shall have received an opinion from legal counsel to FSC to the effect that the Merger will be treated for federal income tax purposes as a tax-free reorganization within the meaning of Section 368 of the Code; (v) neither FSC nor COMMUNITY shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction or other legal restraint or prohibition which enjoins or prohibits the consummation of the Merger and (vi) no statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any governmental authority which prohibits, restricts or makes illegal consummation of the Merger.

          The obligations of FSC to effect the Merger are further subject to the satisfaction, or waiver by FSC, of the following conditions: (i) the representations and warranties of COMMUNITY contained in the Merger Agreement shall be true and correct in all material respects as of the date of the Merger Agreement and at the Effective Time (except to the extent they relate to an earlier date); (ii) COMMUNITY shall have duly performed in all material respects all obligations required to be performed by it under the Merger Agreement prior to the Effective Time; (iii) no proceeding initiated by any governmental entity seeking to enjoin the Merger shall be pending; (iv) FSC shall have received a satisfactory legal opinion from counsel to COMMUNITY; and (vi) FSC shall be satisfied with the financial condition of Community within the parameters set out in the Merger Agreement, including but not limited to the requirement that COMMUNITY have a net worth at the Effective Time of no less than $12 million and that the deposits of COMMUNITY shall not be less than $52.5 million.

          The obligations of COMMUNITY to effect the Merger are further subject to the satisfaction, or waiver by COMMUNITY, of the following conditions:
(i) the representations and warranties of FSC contained in the Merger Agreement shall be true and correct in all material respects as of the date of the Merger Agreement and at the Effective Time; (ii) FSC shall have duly performed in all material respects all obligations required to be performed by it under the Merger Agreement prior to the Effective Time; (iii) there shall not have been a

"significant decline" in the average closing price of FSC Common Stock, as reported on the NASDAQ/NMS for the twenty consecutive trading days ending on the sixth business day prior to the effective date of the Merger (for this purpose, "the Average Closing Price"), in relation to the Standard & Poors Regional Bank Index (the "Index"); a "significant decline" is deemed to have occurred if both of the following conditions exist: (a) the Average Closing Price is less than $24.23 per share and (b) the number obtained by dividing the Average Closing Price by $28.50 is less than the number obtained by dividing the average of the Index for the twenty consecutive trading days ending on the fifth business day prior to the Effective Time of the Merger by the Index on the trading day immediately preceding announcement of the Merger, and subtracting 0.15 from the quotient; (vi) COMMUNITY shall have received a satisfactory legal opinion from counsel to FSC; and (vii) FSC shall have entered into employment agreements with Messrs. Hill, Jackson and Jensen, who are currently executive officers of COMMUNITY. (This last condition has been satisfied.)

          No assurance can be provided as to when, or whether, the regulatory consents and approvals necessary to consummate the Merger will be obtained (or, if so obtained, that such consents and approvals will satisfy the conditions to the Merger) or whether all of the other conditions precedent to the Merger will be satisfied or waived by the party permitted to do so. (SEE "-- Regulatory Approvals", below.) If the Merger is not effected on or before October 22, 1994, the Merger Agreement may be terminated, and the Merger abandoned, by a vote of a majority of the Board of Directors of FSC, FSB UTAH or COMMUNITY, unless the failure to effect the Merger by such date is due to the breach of the Merger Agreement by the party seeking to terminate the Merger Agreement.


REGULATORY APPROVALS

          The Merger is subject to prior approval by the Comptroller. An application for such approval has been filed with the Comptroller. The Comptroller may not approve the Merger (i) if it would result in a monopoly or be in furtherance of any combination or conspiracy to monopolize or attempt to monopolize the business of banking in any part of the United States, or (ii) if its effect in any section of the country may be substantially to lessen competition or to tend to create a monopoly, or if it would in any other manner be a restraint of trade, unless such regulatory authority finds that the anticompetitive effects of the Merger are clearly outweighed by the public interest and by the probable effects of the transaction in meeting the convenience and needs of the communities to be served. In addition the Comptroller may not approve a merger if FSC has failed to provide adequate assurances that it will make available such information on its operations or activities and those of its affiliates that the Comptroller deems appropriate to determine and enforce compliance with federal banking laws and regulations. The Merger may not be consummated until the thirtieth day following the date of the Comptroller's approval of the Merger, during which time the United States Department of Justice may challenge the Merger on antitrust grounds. The commencement of an antitrust action would stay the effectiveness of the Comptroller's approval unless a court specifically orders otherwise.

          In addition, the Comptroller will take into consideration, among other factors, the financial and managerial resources and future prospects of the institutions and the convenience and needs of the communities to be served. The Comptroller has the authority to deny an application if it concludes that the combined organization would have an inadequate capital position or if the requirements of the Community Reinvestment Act of 1977 are not satisfied.

          Pursuant to applicable Utah law, the Merger must be approved by the Commissioner. An application for such approval was filed and the Commissioner has issued an order approving the Merger.

          The Federal Reserve Board also has jurisdiction to review and approve the Merger. Based on the primary review by the Comptroller, the Federal Reserve Board has indicated that it will not review or require its approval of the Merger.

          The Merger will not be consummated unless all of the required regulatory approvals are obtained without the imposition of any condition which any party reasonably believes will materially restrict or limit the business or activities of FSC or of COMMUNITY. (SEE "-- Conditions to the Merger," above.)

          There can be no assurance that the regulatory authorities described above will approve the Merger, and if the Merger is approved, there can be no assurance as to the date of such approvals. There can also be no assurance that any such approvals will not contain a condition or requirement which causes such approvals to fail to satisfy the conditions to consummation of the Merger set forth in the Merger Agreement. There can likewise be no assurance that the Department of Justice will not challenge the Merger, or if such a challenge is made, as to the result thereof.


EFFECTIVE TIME AND CONSUMMATION OF THE MERGER

          The Effective Time of the Merger will occur upon the final approval of the Merger by the Comptroller. (SEE "THE MERGER -- Conditions to the Merger" and "--Regulatory Approvals.")


CONDUCT OF BUSINESS PENDING THE MERGER

          Pursuant to the Merger Agreement, COMMUNITY has agreed that until the Effective Time it will carry on its respective business in the usual, regular and ordinary course consistent with prudent banking practices. COMMUNITY has agreed to use best efforts to (i) preserve its business organization intact,
(ii) keep available to itself and FSC the present services of COMMUNITY's employees and (iii) preserve for itself and FSC the goodwill of COMMUNITY's customers and others with whom business relationships exist.

          The Merger Agreement also contains certain restrictions on the conduct of COMMUNITY's business pending consummation of the Merger. In particular, the Merger Agreement provides that, without the prior written consent of FSC, COMMUNITY may not, among other things, (i) make, declare or pay any dividend on any of its capital stock, except for a quarterly dividend not to exceed $2.50 per share in the event that the Merger is not consummated in time for the COMMUNITY Shareholders to receive FSC's dividend for that quarter (SEE "SELECTED COMPARATIVE AND PRO FORMA FINANCIAL DATA"), (ii) issue or sell shares of its capital stock, (iii) subject to certain exceptions, enter into or amend any employment contracts or consulting agreements with, increase the rate of compensation of, or pay or agree to pay any bonus to any person,
(iv) enter into or modify (except as may be required by law) any employee benefit plan for its directors, officers and employees, (v) except for certain COMMUNITY property located in Pleasant View, Utah (which has been sold), dispose of, or discontinue any portion of its assets, business or properties, or merge or consolidate with, or acquire all of any substantial portion of, the business or property of any other entity, (vi) amend its Articles of Incorporation or Bylaws, (vii) take certain actions with respect to material agreements;
(viii) take any action that would cause the Merger to fail to qualify as a reorganization within the meaning of Section 368 of the Code; (ix) take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in the Merger Agreement being or becoming untrue, or in any of the conditions to the Merger not being satisfied, or in a violation of any provisions of the Merger Agreement; or agree to do any of the foregoing.

          The Merger Agreement also provides, among other things, that FSC will not (i) declare or pay any extraordinary or special dividends in respect of any of its capital stock, (ii) take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in the Merger Agreement being or becoming untrue, or in any of the conditions to the Merger not being satisfied, or in a violation of any provision of the Merger Agreement, (iii) take any action that would cause the Merger to fail to qualify as a reorganization within the meaning of Section 368 of the Code, or (iv) take any action that could jeopardize or delay the receipt of any of the regulatory approvals required to consummate the transactions contemplated by the Merger Agreement.


NO SOLICITATION

          COMMUNITY has agreed in the Merger Agreement that neither it nor any of its Executive Officers or Directors will initiate, solicit or encourage, either directly or indirectly, any inquiries or the making of any proposal or offer (including, without limitation, any proposal or offer to COMMUNITY Shareholders) with respect to, or, subject to the fiduciary duties of the COMMUNITY Board (after consultation with its counsel), furnish any confidential information relating to or engage in any negotiations or discussions concerning, any acquisition or purchase of all or any significant portion of its assets, or of any equity securities of, or any merger consolidation or any similar transaction involving COMMUNITY; COMMUNITY has agreed to immediately cease and cause to be terminated any existing activities, discussions or negotiations previously conducted with any parties other than FSC with respect to any of the foregoing, and to notify FSC immediately if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, COMMUNITY.

WAIVER AND AMENDMENT; TERMINATION

          Prior to the effective date of the Merger, any provision of the Merger Agreement may be waived, amended or modified by an agreement in writing approved by the Boards of Directors of FSC and COMMUNITY, provided that after the vote of the shareholders of COMMUNITY the Merger Agreement may not be amended to alter the Conversion Ratio or otherwise reduce the amount of the consideration to be received by the COMMUNITY Shareholders.

          The Merger Agreement may be terminated at any time prior to the effective date of the Merger, either before or after its approval by the holders of COMMUNITY Common Stock, as follows: (i) by the mutual consent of FSC and COMMUNITY if the Boards of Directors of each so determines; (ii) by either FSC or COMMUNITY if any request or application for a required regulatory approval is denied or withdrawn at the request or recommendation of the governmental entity which must grant such approval, PROVIDED, HOWEVER, that no party shall have the right to terminate the Merger Agreement pursuant to the provision described in this clause (ii) if such denial or request or recommendation for withdrawal is due to the failure of the party seeking to terminate the Merger Agreement to perform its obligations under the Merger Agreement or if any government entity of competent jurisdiction issues a final nonappealable order enjoining or otherwise prohibiting consummation of any of the transactions contemplated by the Merger Agreement; (iii) by either FSC or COMMUNITY if its Board of Directors so determines, in the event that the Merger has not been consummated by October 22, 1994, unless the failure to consummate the Merger is due to a breach of the Merger Agreement by the party seeking to terminate the Merger Agreement, (iv) by either FSC or COMMUNITY, if the COMMUNITY Shareholders fail to approve the Merger Agreement (provided that if COMMUNITY is the terminating party, it is not in breach of its obligations in the Merger Agreement with respect to the meeting of COMMUNITY Shareholders called to approve and adopt the Merger Agreement) and
(v) by either FSC or COMMUNITY in the event of (a) a material breach by the other of any of its representations or warranties contained in the Merger Agreement, which breach by its nature cannot be cured prior to the Closing, or
(b) a material breach of any of the covenants or agreements contained in the Merger Agreement by the other which is not cured within thirty (30) days after written notice of such breach is given to the breaching party.

          In the event of the termination of the Merger Agreement by either FSC or COMMUNITY, neither FSC nor COMMUNITY will have any further obligations except
(i) with respect to certain provisions regarding, among other things, the confidentiality of certain information and the payment of certain expenses, and
(ii) that no party will be relieved from any liabilities for any default of any provisions of the Merger Agreement.


RESALES OF FSC COMMON STOCK RECEIVED IN THE MERGER

          The shares of FSC Common Stock to be issued in the Merger will be registered under the Securities Act and will be freely transferable under the Securities Act, except for shares issued to any shareholder who may be deemed to be an "affiliate" of COMMUNITY for purposes of Rule 145 under the Securities Act. Affiliates may not sell their shares of FSC Common Stock acquired in connection with the Merger except pursuant to an effective registration statement under the Securities Act covering such shares or in compliance with Rule 145 or another applicable exemption from the registration requirements of the Securities Act. Persons who may be deemed to be affiliates of COMMUNITY generally include individuals or entities that control, are controlled by or are under common control with COMMUNITY, and may include certain Executive Officers and Directors of COMMUNITY as well as other principal COMMUNITY Shareholders.

          COMMUNITY has agreed in the Merger Agreement to use best efforts to cause each person who is an "affiliate" (for purposes of Rule 145) of COMMUNITY to deliver to FSC a written agreement intended to ensure compliance with the Securities Act.


NASDAQ/NMS LISTING

          FSC Common Stock is quoted on the NASDAQ/NMS. FSC has represented to COMMUNITY that FSC intends to acquire the FSC Shares to be issued to COMMUNITY Shareholders either in the open market or to utilize shares currently held in treasury. FSC has agreed to comply with all requirements of the National Association of Securities Dealers with respect to the shares of FSC Common Stock to be issued to the COMMUNITY Shareholders in connection with the Merger. The obligation of COMMUNITY to consummate the Merger is subject to the inclusion of the acquired or treasury shares of FSC Common Stock to be exchanged in the Merger for trading over the NASDAQ/NMS. (SEE "-- Conditions to the Merger" above.)


ANTICIPATED ACCOUNTING TREATMENT

     The Merger is currently intended to be treated as a "pooling of interests" for accounting purposes. (SEE "UNAUDITED PROFORMA COMBINED CONDENSED FINANCIAL STATEMENTS.")


OPERATIONS OF COMMUNITY AFTER THE MERGER

          Following the Merger, COMMUNITY will cease to exist as a separate entity, and its assets and operations will become part of FSB UTAH. COMMUNITY's offices will be operated under the name "First Security Bank of Utah" following the Merger. Although FSB UTAH presently intends to continue COMMUNITY's scope of business without substantial modification, FSB UTAH will continue to evaluate the personnel, business practices and opportunities of COMMUNITY and may make such changes as it deems appropriate following the Merger. FSC will provide COMMUNITY employees who remain employed after the Merger with employee benefits on substantially the same basis, and will apply the same eligibility standards as apply to other employees of FSB UTAH.


EFFECT OF THE MERGER ON COMMUNITY'S EMPLOYEE BENEFIT PLANS


          Pursuant to the Merger Agreement, until the Effective Time of the Merger, all retirement and health insurance plans maintained by COMMUNITY for the benefit of employees will remain in effect without substantive change, except as may be required by applicable law. After the Merger, studies will continue as to the advantages and disadvantages of continuing the COMMUNITY Retirement Plan as a separate plan, or rolling it into the plans now offered by FSC.

          The Merger Agreement provides that COMMUNITY employees retained by FSC after the Effective Time will be eligible to participate in employee benefits provided by FSC to its current employees. It is anticipated that all COMMUNITY employees who are employed by FSB UTAH will receive service credit for years employed by COMMUNITY; Messrs. Hill, Jackson and Jensen, all of whom are current Executive Officers of COMMUNITY to be employed by FSB UTAH, will receive service (but not benefit accrual) credit for years employed by COMMUNITY.


CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

     This description of certain federal income tax considerations with respect to the Merger is included solely for the information of the COMMUNITY Shareholders. No information is provided with respect to the consequences of any applicable state, local or foreign tax laws. Applicability of the alternative minimum tax and other tax consequences of the Merger to a COMMUNITY Shareholder may depend upon the individual situation of the COMMUNITY Shareholder. Furthermore, special tax considerations may apply to COMMUNITY Shareholders who are insurance companies, securities dealers, financial institutions and foreign persons. Therefore, each COMMUNITY Shareholder is urged to consult his or her own tax advisor concerning the specific tax consequences of the Merger to such COMMUNITY Shareholder.

          It is intended that the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code and that, accordingly, for federal income tax purposes; (i) no gain or loss will be recognized by FSC or COMMUNITY as a result of the Merger; (ii) no gain or loss will be recognized by holders of COMMUNITY Common Stock upon the receipt of FSC Common Stock in exchange for COMMUNITY Common Stock pursuant to the Merger, except as discussed below with respect to cash received in lieu of a fractional share interest in FSC Common Stock; and (iii) the aggregate adjusted tax basis of the shares of FSC Common Stock received by the holders of COMMUNITY Common Stock pursuant to the Merger will be the same as the aggregate adjusted tax basis of the shares of COMMUNITY Common Stock surrendered in exchange therefor (reduced by the amount allocable to fractional share interests for which cash is received).

          Consummation of the Merger is conditioned upon receipt by each of FSC and COMMUNITY of opinion of Ray, Quinney & Nebeker, dated as of the Effective Time of the Merger, substantially to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinions, the principal federal income tax consequences of the Merger under current law will be as set forth above.


          FSC and COMMUNITY do not intend to apply for a ruling from the IRS with respect to the federal income tax consequences of the Merger. Instead, they intend to rely on the opinion of legal counsel for FSC and FSB UTAH, Ray, Quinney & Nebeker. An opinion of counsel is not binding upon the IRS or the courts. The tax opinion will be based upon certain factual assumptions and upon certain representations and assurances made by COMMUNITY and FSC. The tax opinion will not address the consequences of the Merger on the COMMUNITY Shareholders under applicable state or local income tax laws.

          One of the requirements for tax-free reorganization treatment is that shareholders of the acquired corporation acquire a substantial and continuing interest in the acquiring corporation. The tax opinion will be based on the assumption that the shareholders of COMMUNITY have no plan or intention at the time of the Merger to sell or otherwise dispose of an amount of FSC Common Stock to be received in the Merger that would reduce their aggregate ownership of FSC Common Stock to a number of shares having in the aggregate a value at the time of the Merger of less than 50% of the total value of the COMMUNITY Common Stock outstanding immediately prior to the Merger. For purposes of such determination, shares of COMMUNITY Common Stock that are exchanged for cash or other property, or surrendered by dissenters, or exchanged for cash in lieu of the issuance of fractional shares of FSC Common Stock, will be treated as outstanding shares of COMMUNITY Common Stock immediately prior to the Merger.

          Any cash received by the holders of COMMUNITY Common Stock, whether pursuant to the exercise of dissenters' rights or in lieu of a fractional share of FSC Common Stock, will be treated as having been received in redemption of the shares or fractional share interest so cashed out, and will result in taxable gain or loss. The amount of such gain or loss will be the difference between the cash received and the basis of the shares or the fractional share interest surrendered in exchange therefor. Provided the shares or the fractional share interest was held as a capital asset at the time of the redemption, such gain or loss will constitute capital gain or loss, and such gain or loss will be long term capital gain or loss if the holding period for such shares or fractional share interest was greater than one year.

          COMMUNITY Shareholders who exchange COMMUNITY Common Stock for FSC Common Stock pursuant to the Merger will receive certain Rights to acquire additional FSC stock under certain circumstances (SEE "INFORMATION ABOUT FSC-- Description of FSC's Capital Stock--FSC Common Stock"). Based upon the current ruling position of the IRS, such Rights will not constitute other property the receipt of which will be taxable to the COMMUNITY Shareholders.

          COMMUNITY Shareholders should also be aware that the IRS may examine transactions taking place before, contemporaneously with, or after a reorganization to determine whether reorganization treatment is appropriate, or in some cases to determine whether shareholders will be taxed on other economic benefits that are included as part of the overall transaction. Thus, loan transactions between parties, compensation arrangements, noncompete agreements, consulting arrangements and other transactions could be reviewed by the IRS and determined to constitute taxable income to specific parties to the Merger or could be a basis for assertion that reorganization treatment is not appropriate to the Merger. Furthermore, if the IRS were to establish as to some COMMUNITY Shareholders that part of the FSC Common Stock received in the Merger is severable from the Merger, resulting in a proportionally increased equity interest being received in the Merger by other COMMUNITY Shareholders, the COMMUNITY Shareholders whose equity interests were deemed to be constructively increased by the Merger may be treated as having received a taxable stock dividend. Thus, notwithstanding the tax opinion, COMMUNITY Shareholders should consult with their tax advisors as to the tax consequences of the Merger.

          Under Section 3406 of the Code, COMMUNITY Shareholders may be subject to "backup withholding" at the rate of 31% on "reportable payments" to be received by them if they fail to furnish their correct taxpayer identification numbers or for certain other reasons. FSC will report to these persons and to the IRS for each calendar year the amount of any reportable payments during that year and the amount of tax withheld, if any, with respect to those reportable payments.

          The Code also imposes an alternative minimum tax and excise taxes on certain types of transactions. Applicability of such taxes is usually controlled, in whole or part, by other matters unrelated to the Merger or by the unique characteristics of the particular taxpayer. Accordingly, COMMUNITY Shareholders are encouraged to consult their tax advisors if they are or might be subject to such taxes.


RIGHTS OF DISSENTING COMMUNITY SHAREHOLDERS


          Because FSB UTAH is the surviving bank in the Merger, neither federal nor state law provides dissenters' rights to FSB UTAH Shareholders who may object to the Merger.

          If the Merger is approved, Sections 16-10a-1302 through 16-10a-1331 of the Utah Code Annotated provide dissenters' rights to those COMMUNITY Shareholders who object to the Merger ("Dissenting Shareholder(s)"), pursuant to which FSC must purchase the shares of Dissenting Shareholders for cash at "fair value," which may be an appraised value. Dissenters' rights are available to COMMUNITY Shareholders complying fully with all the applicable provisions of Sections 16-10a-1302 through 16-10a-1331 of the Utah Code Annotated, copies of which appear in Appendix C hereto and are incorporated herein by reference. (SEE "THE MERGERS--Accounting Treatment.")

          Dissenter's rights may be exercised only by COMMUNITY Shareholders who satisfy the requirements of Sections 16-10a-1302 through 16-10a-1331, Utah Code Annotated. TO PERFECT THE RIGHT TO OBTAIN PAYMENT IN CASH FOR SHARES, EACH DISSENTING SHAREHOLDER (I) MUST FILE WITH COMMUNITY, BEFORE A VOTE ON THE MERGER IS TAKEN, WRITTEN NOTICE OF HIS OR HER INTENT TO DEMAND PAYMENT FOR SHARES IF THE PROPOSED MERGER IS EFFECTUATED, AND (II) MUST NOT VOTE HIS OR HER SHARES IN FAVOR OF THE MERGER.

          Special provisions pertain to beneficial owners and nominees who desire to assert dissenters' rights (Section 16-10a-1303). A record holder may assert dissenters' rights as to fewer than all shares registered in such holder's name so long as certain additional actions are taken. Section 16-10a-1303 should be reviewed carefully to assure compliance with these provisions. Likewise special provisions govern dissenters' rights with respect to shares acquired after announcement of the proposed Mergers (Section 16-10a-1327).

          Upon approval of the Merger by the COMMUNITY Shareholders, FSB UTAH shall give a written notice (the "Dissenters' Notice") to each Dissenting Shareholder who has satisfied the requirements of (i) filing written notice with COMMUNITY of such Shareholder's intent to seek dissenters' rights and (ii) not voting in favor of the mergers. The Dissenters' Notice shall be sent no later than 10 days after consummation of the Merger and shall:

               (a) state that the Merger was authorized and give the effective date or proposed effective date of the Merger;

               (b) provide an address at which COMMUNITY or FSB UTAH will receive payment demands and an address which certificates for certified shares must be deposited;

               (c) supply a form for demanding payment (which form may require certification with respect to whether beneficial ownership of the shares was acquired before the date of the first announcement of the proposed merger); and

               (d) set a date by which FSB UTAH must receive the payment demand and by which certificates must be deposited, which date may not be fewer than 30 nor more than 70 days after the date of the Dissenters' Notice.

          EACH DISSENTING SHAREHOLDER WHO IS GIVEN A DISSENTER'S NOTICE, HAS FILED A WRITTEN NOTICE OF INTENT TO DEMAND PAYMENT, AND HAS NOT VOTED HIS OR HER SHARES IN FAVOR OF THE MERGER, AND WANTS TO FURTHER PERFECT HIS OR HER DISSENTER'S RIGHTS MUST:

               (A) PROVIDE FSB UTAH WITH A WRITTEN DEMAND FOR PAYMENT, WHICH MAY BE ON THE PAYMENT DEMAND FORM INCLUDED BY FSB UTAH IN THE DISSENTERS' NOTICE;

               (B) DEPOSIT CERTIFICATES FOR HIS OR HER SHARES IN ACCORDANCE WITH THE TERMS OF THE DISSENTERS' NOTICE; AND

               (C) IF REQUESTED BY FSB UTAH, PROVIDE ADEQUATE EVIDENCE OF SUCH SHAREHOLDER'S BENEFICIAL OWNERSHIP OF THE SHARES OF COMMUNITY COMMON STOCK PRIOR TO ANNOUNCEMENT OF THE MERGER.

          Failure by a Dissenting Shareholder to file a written demand requesting payment of the fair value of the shares which he or she holds and to deposit his or her share certificates in accordance with the terms of the Dissenters' Notice shall TERMINATE the Dissenting Shareholders' rights to payment and such Dissenting Shareholders shall be bound by the terms of the Merger.

          Upon the later of the Effective Time or the date of receipt of each payment demand, FSB UTAH shall pay to each eligible Dissenting Shareholder the amount FSB UTAH estimates to be the fair value of the Dissenting Shareholder's shares, plus interest accrued from the Effective Time until the date of payment. Fair value shall be determined as of the time immediately before the Effective Time and will exclude any appreciation or depreciation in anticipation of the Merger.

          Each payment shall be accompanied by:

               (a) financial information on COMMUNITY, including (i) an audited balance sheet as of the end of its most recent fiscal year, or if not available, a fiscal year ending not more than 16 months before the date of payment; (ii) an income statement for that year; (iii) a statement of changes in shareholders' equity for that year and a statement of cash flows for that year, if the corporation customarily provides such statements to shareholders; and (iv) the latest available interim financial statement, if any;

               (b) a statement of FSB UTAH's estimate of the fair value of the shares and the amount of interest payable with respect to the shares;

               (c) a statement of a Dissenting Shareholder's right in the event the Dissenting Shareholder does not accept the payment offer made by FSB UTAH; and

               (d)  a copy of the Utah law with respect to dissenter's rights.

          If a Dissenting Shareholder chooses not to accept the payment offer made by FSB UTAH, such Dissenting Shareholder may notify FSB UTAH in writing of his or her own estimate of the fair value of the shares and demand payment of such estimated value, plus interest (less any payments previously received). SUCH DEMAND BY A DISSENTING SHAREHOLDER MUST BE MADE WITHIN THIRTY (30) DAYS AFTER FSB UTAH MADE OR OFFERED PAYMENT OF THE SHARES OR THE DISSENTING SHAREHOLDER SHALL BE DEEMED TO HAVE ACCEPTED THE FAIR VALUE OF THE SHARES AS PAID BY FSB UTAH. If a demand for payment remains unresolved, FSB UTAH shall commence a judicial proceeding in Salt Lake County, Utah, within sixty (60) days after receiving the demand for payment, seeking a determination of the fair value of such shares. All Dissenting Shareholders whose demands remain unresolved must be made parties to the proceeding, and all such Dissenting Shareholders will be entitled to judgment against FSB UTAH for the amount, if any, by which the court finds that the fair value of the shares, plus interest, exceeds the amount paid by FSB UTAH.

          Each COMMUNITY Shareholder who makes demand for payment retains all the rights of a COMMUNITY Shareholder, except the right to transfer his or her shares, until the Effective Time and, after the Effective Time, has only the right to receive payment.


          If a Dissenting Shareholder votes against the Merger but otherwise fails to perfect a dissent or shall have effectively lost his or her right to appraisal of and payment for the fair value of his or her shares, such Dissenting Shareholder shall be treated identically to a nondissenting Shareholder.

          ANY COMMUNITY SHAREHOLDER CONTEMPLATING THE EXERCISE OF DISSENTERS' RIGHTS WITH RESPECT TO HIS OR HER SHARES IS URGED TO REVIEW CAREFULLY THE PROVISIONS OF APPENDIX C INASMUCH AS DISSENTERS' RIGHTS MAY BE LOST IF THE REQUIREMENTS OF THE UTAH CODE ARE NOT FULLY AND PRECISELY SATISFIED.


          For a discussion of certain tax consequences in connection with dissenting, SEE "Certain Federal Income Tax Consequences", above.



                SELECTED COMPARATIVE AND PRO FORMA FINANCIAL DATA

          The following table presents selected historical and PRO FORMA combined financial information for FSC and COMMUNITY which has been derived from year-end consolidated financial statements of FSC, certain of which are incorporated herein by reference, and of COMMUNITY, certain of which are included elsewhere in this Prospectus / Proxy Statement; and from the September 30, 1992 and 1993 results of operations of each of FSC and COMMUNITY.

          All FSC results have been restated to reflect FSC's pooling-of-interest acquisitions in 1990 of United Savings Bank and Deseret Bank, but do not reflect the acquisitions in November 1993 of First National Financial Corporation (New Mexico) or Continental Bancorporation (Nevada). In addition, FSC's results were restated to reflect adoption of SFAS No. 109, "Accounting for Income Taxes" retroactive to 1988. All FSC per share amounts have been adjusted to reflect the result of the 50% stock dividends effected by FSC in May 1992, and June 1991, which had the effect of 3-for-2 stock splits. The average balance sheet data is calculated on an average daily balance basis.

          All of this financial information should be read in conjunction with such financial statements and notes thereto, and the information hereinafter set forth under the captions "INFORMATION ABOUT FSC" and "INFORMATION ABOUT COMMUNITY," below which discusses, among other things, first nine months of 1993 financial results.

FIRST SECURITY CORPORATION

                                           NINE MONTHS ENDED                             YEAR ENDED
                                             SEPTEMBER 30,                              DECEMBER 31,
- ---------------------------------------------------------------------------------------------------------------------------
                                                                 (Dollars in thousands, except per share amounts and ratios)
- ---------------------------------------------------------------------------------------------------------------------------
- ---------------------------------------------------------------------------------------------------------------------------
                                               1993        1992        1992       1991        1990        1989        1988
- ---------------------------------------------------------------------------------------------------------------------------
INCOME:
- ---------------------------------------------------------------------------------------------------------------------------
Net interest income                        $266,058    $245,637    $329,605   $274,327    $251,333    $233,754    $212,650
Provision for loan losses                     6,838      24,981      29,850     45,261      48,605      36,139      25,822
Noninterest income                           95,075      81,363     110,806    105,113      89,232      72,643      62,246
Noninterest expenses                        230,792     205,006     278,303    245,197     226,518     206,018     203,558
Net income                                   79,339      63,363      86,463     59,390      45,637      45,269      29,162
- ---------------------------------------------------------------------------------------------------------------------------
- ---------------------------------------------------------------------------------------------------------------------------
COMMON STOCK DATA (A):
- ---------------------------------------------------------------------------------------------------------------------------
Earnings per common share                   $  1.97     $  1.62     $  2.21      $1.67       $1.35       $1.35       $0.90
Dividends paid per share                       0.65        0.49        0.68       0.60        0.57        0.55        0.50
Book value at period end                      17.80       16.18       16.56      15.33       14.59       13.81       12.92
Market to book value at period end           157.30%     137.52%     164.55%    123.94%      73.89%     102.17%      85.14%
Dividend payout ratio                         32.99%      30.25%      30.77%     36.06%      42.16%      40.76%      55.56%
Price/earnings ratio                           10.9x       10.8x       12.3x      10.8x        7.6x       10.0x       12.2x
Common shares outstanding (000)              39,896      38,091      38,296     36,591      32,283      31,836      31,536
- ---------------------------------------------------------------------------------------------------------------------------
- --------------------------------------------------------------------------------------------------------------------------
AVERAGE BALANCE SHEET (A):
- ---------------------------------------------------------------------------------------------------------------------------
Investment securities                    $1,400,491  $1,292,748  $1,298,162 $1,066,625  $1,053,145    $806,863    $745,563
Loans, net of unearned income             5,202,130   4,797,815   4,814,751  4,595,049   4,421,748   4,033,303   3,837,057
Reserve for loan losses                      99,910      94,471      95,608     85,686      68,425      60,298      63,037
Total interest-earning assets             7,026,167   6,467,354   6,500,691  6,084,348   5,735,819   5,098,549   4,773,740
Total assets                              7,787,139   7,158,177   7,209,044  6,746,763   6,386,826   5,685,596   5,334,098
Interest-bearing deposits                 4,604,137   4,433,571   4,455,285  4,243,518   3,876,871   3,533,773   3,401,864
Short-term borrowings                     1,075,785     974,782     948,177    943,230   1,008,139     766,425     597,323
Long-term debt                              196,859      95,081     103,659    103,533     142,083     149,780     163,156
Total interest-bearing labilities         5,876,781   5,503,434   5,507,121  5,290,281   5,027,093   4,449,978   4,162,343
Total deposits                            5,686,676   5,331,654   5,391,625  5,038,855   4,626,897   4,204,716   4,041,189
Stockholders' equity                        676,083     597,813     605,985    506,635     462,065     427,230     399,537
- ---------------------------------------------------------------------------------------------------------------------------
- ---------------------------------------------------------------------------------------------------------------------------
END OF PERIOD BALANCE SHEET (A):
- ---------------------------------------------------------------------------------------------------------------------------
Investment securities                    $1,354,024  $1,381,927  $1,348,923 $1,184,515  $1,020,017  $1,015,057    $768,790
Loans, net of unearned income             5,614,454   4,849,440   4,992,184  4,738,142   4,567,939   4,282,079   3,884,284
Reserve for loan losses                     103,615      98,983      98,668     88,511      80,366      66,518      59,029
Total interest-earning assets             7,662,556   6,832,242   6,905,389  6,316,658   5,840,728   5,546,230   4,894,067
Total assets                              8,458,800   7,450,747   7,610,278  7,016,691   6,494,269   6,101,324   5,466,846
Interest-bearing deposits                 4,684,725   4,455,807   4,535,695  4,365,665   4,118,008   3,635,832   3,438,009
Short-term borrowings                     1,267,986   1,005,523     972,829    865,655     774,716     957,703     606,399
Long-term debt                              226,506     156,238     127,203     87,516      97,251     144,931     155,179
Total interest-bearing liabilities        6,179,217   5,617,568   5,635,727  5,318,836   4,989,975   4,738,466   4,199,587
Total deposits                            5,911,614   5,466,722   5,685,135  5,333,754   5,000,400   4,415,697   4,169,041
Stockholders' equity                        710,689     617,100     635,131    561,738     471,882     440,641     408,543
Nonperforming assets                         44,389      73,832      64,414     93,562     103,693      85,616     102,625
Accruing loans past due 90 days               6,673       9,205       7,518     10,934      12,947      11,554      18,180
- ---------------------------------------------------------------------------------------------------------------------------
- ---------------------------------------------------------------------------------------------------------------------------
SELECTED RATIOS (A):
- ---------------------------------------------------------------------------------------------------------------------------
Return on average assets                       1.36%       1.18%       1.20%      0.88%       0.71%       0.80%       0.55%
Return on average stockholders' equity        15.69       14.16       14.27      11.72        9.88       10.60        7.30
Stockholders' equity to assets                 8.40        8.28        8.35       8.01        7.27        7.22        7.47
Risk-based capital ratios (B):
 Tier 1 (1992 minimum: 4.0%)                  11.47       11.19       11.08      10.68        9.62        9.28
 Tier 1 + Tier 2 (1992 minimum: 8.0%)         13.96       13.83       13.67      11.90       11.70       11.38
 Leverage (1992 minimum: 3.0%)                 8.29        8.14        8.20       7.87        7.11        7.22
Reserve for loan losses at period end to:
 Total loans                                   1.85        2.04        1.98       1.87        1.76        1.55        1.52
 Nonaccruing and renegotiated loans          355.71      207.21      217.25     132.08      123.19      170.12      119.11
Nonperforming assets at period end to:
 Total loans and ORE                           0.79        1.51        1.29       1.96        2.25        1.98        2.61
 Total assets                                  0.52        0.99        0.85       1.33        1.60        1.40        1.88
 Total equity                                  6.25       11.96       10.14      16.66       21.97       19.43       25.12
 Total equity plus reserve for loan losses     5.45       10.31        8.78      14.39       18.78       16.88       21.95
Net loans charged off to average loans         0.12        0.50        0.48       0.85        0.83        0.72        0.84
Ratio of earnings to fixed charges:
 Excluding interest on deposits                4.58x       4.02x       4.20x      2.38x       1.70x       1.78x       1.76x
 Including interest on deposits                1.78x       1.52x       1.55x      1.27x       1.18x       1.19x       1.16x
- ---------------------------------------------------------------------------------------------------------------------------
- ---------------------------------------------------------------------------------------------------------------------------

(A) Figures have been restated where applicable to reflect 3-for-2 stock splits in the form of 50% stock dividends paid in May 1992 and June 1991, and the retroactive adoption of SFAS 109 - "Accounting for Income Taxes".
(B) Risk-based capital ratios were not calculated prior to 1989. Ratios shown were calculated based on 1992 requirements.

COMMUNITY

                                           NINE MONTHS ENDED                             YEAR ENDED
                                             SEPTEMBER 30,                              DECEMBER 31,
- ---------------------------------------------------------------------------------------------------------------------------
                                                                 (Dollars inthousands, except per share amounts and ratios)
- ---------------------------------------------------------------------------------------------------------------------------
- ---------------------------------------------------------------------------------------------------------------------------
                                               1993        1992        1992       1991        1990        1989        1988
- ---------------------------------------------------------------------------------------------------------------------------
INCOME:
- ---------------------------------------------------------------------------------------------------------------------------
Net interest income                        $  2,749      $2,434      $3,386     $2,870      $2,755      $2,876      $2,721
Provision for loan losses                         -           -          26        110         197         123         123
Noninterest income                              550         767       1,002        910         780         571         609
Noninterest expenses                          1,640       1,605       2,206      2,261       2,152       2,013       1,995
Net income                                    1,111       1,092       1,469        950         837         918         914
- ---------------------------------------------------------------------------------------------------------------------------
- ---------------------------------------------------------------------------------------------------------------------------
COMMON STOCK DATA:
- ---------------------------------------------------------------------------------------------------------------------------
Earnings per common share                  $  28.84    $  28.35    $  38.14    $ 24.66    $  21.73    $  23.83    $  23.73
Dividends paid/declared per share                 -           -        8.00       7.00        6.50        6.00        5.50
Book value at period end                     326.62      295.99      297.78     267.64      249.97      234.74      216.91
Dividend payout ratio                             -           -       20.98%     28.39%      29.91%      25.18%      23.18%
Common shares outstanding                    38,525      38,525      38,525     38,525      38,525      38,525      38,525
- ---------------------------------------------------------------------------------------------------------------------------
- ---------------------------------------------------------------------------------------------------------------------------
AVERAGE BALANCE SHEET:
- ---------------------------------------------------------------------------------------------------------------------------
Investment securities                       $42,411     $42,074     $42,385    $38,195     $34,648     $28,980     $24,160
Loans, net of unearned income                23,622      22,086      22,256     21,036      19,952      20,028      20,511
Reserve for loan losses                         275         288         284        281         260         264         260
Total interest-earning assets                68,677      64,660      66,460     60,461      56,333      51,715      48,029
Total assets                                 73,880      70,382      71,127     66,822      61,905      57,353      52,960
Interest-bearing deposits                    52,008      50,492      50,691     48,125      44,219      40,382      37,093
Short-term borrowings                             -           -           -          -           -           -           -
Long-term debt                                    -           -           -          -           -           -           -
Total interest-bearing labilities            52,008      50,492      50,691     48,125      44,219      40,382      37,093
Total deposits                               62,791      58,811      59,448     56,090      51,678      47,855      44,158
Stockholders' equity                         11,993      10,860      10,989      9,970       9,441       8,741       8,082
- ---------------------------------------------------------------------------------------------------------------------------
- ---------------------------------------------------------------------------------------------------------------------------
END OF PERIOD BALANCE SHEET:
- ---------------------------------------------------------------------------------------------------------------------------
Investment securities                       $42,445     $43,500     $43,521    $42,911     $37,022     $33,425     $25,499
Loans, net of unearned income                23,697      22,256      22,877     21,358      20,892      19,649      20,922
Reserve for loan losses                         268         282         272        297         272         272         271
Total interest-earning assets                70,542      67,256      66,398     64,269      60,314      54,074      49,920
Total assets                                 77,164      71,846      73,949     69,877      66,986      60,664      55,708
Interest-bearing deposits                    52,506      51,138      52,116     51,059      47,887      42,692      39,396
Short-term borrowings                             -           -           -          -           -           -           -
Long-term debt                                    -           -           -          -           -           -           -
Total interest-bearing liabilities           52,506      51,138      52,116     51,059      47,887      42,692      39,396
Total deposits                               64,050      59,752      62,136     59,122      56,843      50,971      466,30
Stockholders' equity                         12,583      11,403      11,472     10,311       9,630       9,043       8,356
Nonperforming assets                              -           -           -        165         176          47         129
Accruing loans past due 90 days                 206         212         187        195         135         551         439
- ---------------------------------------------------------------------------------------------------------------------------
- ---------------------------------------------------------------------------------------------------------------------------
SELECTED RATIOS:
- ---------------------------------------------------------------------------------------------------------------------------
Return on average assets                       2.01%       2.07%       2.07%      1.42%       1.35%       1.60%       1.71%
Return on average stockholders' equity        12.35       13.41       13.39       9.42        8.85       10.38       11.12
Stockholders' equity to assets                16.31       15.87       15.51      14.76       14.38       14.91       15.00
Risk-based capital ratios (A):
 Tier 1 (1992 minimum: 4.0%)                  35.22       36.72       33.92      34.93       34.40
 Tier 1 + Tier 2 (1992 minimum: 8.0%)         35.97       37.63       34.72      35.94       35.37
 Leverage (1992 minimum: 3.0%)                16.97       16.14       16.07      15.36       15.49
Reserve for loan losses at period end to:
 Total loans                                   1.13        1.27        1.19       1.39        1.30        1.38        1.30
 Nonaccruing and renegotiated loans               -           -           -     180.00      154.55      578.72      210.08
Nonperforming assets at period end to:
 Total loans and ORE                              -           -           -       0.77        0.84        0.24        0.61
 Total assets                                     -           -           -       0.24        0.26        0.08        0.23
 Total equity                                     -           -           -       1.60        1.83        0.52        1.54
 Total equity plus reserve for loan losses        -           -           -       1.56        1.78        0.50        1.50
Net loans charged off to average loans         0.02        0.06        0.23       0.40        0.98        0.64        0.60
- ---------------------------------------------------------------------------------------------------------------------------
- ---------------------------------------------------------------------------------------------------------------------------

(A) Risk-based capital ratios were not calculated prior to 1990. Ratios shown were calculated based on 1992 requirements.

           UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS


     PRO FORMA COMBINED CONDENSED BALANCE SHEET.


     The unaudited Pro Forma Condensed Combined Balance Sheet shown on the next page presents the combined financial position of FSC and COMMUNITY as of September 30, 1993 assuming that the Merger had occurred as of September 30, 1993. Such PRO FORMA information is based on historical balance sheet data of FSC and COMMUNITY as of that date. This PRO FORMA Combined Condensed Balance Sheet should be read in conjunction with the PRO FORMA Condensed Combined Statements of Income that follow, and the historical financial statements and notes thereto of FSC, which are incorporated by reference in this Prospectus / Proxy Statement, and of COMMUNITY, which appear as Appendix B attached to this Prospectus / Proxy Statement. The PRO FORMA Combined Condensed Balance Sheet is presented for informational purposes only. This information is not necessarily indicative of the combined financial position that would have occurred if the Merger had been consummated on September 30, 1993 or at the beginning of the period indicated or which may be obtained in the future.





                      [THIS SPACE LEFT BLANK INTENTIONALLY]

                                FSC AND COMMUNITY
                   PRO FORMA CONDENSED COMBINED BALANCE SHEET
                                   (unaudited)

                               September 30, 1993





(DOLLARS IN THOUSANDS)                               FSC         COMMUNITY ADJUSTMENTS     PRO FORMA       TOTAL
ASSETS:                                              $  515,164  $4,713                                    $  519,877

   Cash and due from banks
   Interest-bearing deposits in other banks              34,917                             34,917
   Federal funds sold & securities purchased
   under resale agreements                              130,578       4,400                134,978
   Trading account securities                           528,583                            528,583
   Investment securities                              1,354,024      42,445      1,300   1,397,769
                                                     ----------  ---------- ----------  ----------
   Loans, net of unearned income                      5,614,454      23,697              5,638,151
      Less:  Reserve for loan losses                    103,615         268       (378)    104,261
                                                     ----------  ---------- ----------  ----------
 Total loans, net of reserve for loan losses          5,510,839      23,429       (378)  5,533,890
                                                     ----------  ---------- ----------  ----------
   Premises and equipment, net                          124,481         943      1,777     127,201
   Other assets                                         260,214       1,234      8,297     269,745
                                                     ----------  ---------- ----------  ----------
TOTAL ASSETS                                         $8,458,800  $   77,164     10,996  $8,546,960
                                                     ----------  ---------- ----------  ----------
                                                     ----------  ---------- ----------  ----------
LIABILITIES:

   Deposits                                          $5,911,614   $  64,050             $5,975,664
   Short-term borrowings                              1,267,986                          1,267,986
   Other liabilities                                    342,005         531                342,536
   Long-term debt                                       226,506                            226,506
                                                     ----------  ---------- ----------  ----------
TOTAL LIABILITIES                                     7,748,111      64,581              7,812,692
                                                     ----------  ---------- ----------  ----------
STOCKHOLDERS' EQUITY:

   Preferred stock                                          711                                711
   Common stockholders' equity                          709,978      12,583     10,996     733,557
                                                     ----------  ---------- ----------  ----------
TOTAL STOCKHOLDERS' EQUITY                              710,689      12,583     10,996     734,268
                                                     ----------  ---------- ----------  ----------

TOTAL LIABILITIES AND STOCKHOLDERS'                  $8,458,800  $   77,164     10,996  $8,546,960
EQUITY                                               ----------  ---------- ----------  ----------
                                                     ----------  ---------- ----------  ----------

SEE notes to PRO FORMA condensed combined financial statements.

     PRO FORMA CONDENSED COMBINED STATEMENTS OF INCOME

     The PRO FORMA income statements on the following pages gives effect to the Merger by combining the results of operations of FSC for the nine months ended September 30, 1993 and 1992, and the years ended December 31, 1992, December 31, 1991 and December 31, 1990, with the results of operations of COMMUNITY for the nine months ended September 30, 1993 and 1992, and the years ended December 31, 1992, December 31, 1991 and December 31, 1990, assuming that the Merger had occurred as of January 1, 1992. Income per common share and weighted average common shares outstanding are based on the Conversion Ratio as specified in the Merger Agreement. These PRO FORMA Combined Condensed Statements of Income should be read in conjunction with the PRO FORMA Combined Condensed Balance Sheet, above, and the historical financial statements and notes thereto of FSC, which are incorporated by reference in this Prospectus / Proxy Statement, and of COMMUNITY, which appear as Appendix B to this Prospectus / Proxy Statement. The PRO FORMA Combined Condensed Statements of Income are presented for informational purposes only. This information is not necessarily indicative of the combined results of operations that would have occurred if the Merger had been consummated on September 30, 1993 or at the beginning of the periods indicated or which may be obtained in the future. The Merger Agreement provides that, prior to consummation of the Merger but after all other conditions to consummation have been satisfied, COMMUNITY will, consistent with GAAP, modify and change its loan, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) so as to be applied consistently on a mutually satisfactory basis with those of FSC. In connection with the foregoing, a special review will be conducted jointly by COMMUNITY and FSC shortly prior to the Effective Time. The data in the financial tables and statements in this Prospectus / Proxy Statement does not reflect the amounts of such accruals and reserves because such amounts will depend on the results of such special review and the financial and economic conditions and other relevant factors in existence at that time, nor does the table reflect possible adjustments for restructuring charges and other expenses related to the Merger. Accordingly, the PRO FORMA combined financial condition and results of operations of FSC as of the Effective Time may be materially different from that reflected in the PRO FORMA information below.






                      [THIS SPACE LEFT BLANK INTENTIONALLY]

                                FSC AND COMMUNITY
                PRO FORMA CONDENSED COMBINED STATEMENTS OF INCOME
                                   (UNAUDITED)


                                             Nine Months Ended               Year Ended
                                               September 30                  December 31
                                            -------------------   ------------------------------
                                               1993       1992       1992       1991       1990
Interest Income:
  Interest and fees on loans                $348,651   $344,280   $455,628   $484,078   $497,851
  Interest and dividends on
    investment securities                     60,118     67,822     88,552     88,097     92,106
  Trading account interest                    16,260     21,446     27,090     26,285     16,786
  Other interest income                        2,601      1,950      3,070      9,063     13,023
                                            -------------------   ------------------------------
TOTAL INTEREST INCOME                        427,630    435,498    574,340    607,523    619,766
                                            -------------------   ------------------------------
Interest Expense:
  Interest on deposits                       124,318    155,330    200,037    266,021    272,249
  Interest on short-term borrowings           24,415     26,390     33,073     56,009     79,115
  Interest on long-term debt                  10,090      5,707      8,239      8,324     14,254
                                            -------------------   ------------------------------
TOTAL INTEREST EXPENSE                       158,823    187,427    241,349    330,354    365,618
                                            -------------------   ------------------------------
NET INTEREST INCOME                          268,807    248,071    332,991    277,169    254,148
Provision for loan losses                      6,838     24,981     29,876     45,371     48,802
                                            -------------------   ------------------------------
NET INTEREST INCOME AFTER                    261,969    223,090    303,115    231,798    205,346
  PROVISION FOR LOAN LOSSES
                                            -------------------   ------------------------------
Noninterest income                            95,624     82,130    111,808    106,020     89,851
Noninterest expenses                         232,432    206,611    280,509    247,457    228,669
                                            -------------------   ------------------------------
INCOME BEFORE INCOME TAX PROVISION           125,161     98,609    134,414     90,361     66,528
Provision for income taxes                    44,711     34,154     46,482     29,889     20,076
                                            -------------------   ------------------------------
NET INCOME                                    80,450     64,455     87,932     60,472     46,452
Dividend requirement of preferred stock           32         37         48         52         56
                                            -------------------   ------------------------------
NET INCOME APPLICABLE TO COMMON STOCK       $ 80,418   $ 64,418   $ 87,884   $ 60,420   $ 46,396
                                            -------------------   ------------------------------
                                            -------------------   ------------------------------
Earnings per common share:
  Assuming no dilution                         $1.96      $1.62      $2.21      $1.74      $1.40
  Assuming full dilution                       $1.95      $1.62      $2.20      $1.63      $1.27
                                            -------------------   ------------------------------
                                            -------------------   ------------------------------
Cash Dividends Paid or Accrued Per Share:
  Preferred Stock ($3.15 annual rate)          $2.36      $2.36      $3.15      $3.15      $3.15
  Common Stock                                 $0.65      $0.49      $0.68      $0.60      $0.57
                                            -------------------   ------------------------------
                                            -------------------   ------------------------------
Average common shares outstanding:
  Assuming no dilution                        41,026     39,705     39,826     34,651     33,103
  Assuming full dilution                      41,196     39,897     40,016     37,211     36,492
                                            -------------------   ------------------------------
                                            -------------------   ------------------------------

See notes to pro forma condensed combined financial statements.

NOTES TO PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1. The accompanying unaudited PRO FORMA Condensed Combined Financial Statements were prepared according to "pooling of interest" accounting rules and contain all adjustments (consisting of normal recurring accruals) necessary to present fairly the financial position as of September 30, 1993, and the results of operations for the nine months in the periods ended September 30, 1993 and 1992, and the years ended December 31, 1992, December 31, 1991 and December 31, 1990.

2. The PRO FORMA results of operations for the nine (9) month periods ended September 30, 1993 are not necessarily indicative of the results to be expected for the full year, nor are they necessarily indicative of the results that will occur after the Merger is completed.

3. Financial statements incorporate fair market valuations for balances added, as well as earnings since the acquisition, from three other financial institutions acquired by FSC during 1992 and two during 1993.

4. Certain reclassifications of COMMUNITY amounts have been made to conform with FSC classifications.
5. Information as to preferred and common shares as of September 30, 1993 (in thousands):


     FSC Preferred shares outstanding               14
     FSC Common shares issued                   40,255
     FSC Common shares to be
       purchased and exchanged
       for COMMUNITY shares                        842
     FSC Common Treasury shares                    359
     PRO FORMA FSC Common shares,
       net of treasury                          39,896

In May 1992 and June 1991, FSC paid 50% stock dividends having the effect of three-for two stock splits. All share-related amounts in this report have been restated for these splits.

6. Earnings per share have been calculated based on the following average number of shares outstanding, as restated for FSC's stock splits and assuming 842,118 shares issued in the Merger for 38,525 outstanding COMMUNITY shares:

                             NINE MONTHS ENDED SEPTEMBER 30,     YEAR ENDED DECEMBER 31,
(in thousands)               1993      1992                     1992      1991      1990
Average shares assuming:
  No dilution                41,026    39,705                   39,826    34,651    33,103
  Full dilution              41,196    39,897                   40,016    37,211    36,492

Per share amounts assuming no dilution are computed after deducting the dividend requirement of FSC's preferred stock. Per share amounts assuming full dilution are computed assuming that all of FSC's outstanding preferred stock and 9.50% convertible subordinated debentures due 2006 (which were all converted in 1991) are converted into common shares on the basis of 12.15 shares of FSC Common for each share of preferred and at the debenture's conversion price of $12.56 per common share, with the elimination of dividends on the preferred stock and of interest expense net of tax effect on the debentures.

7. Effective January 1, 1993, FSC adopted Statement of Financial Accounting Standards (SFAS) No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions." SFAS 106 requires the Corporation to accrue the estimated cost of retiree benefit payments during the years the employee provided services. FSC previously expensed the cost of these benefits, which are principally health care, as claims were incurred. SFAS 106 allows recognition of the cumulative effect of the liability in the year of adoption or the amortization of the obligation over a period of up to twenty years. The Corporation has elected to recognize this obligation of approximately $3.50 million over a period of twenty years. FSC's cash flows are not affected by implementation of this Statement, but implementation decreased income before income tax provision for the nine months ended September 30, 1993 by $629 thousand.

8. In the first quarter of 1993, FSC adopted SFAS 109, "Accounting for Income Taxes," the effects of which have been applied retroactively. Accordingly, retained earnings at December 31, 1992 and 1991 were restated as $507.99 million and $447.10 million, respectively, down from the originally reported $515.58 million and $454.55 million, respectively. SFAS 109 requires the Corporation to compute deferred income taxes based on the difference between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse.












                      [THIS SPACE LEFT INTENTIONALLY BLANK]

                   SELECTED COMPARATIVE HISTORICAL, PRO FORMA
                     AND EQUIVALENT PRO FORMA PER SHARE DATA

     The following table, which shows comparative historical per common share data for FSC and COMMUNITY (separately and PRO FORMA combined), and equivalent PRO FORMA per share data for COMMUNITY, should be read in conjunction with the financial information appearing elsewhere in this Prospectus / Proxy Statement, attached as Appendix B hereto, or incorporated herein by reference to other documents. The table assumes that COMMUNITY Shareholders are to receive a total of up to 842,118 shares of FSC Common Stock. (SEE "THE MERGER -- Conversion Ratio.") The PRO FORMA data in the tables are presented for comparative purposes only and are not necessarily indicative of the combined financial position or results of operations of the combined companies in the future or what the combined financial position or results of operations would have been had the acquisition been consummated during the periods shown or as of the date for which the tables are presented.



                                         HISTORICAL                   PRO FORMA
                                   ----------------------     --------------------------
                                                               FSC AND
                                                               COMMUNITY     COMMUNITY
                                                               PRO FORMA     EQUIVALENT
                                   FSC          COMMUNITY     COMBINED(4)   PRO FORMA(5)
                                   ---          ---------     -----------   ------------
NET INCOME PER SHARE:(1)
  For the year ended
  ------------------
  December 31, 1992                $2.21         $38.14          $2.20         $48.09
  December 31, 1991                 1.67          24.66           1.63          35.63
  December 31, 1990                 1.35          21.73           1.27          27.76

  For the nine months ended
  -------------------------
  September 30, 1993                1.97          28.84           1.95          42.63
  September 30, 1992                1.62          28.35           1.62          35.41

CASH DIVIDENDS PER
  SHARE:(2)
  For the year ended
  ------------------
  December 31, 1992                $0.68          $8.00          $0.68         $14.86
  December 31, 1991                 0.60           7.00           0.60          13.12
  December 31, 1990                 0.57           6.50           0.57          12.46

  For the nine months ended
  -------------------------
  September 30, 1993                0.65           0.00           0.65          14.21
  September 30, 1992                0.49           0.00           0.49          10.71

BOOK VALUE PER SHARE:(3)

  As of
  -----
  December 31, 1992               $16.56        $297.78         $16.50        $360.67
  December 31, 1991                15.33         267.64          15.26         333.57
  December 31, 1990                14.59         249.97          14.51         317.17

  September 30, 1993               17.80         326.62          17.74         387.78
  September 30, 1992               16.18         295.99          16.12         352.37

___________________

(1) Net Income per common share is based on weighted average shares of FSC Common Stock outstanding, fully diluted, and after FSC's Preferred Stock dividends. Adjustments were made to take into account 3-for-2 stock splits effected by FSC in 1992 and 1991.
(2) PRO FORMA cash dividends represent only historical cash dividends of FSC.
(3) Book value per common share is based on total period-end shareholders' equity and, for FSC, less preferred equity of $783,000 (at 12/31/92); $849,000 (at 12/31/91); $926,000 (at 12/31/90); $711,000 (at 9/30/93);
          and $801,000 (at 9/30/92).
(4) PRO FORMA combined Net Income per share and Book Value Per Share amounts reflect adjustments to COMMUNITY historical amounts to conform COMMUNITY accounting for SFAS 109, "Accounting for Income Taxes" to the accounting method used by FSC.
(5) PRO FORMA equivalent amounts on this table are computed by multiplying the PRO FORMA combined amounts by the Conversion Ratio of 21.859.


                    COMPARATIVE AND PRO FORMA CAPITALIZATION

     The following table presents the historical capitalization of both FSC and COMMUNITY as of September 30, 1993. The information presented is drawn from unaudited financial reports of the companies. Also shown is the PRO FORMA capitalization of the combined companies as a result of the Merger:


                                                   PRO FORMA     PRO FORMA
                        FSC         COMMUNITY     ADJUSTMENTS     COMBINED
                        ---         ---------     -----------    ---------
(IN THOUSANDS)
Common Equity       $  709,978      $  12,583                   $   722,561
Preferred Equity           711         none                             711
Long Term Debt         226,506         none                         226,506
Short Term Debt      1,267,986         none                       1,267,986




                              INFORMATION ABOUT FSC

GENERAL

          FSC is a Delaware incorporated multi-bank holding company headquartered in Salt Lake City, Utah. At September 30, 1993, FSC and its subsidiaries had total consolidated assets, deposits, and shareholders' equity of $8.46 billion, $5.91 billion and $711 million, respectively.

          FSC maintains its executive offices at 79 South Main Street, Salt Lake City, Utah 84111, telephone 801-246-6000.

          The principal assets of FSC are the capital stock of FSB UTAH (approximately 99.9% owned), First Security Bank of Idaho, N.A. ("FSBI") (100% owned), and First Security Bank of New Mexico, N.A. (100% owned), all of which provide a broad range of banking, fiduciary, financial and other services. (SEE "--Competition," below)

          FSC also owns 99.9% of the outstanding capital stock of First Security Bank of Wyoming, a Wyoming state bank, and 100% of the outstanding capital stock of First Security Bank of Oregon, an Oregon savings bank and of First Security Bank of Nevada, a Nevada-state chartered bank. (All of FSC's banking subsidiaries will be referred to hereafter as "the Banks".) Nonbank subsidiaries owned by FSC include a leasing company, a mortgage company, a securities broker-dealer, an investment adviser, an insurance agency, a credit life insurance company and a management and services subsidiary. The securities subsidiaries are subject to regulation and supervision by the Commission and applicable state securities authorities. The insurance agency and credit life insurance company are regulated by applicable state insurance regulators.

          In addition to its equity investment in its subsidiaries, FSC directly or indirectly raises funds principally to finance the operations of its nonbank subsidiaries. A substantial portion of FSC's cash flow is typically derived from dividends directly from its bank and nonbank subsidiaries, and from interest on loans to FSC's nonbank subsidiaries.


RECENT OPERATING RESULTS

          For the nine months ended September 30, 1993, First Security earned net income of $79.34 million, up $15.98 million (25.2%) from the $63.36 million earned in the same period of 1992. This continued the record-setting trend of 1992, which was the most profitable year in the Corporation's 65-year history. The large gain in net income from the same period last year was due primarily to growth in interest-earning assets, plus a significant reduction in the provision for loan losses combined with a lower cost of funds and higher noninterest income.

          Net income for the first nine months of 1993 generated a 1.36% return on average assets (ROAA) and a 15.69% return on average stockholders' equity
(ROAE). These returns were up from a 1.18% ROAA and a 14.16% ROAE for the year-ago period, and up from a 1.20% ROAA and a 14.27% ROAE for the entire 1992 year.

          Net income per share was $1.97, up $0.35 (21.6%) from one year ago. Per share data have been restated to reflect three-for-two stock splits made in the form of 50% stock dividends paid in May 1992 and June 1991.

          Total 1992 net income was $86.46 million, up $27.07 million (45.6%) from the $59.39 million earned in 1991. This increase in net income was driven by lower funding costs, growth in interest-earning assets, and a lower provision for loan losses. FSC's ROAA rose to 1.20% for all of 1992, up from 0.88% in 1991, while ROAE increased to 14.27% for 1992, up from 11.72% in 1991. Fully-diluted net income per share totaled $2.21 for 1992, up from $1.67 in 1991.

          Management of FSC appreciates the hard work of its employee team and the loyalty of its customers in producing the improving and impressive results over the recent several years. Lower expenses and loan loss provisions associated with a decreasing level of non-performing loans, coupled with a beneficial interest rate environment and a stable or increasing customer demand for its financial products and services within its market areas, has resulted in increasing income, assets and shareholder equity. Management is aware, however, that uncertainties inherent in today's highly competitive national and international financial markets require constant vigilance by managers and a willingness by shareholders to accept the presence of investment risk.

RECENT DEVELOPMENTS

          National and global economic uncertainties lead FSC to be conservative in the management of its reserve for loan losses. Accordingly, the reserve was increased to $103.62 million or 1.85% of total loans at September 30, 1993, while on September 30, 1992 the reserve of $98.98 million was equal to 2.04% of total loans. FSC uses extensive and sophisticated credit monitoring mechanisms, and the credit quality of assets held by FSC's banking subsidiaries is subject to periodic review by federal and state bank regulatory agencies. While FSC believes that its present reserves for loan losses are at appropriate levels in light of prevailing economic conditions, there can be no assurance that FSC will not make certain adjustments to its reserves and charge-off policies in response to changing economic conditions or future changes in regulatory requirements.

          Total problem assets, which include nonaccruing and renegotiated loans, accruing loans past due 90 days or more, and other real estate owned
(ORE) were $51.06 million at September 30, 1993, down $31.98 million (38.5%) from one year ago. The ratio of the reserve for loan losses to the total of nonaccruing and renegotiated loans was 355.71% at September 30, 1993 compared with 207.21% one year ago. Total ORE and other foreclosed assets amounted to $15.26 million at September 30, 1993, down $10.80 million (41.4%), from one year ago. Accruing loans past due 90 days or more were $6.67 million at September 30, 1993, down $2.53 million (27.5%) from one year ago. The decrease in total problem assets reflects FSC's adherence to its credit policies and continuing gradual strengthening in its market areas.

          FSC's ongoing internal loan review process classifies as "potential problem loans" (under Commission definitions) those loans which cause management serious doubt as to the ability of the borrowers to comply with the present repayment terms, but which loans are currently less than 90 days delinquent, are well-secured and in the process of collection, and thus are not nonperforming assets. As of September 30, 1993, "potential problem loans" were $19.63 million, down $7.66 million (28.1%) from the $27.29 million identified at September 30, 1992. "Potential problem loans" and nonperforming assets will continue to be closely monitored and carefully managed.

          In 1991, FSC filed a registration statement with the Commission covering up to $150,000,000 of new debt instruments to be offered by FSC from time to time under what is commonly known as a "shelf registration." Under the registration statement, FSC sold $31,250,000 face amount of Medium-Term Notes and $75,000,000 face amount of 7.50% Subordinated Notes Due 2002. The proceeds of these debt issues were used for general corporate purposes, including the redemption of higher interest rate debt obligations.

          In 1992, FSC executed agreements providing for the acquisition of First Bankshares, Inc. (and its wholly-owned subsidiary, Dixie State Bank) through First Security Bank of Utah, N.A., and of Benton County Bank by First Security Bank of Oregon. Dixie State Bank had deposits of approximately $73 million and 5 branches located in Southern Utah. Benton County Bank had deposits of approximately $32 million and 2 branches located in Corvallis, Oregon. These acquisitions were closed under pooling-of-interests accounting transactions during the second quarter of 1993. Based on the market value of FSC Common Stock at the time as compared with the book values of the acquired entities, the effective values paid by FSC for First Bankshares, Inc. (as of the signing of the merger agreement on

July 1, 1992) and for Benton County Bank (as of the signing of the merger agreement on September 30, 1992) were 2.6 and 3.4 times book value, respectively.

          In August 1993, FSC announced the closing of its acquisition of Desert Southwest Community Bancorp and its wholly-owned subsidiary, Nevada Community Bank, a one-branch Nevada state chartered bank. Nevada Community Bank had deposits of approximately $43 million. Based on the market value of FSC Common Stock at the time as compared with the book values of the acquired entities, the value of this transaction to shareholders of Desert Southwest Community Bancorp as of the signing of the merger agreement on January 22, 1993 was approximately
1.8 times the book value of Desert Southwest Community Bancorp.

          In October 1993, FSC announced the closing of its acquisition of State Bank of Green River, a one-branch Wyoming state chartered bank. State Bank had deposits of approximately $28 million. Based on the market value of FSC Common Stock at the time as compared with the book value of the acquired entity, the value of this transaction to shareholders of State Bank as of the signing of the merger agreement on February 23, 1993 was approximately 1.2 times the book value of State Bank of Green River.

          In November 1993, FSC announced the closing of the acquisition of Continental Bancorporation and its wholly-owned subsidiaries, Continental National Bank and Continental Trust Company, a Nevada trust company. Continental Bancorporation had four (4) branches and deposits of approximately $198 million. Based on the market value of FSC Common Stock at the time as compared with the book values of the acquired entities, the value of this transaction to Continental Bancorporation shareholders as of the signing of the merger agreement on May 3, 1993 was approximately 2.5 times the book value of Continental Bancorporation.

          Also in November 1993, FSC acquired First National Financial Corporation and its wholly owned First National Bank in Albuquerque, N.A.. First National Bank in Albuquerque had 26 branches and deposits of approximately $1.15 billion at June 30, 1993. Based on the market value of FSC Common Stock at the time as compared with the book value of the acquired entity, the value of this transaction to shareholders of First National Financial Corporation as of the signing of the merger agreement on May 18, 1993 was approximately 2.3 times the book value of First National Financial Corporation.

          In late 1993, FSC, subsidiary First Security Bank of Utah, N.A. acquired the core banking assets and deposits of First Professional Bank, a subsidiary of Fiscorp, Inc., located in Salt Lake City, Utah. The acquisition involved deposits of approximately $6 million.

          In 1994, FSC will close its acquisition of two branches of Equality State Bank, Cheyenne, Wyoming, having total deposits of approximately $31 million.

          FSC has announced the signing of a letter of intent for it to acquire Star Valley State Bank of Afton, Wyoming by means of a merger with First Security Bank of Wyoming, which acquisition is expected to close in the first half of 1994. Star Valley State Bank had deposits of approximately $55 million at September 30, 1993.

          FSC has also announced a letter of intent for the acquisition of American BanCorporation, and its subsidiary American Bank of Commerce, by First Security Bank of

Idaho. American Bank of Commerce has four (4) branches with $55.4 million in deposits at September 30, 1993.


COMPETITION

          Based on deposits of approximately $3.18 billion at December 31, 1992, FSB UTAH was ranked the 135th largest commercial bank in the United States, and is the largest bank in the State of Utah. It currently has 112 branches. Based on deposits of nearly $2.26 billion at December 31, 1992, FSBI was ranked the 183rd largest commercial bank in the United States, and the second largest bank in the State of Idaho. It currently has 83 branches. In Wyoming and Oregon, FSC's banks are smaller, more localized competitors, with competition coming from a variety of larger banks and credit unions. First Security Bank of Oregon, at the last measurement date of March 31, 1993, was the 12th largest bank in Oregon. First Security Bank of Wyoming is believed by FSC to be the 18th largest bank in Wyoming.

          FSC's new subsidiary, First Security Bank of Nevada has a presence in the Clark County, Nevada market of approximately 1.9% market share in deposits.

          FSC's new subsidiary, First Security Bank of New Mexico, is the second largest bank in the Albuquerque area and the third largest bank in New Mexico.

          FSC's banks compete with other banking organizations in the states in which they operate on the basis of price, service and convenience. Other types of financial institutions, such as savings banks, savings and loan associations, and credit unions offer a wide range of deposit and loan services (including commercial loans) and, in some instances, fiduciary services. FSC's banks also compete with brokerage firms and mutual funds which provide the substantial equivalent of checking accounts, credit cards and similar devices which strongly resemble deposit products. Major retailers compete for loans by offering credit cards and retail installment contracts. It is anticipated that competition from nonbank organizations will continue to grow.



                      [THIS SPACE LEFT BLANK INTENTIONALLY]

CAPITALIZATION

          The following table sets forth the historical capitalization of FSC as of September 30, 1993 (dollars in thousands):

          LONG-TERM DEBT
            Floating Rate Notes Due 1999                    $    7,910
            Medium Term Notes Due 1994-1998                     21,250
            Subordinated Notes Due 2002                         75,000

          SUBSIDIARIES: (1)
            Advances from Federal Home Loan Bank (2)           120,163
            Mortgages Payable and Other Debt                     2,183
                                                            ----------
               TOTAL LONG-TERM DEBT                            226,506
                                                            ----------
          STOCKHOLDERS' EQUITY
             Preferred Stock:
              Series "A", $3.15 cumulative convertible             711

             FSC Common Stock (par value $1.25,
              Authorized 150,000,000 shares,
              Issued and Outstanding 40,255,000
              shares)                                           50,319
             Paid-in Surplus                                    99,058
             Retained Earnings                                 566,374
                                                            ----------
          SUB-TOTAL OF COMMON STOCKHOLDERS' EQUITY
          (BEFORE TREASURY STOCK)                              715,751

          Common Treasury Stock at cost
          (359,000 shares)                                      (5,773)
                                                            ----------
          TOTAL FSC COMMON STOCKHOLDERS' EQUITY                709,978
                                                            ----------
          TOTAL STOCKHOLDERS' EQUITY                           710,689
                                                            ----------
          TOTAL LONG-TERM DEBT AND
          STOCKHOLDERS' EQUITY                              $  937,195
                                                            ----------
                                                            ----------

- ---------------------
(1) These obligations are direct obligations of FSC subsidiaries, and as such, constitute claims against such subsidiaries prior to FSC's equity therein.
(2)  These advances mature in 1994 through 1998.



                      [THIS SPACE LEFT BLANK INTENTIONALLY]

SUPERVISION AND REGULATION



          REFERENCES IN THIS SECTION TO APPLICABLE STATUTES AND REGULATIONS ARE BRIEF SUMMARIES ONLY, AND DO NOT PURPORT TO BE COMPLETE. THE READER SHOULD CONSULT SUCH STATUTES AND REGULATIONS THEMSELVES FOR A FULL UNDERSTANDING OF THE DETAILS OF THEIR OPERATION.

          FSC is a bank holding company registered under the BHC Act, and is subject to supervision and regulation by the Federal Reserve Board. Federal laws subject bank holding companies to particular restrictions on the types of activities in which they may engage, and to a range of supervisory requirements and activities, including regulatory enforcement actions for violation of laws and policies. In addition, Utah law authorizes the state bank regulators to supervise and regulate under limited circumstances a holding company controlling a Utah domiciled bank.

          - ACTIVITIES "CLOSELY RELATED" TO BANKING. The BHC Act prohibits a bank holding company, with certain limited exceptions, from acquiring direct or indirect ownership or control of any voting shares of any company which is not a bank or from engaging in any activities other than those of banking, managing or controlling banks and certain other subsidiaries, or furnishing services to or performing services for its subsidiaries. One principal exception to these prohibitions allows the acquisition of interests in companies whose activities are found by the Federal Reserve Board, by order or regulation, to be so closely related to banking, managing, or controlling banks as to be a proper incident thereto. Some of the activities that have been determined by regulation to be closely related to banking are making or servicing loans, performing certain data processing services, acting as an investment or financial advisor to certain investment trusts and investment companies, and providing securities brokerage services. Other activities approved by the Federal Reserve Board include consumer financial counseling, tax planning and tax preparation, futures and options advisory services, check guaranty services, collection agency and credit bureau services, and personal property appraisals. In approving acquisitions by FSC of companies engaged in banking-related activities, the Federal Reserve Board considers a number of factors, including the expected benefits to the public, such as greater convenience and increased competition or gains in efficiency, which are weighed against the risks of possible adverse effects, such as undue concentration of resources, decreased or unfair competition, conflicts of interest, or unsound banking practices. The Federal Reserve Board is also empowered to differentiate between activities commenced DE NOVO and activities commenced through acquisition of a going concern.

          - SECURITIES ACTIVITIES. The Federal Reserve Board has approved applications by bank holding companies to engage, through nonbank subsidiaries, in certain securities-related activities (underwriting of municipal revenue bonds, commercial paper, consumer-receivable-related securities and one-to-four family mortgage-backed securities), provided that the affiliates would not be "principally engaged" in such activities for purposes of Section 20 of the Glass-Steagall Act. In very limited situations, holding companies have been permitted to underwrite and deal in corporate debt and equity securities through such subsidiaries.

          - SAFE AND SOUND BANKING PRACTICES. Bank holding companies are not permitted to engage in unsafe and unsound banking practices. The Federal Reserve Board may order a bank holding company to terminate an activity or control of a nonbank subsidiary if such activity or control constitutes a significant risk to the financial safety, soundness or stability of a subsidiary bank and is inconsistent with sound banking principles. Regulation Y also requires a holding company to give the Federal Reserve Board prior notice of any redemption or repurchase of its own equity securities, if the consideration to be paid, together with the consideration paid for any repurchases or redemptions in the preceding year, is equal to 10% or more of the company's consolidated net worth.

          The Financial Institutions Reform, Recovery and Enforcement Act of 1989 ("FIRREA") expanded the Federal Reserve Board's authority to prohibit activities of bank holding companies and their nonbanking subsidiaries which represent unsafe and unsound banking practices or which constitute violations of laws or regulations. Notably, FIRREA increased the amount of civil money penalties which the Federal Reserve Board can assess for such practices or violations. The penalties can be as high as $1 million per day. FIRREA also expanded the scope of individuals and entities against which such penalties may be assessed.

          - ANTI-TYING RESTRICTIONS. Bank holding companies and their bank and nonbank affiliates are prohibited from tying the provision of certain services, such as extensions of credit, to other services offered by a holding company or its affiliates.

          - ANNUAL REPORTING; EXAMINATIONS. FSC is required to file an annual report with the Federal Reserve Board, and such additional information as the Federal Reserve Board may require pursuant to the BHC Act. The Federal Reserve Board may examine a bank holding company or any of its subsidiaries, and charge the company for the cost of such an examination. FSC also will be subject to reporting and disclosure requirements under the state and federal securities laws subsequent to the offering contemplated by these materials.

          - BANK HOLDING COMPANY CAPITAL ADEQUACY REQUIREMENTS. The Federal Reserve Board monitors the capital adequacy of bank holding companies. The Federal Reserve Board uses a combination of risk-based guidelines and leverage ratios to evaluate capital adequacy. The Federal Reserve Board has adopted a system using internationally consistent risk-based capital adequacy guidelines to evaluate the capital adequacy of bank holding companies. Under the risk-based capital guidelines, different categories of assets are assigned different risk weights, based generally on the perceived credit risk of the asset. These risk weights are multiplied by corresponding asset balances to determine a "risk-weighted" asset base. Certain off-balance sheet items, which previously were not expressly considered in capital adequacy computations, are added to the risk-weighted asset base by converting them to a balance sheet equivalent and assigning to them the appropriate risk weight. Total capital is defined as the sum of "Tier 1" and "Tier 2" capital elements, with "Tier 2" being limited to 100% of "Tier 1." For bank holding companies, "Tier 1" capital includes, with certain restrictions, common stockholders' equity, perpetual preferred stock and minority interests in consolidated subsidiaries less certain intangibles. "Tier 2" capital includes, with certain limitations, certain forms of perpetual preferred stock, as well as maturing capital instruments and the reserve for possible loan losses and specified levels of certain intangibles.

          In addition to the risk-based capital guidelines, the Federal Reserve Board has adopted the use of a leverage ratio as an additional tool to evaluate the capital adequacy of banks and bank holding companies. The leverage ratio is defined to be a company's "Tier 1" capital divided by its adjusted total assets. The leverage ratio adopted by the federal banking agencies requires a 3.0% "Tier 1" capital to adjusted total assets ratio for institutions with a CAMEL rating of 1. Institutions which are not CAMEL 1 rated will be expected to maintain a 100 to 200 basis point cushion; i.e., these institutions will be expected to maintain a leverage ratio of 4.0% to 5.0%, and institutions planning acquisitions are expected to maintain higher ratios.

     The following table sets forth the current regulatory requirements for capital ratios of bank holding companies as compared with FSC's capital ratios at September 30, 1993:

                                                TIER 1             TOTAL
                                              CAPITAL TO        CAPITAL TO
                             LEVERAGE        RISK-WEIGHTED     RISK-WEIGHTED
                             RATIO(1)          ASSETS(2)         ASSETS(3)
                             --------        -------------     -------------
  REGULATORY MINIMUM        4.00-5.00%            4.00%             8.00%
  FSC ACTUAL                   8.29%             11.47%            13.96%

(1) THE LEVERAGE RATIO IS DEFINED AS THE RATIO OF TIER 1 CAPITAL (USING FINAL 1992 RISK-BASED CAPITAL GUIDELINES TO DEFINE TIER 1 CAPITAL) TO AVERAGE ASSETS, NET OF GOODWILL. FEDERAL RESERVE BOARD GUIDELINES PROVIDE THAT ALL BANK HOLDING COMPANIES (OTHER THAN THOSE THAT MEET CERTAIN CRITERIA) MAINTAIN A MINIMUM LEVERAGE RATIO OF 3%, PLUS AN ADDITIONAL CUSHION OF 100 TO 200 BASIS POINTS. THE GUIDELINES ALSO STATE THAT BANKING ORGANIZATIONS EXPERIENCING INTERNAL GROWTH OR MAKING ACQUISITIONS WILL BE EXPECTED TO MAINTAIN "STRONG CAPITAL POSITIONS" SUBSTANTIALLY ABOVE THE MINIMUM SUPERVISORY LEVELS WITHOUT SIGNIFICANT RELIANCE ON INTANGIBLE ASSETS.

(2) SHAREHOLDERS' EQUITY LESS GOODWILL (TIER 1 CAPITAL) DIVIDED BY RISK-WEIGHTED ASSETS.

(3) TIER 1 CAPITAL PLUS RESERVE FOR POSSIBLE LOAN LOSSES (LIMITED TO 1.25% OF TOTAL RISK-WEIGHTED ASSETS) PLUS QUALIFIED SUBORDINATED AND CONVERTIBLE DEBT (TIER 2 CAPITAL) DIVIDED BY RISK-WEIGHTED ASSETS.


          Bank regulators continue to indicate their desire to raise capital requirements applicable to banking organizations beyond their current levels. However management is unable to predict whether and when higher capital requirements would be imposed and, if so, at what levels and on what schedule.

          - IMPOSITION OF LIABILITY FOR UNDERCAPITALIZED SUBSIDIARIES. The Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") requires each federal banking agency to revise its risk-based capital standards within eighteen months of enactment of FDICIA to ensure that those standards take adequate account of interest rate risk, concentration of credit risk and the risks of non-traditional activities, as well as reflect the actual performance and expected risk of loss on multi-family mortgages. The new law also requires each federal banking agency to specify within nine months after the date of the enactment of the statute, by regulation, the levels at which an insured institution would be considered "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized" and "critically undercapitalized." Under the regulations adopted by the banking agencies, all of FSC's subsidiary banks would be deemed to be "well capitalized."

          FDICIA requires bank regulators to take "prompt corrective action" to resolve problems associated with insured depository institutions. In the event an institution becomes "undercapitalized," it must submit a capital restoration plan. If an institution becomes "significantly undercapitalized" or "critically undercapitalized," additional and significant limitations are placed on the institution. The capital restoration plan of an undercapitalized institution will not be accepted by the regulators unless each company "having control of" the undercapitalized institution "guarantees" the subsidiary's compliance with the capital restoration plan until it becomes "adequately capitalized." FSC has control of all of its subsidiaries for purposes of this statute.

          Under FDICIA, the aggregate liability of all companies controlling a particular institution is limited to the lesser of 5% of the institution's assets at the time it became undercapitalized or the amount necessary to bring the institution into compliance with applicable capital standards. FDICIA grants greater powers to the bank regulators in situations where an institution becomes "significantly" or "critically" undercapitalized or fails to submit a capital restoration plan. For example, a bank holding company controlling such an institution can be required to obtain prior Federal Reserve Board approval of proposed dividends, or might be required to consent to a merger or to divest the troubled institution or other affiliates.

          Additionally, Federal Reserve Board policy discourages the payment of dividends by a bank holding company from borrowed funds as well as payments that would adversely affect capital adequacy. Failure to meet the capital guidelines may result in institution by the Federal Reserve Board of appropriate supervisory or enforcement actions.

          The "PROMPT CORRECTIVE ACTION" provisions of FDICIA reflect the same concerns which gave rise to a position adopted by the Federal Reserve Board known as the "source of strength doctrine," which is based on the Federal Reserve Board's Regulation Y. Regulation Y directs bank holding companies to "serve as a source of financial and managerial strength" to their subsidiary banks, and bars them from engaging in unsafe and unsound practices.

          - AUDIT REPORTS. Beginning January 1, 1994, FDICIA will require insured institutions with $500 million or more in total assets to submit annual audit reports prepared by independent auditors to federal and state regulators. In most cases, the audit report of the institution's holding company can be used to satisfy this requirement. The annual audit report shall include financial statements prepared in accordance with generally accepted accounting principles, statements concerning management's responsibility for the financial statements, internal controls and compliance with legal requirements designated by the FDIC, and an attestation by the auditor regarding the statements of management. FDICIA requires that independent audit committees be formed, consisting of outside directors only. The committees of institutions with assets of $3 billion or more must include members with experience in banking or financial management, must have access to outside counsel, and must not include representatives of large customers.

          - ACQUISITIONS BY BANK HOLDING COMPANIES. The BHC Act requires every bank holding company to obtain the prior approval of the Federal Reserve Board before it may acquire all or substantially all of the assets of any bank, or ownership or control of any voting shares of any bank, if after such acquisition it would own or control, directly or indirectly, more than 5% of the voting shares of such bank. In approving bank acquisitions by bank holding companies, the Federal Reserve Board is required to consider the financial and managerial resources and future prospects of the bank holding company and the banks concerned, the convenience and needs of the communities to be served, and various competitive factors. The Attorney General of the United States may, within 30 days after approval of an acquisition by the Federal Reserve Board, bring an action challenging such acquisition under the federal antitrust laws, in which case the effectiveness of such approval is stayed pending a final ruling by the courts.

          - INTERSTATE ACQUISITIONS. The Federal Reserve Board will only allow the acquisition by a bank holding company of an interest in any bank located in another state if the statutory laws of the state in which the target bank is located expressly authorize such acquisition. Utah banking laws permit, in certain circumstances, out-of-state bank holding companies to acquire certain existing banks and bank holding companies in Utah.

          - MERGERS OF BANKS AND THRIFTS. FDICIA has eased restrictions on cross-industry mergers. Members of the BIF and the Savings Association Insurance Fund are generally allowed to merge, assume each other's deposits, and transfer assets in exchange for an assumption of deposit liabilities. A formula applies to treat insurance assessments relating to acquired deposits as if they were still insured through the acquired institution's insurance fund. The transaction must be approved by the appropriate federal banking regulator. In considering such approval, the regulators take into account applicable capital requirements, certain interstate banking restrictions, and other factors.

          - BANK REGULATION. Three of FSC's bank subsidiaries are national banks, which are subject to regulation and supervision by the Comptroller. The other banks are a state-chartered bank in Wyoming, subject to regulation and supervision by the State of Wyoming and by the FDIC; a state-chartered savings bank in Oregon, which is regulated by the State of Oregon and by the FDIC; and a state-chartered bank in Nevada, subject to regulation and supervision by the State of Nevada and by the FDIC. Bank regulations on both the federal and state levels are broad in their scope and materially affect the business of FSC and its banks.

          All of FSC's subsidiary banks are subject to the requirements and restrictions under federal and state law, including requirements to maintain reserves against deposits, restrictions on the types and amounts of loans that may be granted and the interest that may be charged thereon, and limitations on the types of investments that may be made and the types of services that may be offered. Various consumer laws and regulations also affect the operations of the banks. In addition to the impact of regulation, commercial banks are affected significantly by actions of the Federal Reserve Board as it attempts to control the money supply and credit availability in order to influence the economy.

          - PERMISSIBLE ACTIVITIES FOR STATE-CHARTERED INSTITUTIONS/EQUIVALENCE TO NATIONAL BANK POWERS. FDICIA provides that, effective December 19, 1992, no state bank or subsidiary thereof may engage as principal in any activity not permitted for national banks, unless the institution complies with applicable capital requirements and the FDIC determines that the activity poses no significant risk to the insurance fund. In general, statutory restrictions on the activities of banks are aimed at protecting the safety and soundness of depository institutions. Many of the statutory restrictions limit the participation of such institutions in the securities and insurance product markets. Each of the state-chartered banking subsidiaries of FSC are in compliance with the restrictions imposed by FDICIA.

          - EQUITY INVESTMENTS. In general, FDICIA prohibits state banks from directly or indirectly acquiring or retaining any equity investment of a type, or in an amount, not permitted for national banks. This prohibition does not apply to (1) investments in majority-owned subsidiaries; (2) qualified lower-income housing projects; (3) certain investments in shares listed on a national exchange or shares of a registered investment company; (4) investments in providers of directors' and officers' liability insurance; and (5) shares of state-examined institutions engaging only in activities permissible for a national bank. Other restrictions may apply to such investments. FDICIA requires the divestiture of impermissible equity investments held prior to December 19, 1991, as quickly as is prudent, but not later than December 19, 1996. In addition, during each of the three years following the enactment of FDICIA, each state bank must reduce by at least one-third the amount of impermissible publicly traded shares owned as of December 19, 1991, that exceeds the amount of the bank's capital. Each of FSC's state-chartered subsidiary banks has implemented a plan for aligning its investment portfolio with the requirements of FDICIA, and is presently in compliance with FDICIA's equity divestiture requirements.

          - RESTRICTIONS ON TRANSACTIONS WITH AFFILIATES. One set of restrictions is found in Section 23A of the Federal Reserve Act, which affects loans to and investments in FSC and any of its subsidiaries.
          Section 23A imposes quantitative and qualitative limits on transactions between a bank and any affiliate, and also requires certain levels of collateral for such loans. It also limits the amount of advances to third parties which are collateralized by the securities or obligations of FSC or its subsidiaries.

          Another set of restrictions is found in Section 23B of the Federal Reserve Act. Among other things, Section 23B requires that certain transactions between FSC's subsidiary banks and their affiliates must be on terms substantially the same, or at least as favorable to FSC or its subsidiaries, as those prevailing at the time for comparable transactions with or involving other nonaffiliated companies. In the absence of such comparable transactions, any transaction between FSC and its affiliates must be on terms and under circumstances, including credit standards, that in good faith would be offered to or would apply to nonaffiliated companies. FSC is also subject to certain prohibitions against advertising which suggests that FSC is responsible for the obligations of its affiliates.

          The restrictions on loans to insiders contained in the Federal Reserve Act and Regulation O now apply to all insured institutions and their subsidiaries and holding companies. The aggregate amount of an institution's loans to insiders is limited to the amount of its unimpaired capital and surplus, unless the FDIC determines that a lesser amount is appropriate. Insiders are subject to enforcement actions for knowingly accepting loans in violation of applicable restrictions. Loans made prior to the enactment of FDICIA are not subject to the restrictions.

          - RESTRICTIONS ON SUBSIDIARY BANK DIVIDENDS. The Federal Reserve Board, the Comptroller and the FDIC have each issued policy statements to the effect that bank holding companies and member banks, national banks and state banks should generally only pay dividends out of current operating earnings. The prior approval of the Comptroller is required if the total of all dividends declared by the board of directors of a national bank in any calendar year will exceed the aggregate of the bank's net profits (as defined by regulatory authorities) for that year and its retained net profits for the preceding two years. Similar restrictions govern the other banking subsidiaries of FSC. In addition, national banks can pay dividends only to the extent that retained net profits exceed "bad debts", which are generally defined to include the principal amount of loans that are in arrears as to interest by nine months or more and that are not secured and that are not in the process of collection. As of September 30, 1993, FSC's subsidiary banks could have declared additional dividends to FSC totalling approximately $86.50 million without regulatory approval or restriction. Federal banking regulators also may prohibit federally insured banks from paying dividends if the payment of such dividend would leave the bank "undercapitalized" as defined in FDICIA and the implementing regulations, or the payment of dividends would, in light of the financial condition of such bank, constitute an unsafe or unsound practice. Applicable Nevada, Wyoming and Oregon law place similar restrictions on the payment of dividends by banks organized under the laws of those states.

          - BRANCH CLOSING REQUIREMENTS. FDICIA requires FSC 's banks to notify the FDIC and branch customers 90 days prior to a branch closing, including a detailed statement regarding the reasons for the closing. Notice of the closing must be posted at the facility 30 days prior to the closing.

          - TRUTH IN SAVINGS DISCLOSURES. FDICIA subjects FSC's banks to information requirements concerning advertisements and solicitations for deposits. The requirements are set forth in Regulation DD which was published on September 21, 1992 and, with some minor amendments became effective June 21, 1993. The regulation requires such advertisements and solicitations to disclose the following: (1) annual percentage yield and the period for which it is in effect; (2) minimum balance and initial deposit requirements; (3) a statement that fees could reduce the yield; and (4) interest penalty for early withdrawal. Misleading advertisements are prohibited. Schedules of rates, fees, and other terms must be distributed to customers, and notice of any changes must be mailed 30 days before they go into effect. Violations of these restrictions are subject to enforcement actions by regulators, civil suits by depositors, and could result in the payment of penalties and attorneys' fees. FDICIA requires depository institutions to disclose fees, interest rates and other terms concerning deposit accounts to consumers before they open accounts. FDICIA requires depository institutions that provide periodic statements to consumers to include information about fees imposed, interest earned and the annual percentage yield on those statements. FDICIA imposes substantive limitations on the methods by which institutions determine the balance on which interest is calculated. Rules dealing with advertisements for deposit accounts are also included in the law.

          - EXAMINATIONS.   The FDIC periodically examines and evaluates insured
          banks. Based upon such an evaluation, the FDIC may revalue the assets of an insured institution and require that it establish specific reserves to compensate for the difference between the FDIC-determined value and the book value of such assets. Effective December 19, 1992 FDICIA requires that these on-site examinations be conducted every 18 months until December 31, 1993, except that certain less-than-satisfactory institutions must be examined every 12 months. Thereafter, the examinations are to be conducted every 12 months, except that certain well capitalized banks may be examined every 18 months. FDICIA authorizes the FDIC to assess the institution for its costs of conducting the examinations. The rules and regulations of the Comptroller, which regulates FSC's national banks, and the various state banking authorities regulating FSC's state-chartered banks, also provide for periodic examinations by those agencies.

          - STANDARDS FOR SAFETY AND SOUNDNESS. As part of FDICIA's efforts to promote the safety and soundness of depository institutions and their holding companies, the appropriate federal banking regulators are required to promulgate by December 1, 1993 regulations specifying operational and management standards (addressing internal controls, loan documentation, credit underwriting and interest rate risk) and asset quality, earnings and stock valuation standards (including a minimum ratio of market value to book value of the publicly traded shares of such depository institutions and holding companies). The Federal Reserve Board issued on April 19, 1993 proposed regulations on standards for safety and soundness, and is seeking public comment on this proposal. The impact of these regulations is difficult to determine until final regulations are issued. The proposed regulations did not address standards for a minimum ratio of market value to book value because the Board found that market value is affected by factors unrelated to safety and soundness.

          - REAL ESTATE LENDING EVALUATIONS. FDICIA requires uniform standards for evaluations by the regulators of loans secured by real estate or made to finance improvements to real estate that take into consideration the risk posed to the insurance funds by real estate loans, the availability of credit, and the need for safe and sound operation of insured depository institutions. FDICIA also prohibits the regulators from adversely evaluating a real estate loan or investment solely on the grounds that the investment involves commercial, residential or industrial property, unless the safety and soundness of an institution may be affected.

          In order to implement these provisions, on December 31, 1992, the agencies adopted regulations establishing loan-to-value (LTV) ratio limitations on real estate lending by insured depository institutions. The Federal Reserve Board also established loan-to-value ratio limitations on real estate lending by bank holding companies and their nonbank subsidiaries. Certain transactions are excluded from the LTV ratio limitations. Specifically, these limits do not apply to: loans guaranteed or insured by the U.S. Government or an agency thereof, or backed by the full faith and credit of a state government; loans facilitating the sale of real estate acquired by the lending institution in the ordinary course of collecting a debt previously contracted; loans where real estate is taken as additional collateral solely through an abundance of caution by the lender; loans renewed, refinanced, or restructured by the original lender(s) to the same borrower(s), without the advancement of new funds; or loans originated prior to the effective date of the regulation.

          - DEPOSIT INSURANCE ASSESSMENTS. FDICIA requires the FDIC to make effective, no later than January 1, 1994, regulations setting up a risk-based deposit insurance system. In addition, the FDIC can impose special assessments to cover the cost of borrowings from the U.S. Treasury, the Federal Financing Bank, and BIF member banks. The semiannual assessment must be based on: (1) the probability of a loss to the BIF; (2) the potential magnitude of the loss; and
          (3) the revenue and reserve needs of the fund.

          On October 1, 1992, the FDIC issued rules revising its assessments regulations to provide for the transition from the existing flat-rate system for deposit insurance assessments (or "premiums") to a new, risk-based assessment system. Under the transitional system for the six-month period beginning July 1, 1993, and in semiannual periods thereafter, FDIC-insured depository institutions that are members of the BIF must pay insurance premiums at rates between 23 and 31 basis points depending on the bank's capital category and bank regulators' supervisory category. Institutions assigned to higher-risk categories--that is, institutions that pose a greater risk of loss to their respective deposit insurance funds--would pay assessments at higher rates than would institutions that pose a lower risk. The FDIC on June 25, 1993 issued final rules which make permanent, with some technical modifications, the risk based assessment system set forth in the transitional rules, commencing with the January 1, 1994 assessment period. The FDIC may consider at a later date expanding the range of the premiums assessed. As required by FDICIA, the FDIC has implemented the rules governing assessments of BIF members to enable BIF to recapitalize to the designated reserve ratio of 1.25% within fifteen years.

          - BROKERED DEPOSIT RESTRICTIONS. FIRREA and FDICIA generally bar institutions which are not well capitalized from accepting brokered deposits. The FDIC has issued rules which prohibit undercapitalized institutions from soliciting or accepting such deposits. Adequately capitalized institutions would be allowed to solicit such deposits, but could only accept them if a waiver is obtained from the FDIC.

          - REAL ESTATE APPRAISAL REQUIREMENTS. The federal banking agencies have issued final regulations requiring, after December 31, 1992, insured institutions to obtain appraisals by certified or licensed appraisers for transactions having a value over $100,000.

          - FIRREA'S IMPACT. FIRREA's primary purpose was to restructure the statutory and regulatory framework applicable to savings associations, and establish a mechanism for resolving insolvent thrift institution cases. Certain provisions of FIRREA, however, affect the bank subsidiaries of holding companies, including FSC. Among the most significant of these provisions are those which: (1) clarify the powers and duties of the FDIC as receiver or conservator of a bank;
          (2) enhance the enforcement powers of the federal banking regulators;
          (3) establish new reporting requirements under the Home Mortgage Disclosure Act designed to prevent discriminatory lending practices;
          (4) require the federal banking agencies to make public a rating of a bank's performance under the Community Reinvestment Act; and
          (5) prohibit banks from entering into contracts with persons providing goods, products or services if the performance of such contracts would adversely affect the bank's safety and soundness. FIRREA's primary impact on commercial banks has been to increase the enforcement authority of federal regulators and to expand the scope of potential targets of enforcement actions.

          FIRREA also contains a "cross-guarantee" provision which makes commonly controlled insured depository institutions liable to the FDIC for any losses incurred in connection with the failure of an affiliated insured depository institution.

          - EXPANDING ENFORCEMENT AUTHORITY. One of the major additional burdens imposed on the banking industry by FDICIA is the increased ability of banking regulators to monitor the activities of banks and their holding companies. In addition, the Federal Reserve Board, Comptroller and FDIC are possessed of extensive authority to police unsafe or unsound practices and violations of applicable laws and regulations by depository institutions and their holding companies. For example, the FDIC may terminate the deposit insurance of any institution which it determines has engaged in an unsafe or unsound practice. The agencies can also assess civil money penalties of up to $1 million per day, issue cease and desist or removal orders, seek injunctions, and publicly disclose such actions. FDICIA, FIRREA and other laws have expanded the agencies' authority in recent years, and the agencies have not yet fully tested the limits of their powers.

          - INSTABILITY OF REGULATORY STRUCTURE. The laws and regulations affecting banks and bank holding companies are in a state of flux. The rules and the regulatory agencies in this area have changed significantly over recent years, and there is reason to expect that similar changes will continue in the future. It is difficult to predict the outcome of these changes.


DESCRIPTION OF FSC'S CAPITAL STOCK

          The following statements are brief summaries of the material provisions relating to FSC's Preferred Stock and FSC Common Stock and are qualified in their entirety by the provisions of FSC's Certificate of Incorporation, which has been filed with the Commission.

          - PREFERRED STOCK. The Certificate of Incorporation authorizes the issuance of 400,000 shares of preferred stock with no par value. On September 30, 1993, there were 13,550 shares of $3.15 Cumulative Convertible Preferred Stock, Series "A" (the "Series A Preferred Stock") outstanding. Holders of Series A Preferred Stock have the right to receive semi-annual dividends at the annual rate of $3.15 per share. Such right is cumulative and such dividends are payable before dividends may be paid on the FSC Common Stock. The Series A Preferred Stock is convertible into the FSC Common Stock at a ratio of 12.15 shares of FSC Common Stock for each share of Series A Preferred Stock. This conversion right is subject to adjustment in certain events to protect against dilution of the conversion rights attached to the Series A Preferred Stock. In the event of a liquidation, dissolution or winding up of FSC, the holders of Series A Preferred Stock are entitled to receive cash value of $52.50 per share plus unpaid accumulated preferred dividends before any distribution is made to holders of the FSC Common Stock. FSC may, at the option of the Board of Directors, redeem all or any part of the outstanding Series A Preferred Stock at the redemption price of $52.50 per share plus unpaid accumulated preferred dividends.

          Holders of FSC's Series A Preferred Stock are entitled to one vote per share on all matters submitted to a vote of stockholders. Voting for the election of directors is not cumulative. If at any time four or more semi-annual dividends on the Series A Preferred Stock are in default, in whole or in part, the holders of the Series A Preferred Stock as a class will be entitled to elect four directors and the holders of the FSC Common Stock will be entitled to elect the remaining directors. Holders of any additional Preferred Stock hereafter issued may have such full or limited voting rights as are provided by the Board of Directors.

          The Board of Directors of FSC is authorized by the Certificate of Incorporation to provide, without further shareholder action, for the issuance of one or more series of preferred stock. The Board of Directors has the power to fix various terms with respect to each series, including voting powers, designations, preferences and relative, participating, optional or other special rights, qualifications, limitations, restrictions and redemption, conversion or exchangeability provisions. Holders of preferred stock have no pre-emptive rights. The Series A Preferred Stock is not publicly traded.

          - FSC COMMON STOCK. FSC is currently authorized to issue 150,000,000 shares of FSC Common Stock with a par value of $1.25 per share. As of September 30, 1993, there were outstanding 39,896,268 (net of Treasury Stock) shares of FSC Common Stock. At such date, there were: 416,350 shares reserved for issuance under FSC's Comprehensive Management Incentive Plan as stock bonuses and other awards; 370,889 shares reserved for issuance under FSC's Dividend Reinvestment Plan; 164,633 shares reserved for issuance upon the conversion of FSC's Series A Preferred Stock, and 2,238,255 shares reserved for issuance upon exercise of outstanding stock options. Payment of dividends on the FSC Common Stock is also subject to the prior rights of FSC's outstanding Preferred Stock.

          The holders of FSC Common Stock are entitled to voting rights for the election of directors and for other purposes, subject to the voting rights of the holders of Preferred Stock conferred by law and to the specific voting rights granted to each series of Preferred Stock and to voting rights which may in the future be granted to subsequently created series of Preferred Stock.

          Dividends will be determined by FSC's Board of Directors in light of circumstances existing at the time, including the earnings and financial condition of FSC, and there is no assurance that dividends will continue to be paid at current levels. No material restrictions have been imposed on FSC's ability to pay dividends from its earned surplus by bank regulations or applicable law. As of December 31, 1992, approximately $369 million could be applied to dividend payments to its shareholders and certain other payments.

          FSC Common Stock has no pre-emptive or conversion rights.

          As of August 28, 1989, FSC adopted a Shareholder Rights Agreement (the "Plan") and the Board of Directors of FSC on that date (a) declared a dividend of one "Right" for each share of FSC Common Stock held of record as of the close of business on September 8, 1989, and (b) authorized the issuance of one Right in respect of each share of FSC Common Stock issued after September 8, 1989 and prior to the occurrence of certain events described in the Plan, primarily involving the acquisition of target levels of FSC shares by persons not then holding such amounts. Each Right entitles the registered holder to purchase from FSC a unit consisting of one-thousandth of a share of Junior Series B Preferred Stock at a purchase price of $44.44 per unit. The Rights are attached to all shares of FSC Common Stock that were outstanding on September 8, 1989 or have been issued since that date, and no separate Rights Certificates have been or will be distributed until the occurrence of certain events described in the Rights Agreement. Until the occurrence of such events, no Right may be exercised or traded separately from the FSC Common Stock. Following separation, the Rights may, depending upon the occurrence of certain events described in the Rights Agreement, entitle the holders thereof to either purchase or receive additional shares of FSC Common Stock. The Rights will expire at the close of business on August 28, 1999, unless earlier redeemed by FSC, which may be done at $0.01 per Right, in accordance with the terms of the Plan.

          The Plan is designed to protect FSC's stockholders' interests in the event of an unsolicited attempt to acquire FSC, including a gradual accumulation of shares in the open market. FSC believes that the Plan provides protection against a partial or two-tier tender offer that does not treat all stockholders equally and against other coercive takeover tactics which could impair FSC's Board of Directors' ability to represent FSC's stockholders fully. Management believes that the Rights should also deter any attempt by a controlling stockholder to take advantage of FSC through self-dealing transactions. The Plan is not intended to prevent a takeover of FSC. Issuing the Rights has no dilutive effect, does not affect reported earnings per share, and does not change the way in which FSC's shares are traded. However, the exercise of Rights by some but not all of FSC's stockholders would have a dilutive effect on nonexercising stockholders. Moreover, some may argue that the Plan has the potential for "entrenching" current management by allowing current voting stockholders to increase their voting shares, thus making a tender offer more difficult and costly.

          FSC Common Stock is not subject to redemption by FSC, and there is no restriction on the repurchase by FSC of shares of FSC Common Stock except for certain regulatory limits.

          FSC's Certificate of Incorporation provides that, in general, an affirmative vote of not less than 80% of the outstanding shares of FSC Common Stock is required to approve or authorize certain major corporate transactions involving FSC and holders of more than 15% of the FSC Common Stock (including certain mergers, substantial dispositions of assets, liquidation or dissolution, or recapitalization). The 80% vote is not required in some such circumstances, including certain transactions which have been approved in advance by a majority of the Board of Directors, or where holders of FSC Common Stock receive a price per share that satisfies the fairness criteria set forth in the Certificate of Incorporation.


HISTORICAL PRICES AND DIVIDENDS; STOCK OWNERSHIP

          FSC Common Stock is quoted on the NASDAQ / NMS under the symbol
"FSCO".

          The following table sets forth by quarter the high and low closing bid price of FSC Common Stock as reported on the NASDAQ / NMS, and the cash dividends declared per share for the calendar periods indicated. All stock prices and dividends per share reported below have been adjusted for the 50% stock dividends effected by FSC on May 18, 1992 and on June 3, 1991, which had the effect of 3-for-2 stock splits.

                                                        CASH DIVIDENDS
                                                         DECLARED PER
                              HIGH           LOW            SHARE
                              ----           ---        --------------
1993

  Fourth Quarter             $30.00         $24.00          $0.23
  Third Quarter               28.50          26.50           0.23
  Second Quarter              30.00          25.50           0.23
  First Quarter               30.25          25.50           0.19

1992

  Fourth Quarter             $27.50         $22.00          $0.19
  Third Quarter               26.25          21.50           0.17
  Second Quarter              25.25          20.17           0.17
  First Quarter               23.33          18.17           0.15

1991

  Fourth Quarter             $19.00         $16.17          $0.15
  Third Quarter               17.33          13.67           0.15
  Second Quarter              16.50          12.45           0.15
  First Quarter               13.00          10.00           0.14

1990

  Fourth Quarter             $11.22         $ 8.00          $0.14
  Third Quarter               13.22           9.55           0.14
  Second Quarter              14.67          13.00           0.14
  First Quarter               14.45          13.22           0.14

1989

  Fourth Quarter             $14.78         $13.67          $0.14
  Third Quarter               14.56          12.11           0.14
  Second Quarter              13.44          11.67           0.13
  First Quarter               11.56          11.00           0.13

          The closing sale price of FSC Common Stock as reported on the NASDAQ/NMS on November 2, the last trading day prior to the public announcement
of the Merger Agreement was $27.25 per share.  On January     , 1994, the
closing bid price for FSC Common Stock was $      per share.

          As of December 31, 1993, there were 39,896,268 (net of treasury) shares of FSC Common Stock outstanding and 13,550 shares of Series A preferred stock issued and outstanding. The approximately 842,118 acquired or treasury shares of FSC Common Stock to be issued in connection with the Merger will not result in any increase in the number of shares of FSC Common Stock outstanding.

          The Shareholders are advised to obtain current market quotations for the FSC Common Stock. No assurances can be given concerning the market price of the FSC Common Stock before or after the date on which the Merger is consummated. The market price of the FSC Common Stock will fluctuate between the date of this Prospectus/Proxy Statement and the date on which the Merger is consummated and thereafter. Because the Conversation Ratio is fixed and because the market price of the FSC Common Stock is subject to fluctuation, the value of the shares of FSC Common Stock that holders of COMMUNITY Common Stock will receive in the Merger may increase or decrease prior to and following the Merger.



                           INFORMATION ABOUT COMMUNITY

GENERAL

          COMMUNITY is a Utah state-chartered bank whose deposits are insured by the FDIC. Accordingly, COMMUNITY is primarily regulated by the Commissioner and by the FDIC. COMMUNITY is not a member of the Federal Reserve System.

          The principal business of COMMUNITY is to obtain deposits from the general public and to combine such deposits with other available sources of funding to make residential and commercial real estate loans; secured and unsecured commercial, corporate and business loans; and consumer loans. COMMUNITY also purchases investment securities, including United States Government, Federal Agency, and State and Municipal obligations. COMMUNITY provides a variety of other banking services, including safe deposit boxes, automated teller machines, night deposit facilities, wire transfers and various domestic exchange services. COMMUNITY does not provide trust services.

          The table below lists the major classifications of COMMUNITY's income and the percentage contribution of each classification (dollar amounts in thousands):

                             1992                1991                1990
                       -----------------   -----------------   -----------------
                       Amount    Percent   Amount    Percent   Amount    Percent
                       ------    -------   ------    -------   ------    -------
                                   (%)                 (%)                 (%)
                                   ---                 ---                 ---
Interest and Fees on
Loans                  $2,456     38.08    $2,617     39.91    $2,610     40.09

Interest on Investment
Securities              2,924     45.33     2,950     44.99     2,977     45.72

Interest on Federal
Funds Sold                 68      1.05        97      1.48       144      2.21

Non-Interest Income     1,002     15.54       893     13.62       780     11.98
                       ------    ------    ------    ------    ------    ------
  Total                $6,450    100.00    $6,557    100.00    $6,511    100.00
                       ------    ------    ------    ------    ------    ------
                       ------    ------    ------    ------    ------    ------

          COMMUNITY's operations are conducted through its Main Office located in downtown Clearfield, Utah and its branch locations in Syracuse, Clinton, Sunset, and Layton, Utah. At December 31, 1992, COMMUNITY had 47 full-time equivalent employees. None of the employees are represented by labor unions.


THE MARKET FOR COMMUNITY COMMON STOCK

          No broker or dealer makes a market in the COMMUNITY Common Stock. Historically, transactions in COMMUNITY Common Stock have been negotiated directly between buyers and sellers. Information regarding the stock transactions presented below reflects trading and transfers in COMMUNITY Common Stock. COMMUNITY's stock transfer records and other information available to COMMUNITY management indicate that there have been only two sales of COMMUNITY Common Stock: one in 1989 for 25 shares and another in 1990 for 400 shares. In each sale transaction, COMMUNITY management understands that the purchase price per share was between $90.00 and $100.00. Otherwise, transfers of COMMUNITY Common Stock were without consideration and effected for estate planning and other purposes. These transfers can be summarized as follows:

                                             Number
                                           of Shares
                 Time Period         Traded or Transferred
                 -----------         ---------------------
                  1989                       4,985
                  1990                       7,646
                  1991                       6,492
                  1992                       8,180
                  1993                       2,415

          In 1990, 1991, 1992 and 1993, COMMUNITY declared annual dividends of $6.50 per share, $7.00 per share, $8.00 per share, and $9.00 per share, respectively. Depending on the Closing Date, COMMUNITY may declare a dividend in 1994.

COMPETITION

          COMMUNITY competes with commercial banks, savings and loan associations, and credit unions in attracting deposits and originating loans. The primary factors in competing for deposits are interest rates, fees, the range and quality of services offered, the convenience of offices and automated teller machines, and hours of operation. The primary factors in competing for loans are interest rates, loan fees, and the quality and range of lending services offered. Additional competition comes from money market funds, mortgage banking firms, insurance companies, and other corporate and government lenders.

          COMMUNITY's market area is primarily northern Davis County, although it also serves small portions of adjacent Weber County. The market shares based on deposits for all depository institutions in Davis County and Weber County as of June 30, 1992, which is the most recent information reliably available to the parties to the Merger, are shown in the following table (dollar amounts in thousands):

     INSTITUTION                              DEPOSITS      MARKET SHARE
     -----------                              --------      ------------
     First Security Bank of Utah, N.A.        $402,789             30.9%
     Community First Bank                       57,810              4.4
     American General Financial                  1,045              0.1
     Bank of Utah                              108,006              8.3
     Bank One of Utah, N.A.                     43,576              3.3
     Barnes Banking Company                    104,454              8.0
     First Interstate Bank of Utah, N.A.        32,821              2.5
     First National Bank of Layton              49,756              3.8
     Great Western Thrift & Loan                 9,716              0.7
     Key Bank of Utah                          249,875             19.1
     West One Bank, Utah                        46,498              3.6
     Zions First National Bank                 198,865             15.2
                                            ----------         --------
                                            $1,305,211            100.0%
                                            ----------         --------
                                            ----------         --------

REGULATION

          The information contained in this section summarizes portions of certain laws and regulations that apply to COMMUNITY. This summary does not purport to be complete and is qualified in its entirety by reference to the described statutes and regulations.

          COMMUNITY is an Utah state-chartered bank and as such is subject to supervision and regulation by the Commissioner. Certain requirements and restrictions are imposed on COMMUNITY by the Commissioner and Utah law, including restrictions on the nature and amount of loans that it may make and restrictions relating to investments, facilities and other activities.

          Laws passed in the 1980's and early 1990's have, among other things, served to substantially increase competition between commercial banks and thrift institutions by reducing or eliminating certain deposit and lending restrictions; required all depository institutions to maintain reserves with the Federal Reserve System; required increased Community Reinvestment Act disclosures; and increased FDIC insurance premiums (now .23% of deposits). The Federal Deposit Insurance Corporation Improvement Act of 1991 was signed into law on December 19, 1991, and its provisions are being phased in over a period of four years. Provisions include "Truth in Savings," which requires uniform disclosures for interest rates and terms on interest-bearing accounts; a risk-based insurance assessment for FDIC; uniform regulations on real estate lending; and a variety of supervisory and accounting reforms. All banks will be substantially impacted by these new regulatory requirements.

          (For additional information about the banking regulatory environment, SEE "INFORMATION ABOUT FSC -- Supervision and Regulation").

PROPERTIES

          The following table shows information concerning the locations and adjusted book value of COMMUNITY's offices as of September 30, 1993:

- --------------------------------------------------------------------------------
Office/Property Location  Net Book Value [1]  Owned   Date Lease   Condition of
                                              or      Expires;     Property
                                              Leased  Lease Terms
- --------------------------------------------------------------------------------
Main Office                  $612,765.29      Owned   n/a          Suitable for
180 So. State St.                                                  Intended Use;
Clearfield, UT  84015                                              Average to
                                                                   Excellent
                                                                   Condition
- --------------------------------------------------------------------------------
Clinton Office                $23,675.54      Owned   n/a          Suitable for
2097 W. 1800 N.                                                    Intended Use;
Clinton, UT  84015                                                 Average to
                                                                   Excellent
                                                                   Condition
- --------------------------------------------------------------------------------
Sunset Office                 $15,570.86      Owned   n/a          Suitable for
2275 North Main                                                    Intended Use;
Sunset, UT  84015                                                  Average to
                                                                   Excellent
                                                                   Condition
- --------------------------------------------------------------------------------
Syracuse Office               $63,295.67      Owned   n/a          Suitable for
1975 W. 1700 So.                                                   Intended Use;
Syracuse, UT  84075                                                Average to
                                                                   Excellent
                                                                   Condition
- --------------------------------------------------------------------------------
Layton Office                $219,022.19      Own     1999, with   Suitable for
1275 N. Hill Field Rd.                        Bld.    options to   Intended Use;
Layton, UT  84041                             Lease   extend       Average to
                                              Land    $28,000      Excellent
                                                      (Approx.)    Condition
                                                      annual lease
                                                      payment
- --------------------------------------------------------------------------------

          [1]Net book value includes land and building (if owned), together with furniture and equipment.

          Each of the above properties is covered by insurance and, in the judgment of COMMUNITY's management, are adequately insured. In addition, COMMUNITY has two surplus properties, which were formerly used as bank premises and which, pending possible dispositions of the properties, are subject to short-term leases aggregating $2,200/month in lease payments. The total taxable value of these properties, as estimated by COMMUNITY's management, is approximately $230,000.

DIRECTORS AND EXECUTIVE OFFICERS

     Information relating to COMMUNITY's Directors and Executive Officers is set forth below:

- --------------------------------------------------------------------------------
NAME AND POSITION WITH COMMUNITY           PRINCIPAL OCCUPATION     DIRECTOR OR
- --------------------------------   AGE    DURING LAST FIVE YEARS   OFFICER SINCE
                                   ---    ----------------------   -------------
- --------------------------------------------------------------------------------
Harold C. Steed                    73     Director of Community         1946
  Chairman of Board
- --------------------------------------------------------------------------------
O. Wayne Thornock                  65     Director of Community         1960
  Director

- --------------------------------------------------------------------------------
Richard A. Hill                    43     Executive Officer and         1974
  President, CEO                          Director of Community
  and Director
- --------------------------------------------------------------------------------
Joe S. Jackson                     43     Executive Officer of          1975
  Senior Vice President, Cashier          Community
  Secretary, Security Officer and
  Clearfield Office Manager
- --------------------------------------------------------------------------------
Bruce G. Jensen                    36     Executive Officer of          1979
  Senior Vice President,                  Community
  Senior Lending Officer,
  CRA Officer, Compliance
  Officer, Branch Administrator
- --------------------------------------------------------------------------------
Haven J. Barlow                    71     Insurance and Real Estate     1982
  Director                                Sales
- --------------------------------------------------------------------------------
Morris Hansen                      75     Retired Lumber Business       1972
  Director
- --------------------------------------------------------------------------------
Robert W. Speirs                   56     Plumbing Contractor           1975
  Director
- --------------------------------------------------------------------------------
Gerald W. Hess                     48     Attorney                      1986
  Director
- --------------------------------------------------------------------------------

          All Directors of COMMUNITY are elected to serve until the next annual meeting of Shareholders and until their successors are elected and qualified. Executive Officers are elected annually by the Board of Directors and serve at the will of the Board.


BOARD OF DIRECTORS, COMMITTEES AND MEETINGS

          The Board of Directors held 12 meetings during 1992 and 14 meetings during 1993. Each Director attended at least 85% of the meetings of the Board of Directors.

          The Board of Directors has appointed an Audit Committee consisting of four Directors who are not officers or employees of COMMUNITY. This Committee presently is comprised of Messrs. Hansen, Speirs, Hess and Barlow. The Audit Committee reviews the reports of COMMUNITY's accounting firm, Simpson and Company, and reports the results to

COMMUNITY's Board. The Audit Committee has the responsibility to select the accounting firm contracted with for outside Audits. The Audit Committee met four times in 1993.

          The Board of Directors has appointed an Asset Liability Committee
(ALCO) which has responsibility to review the Bank's Asset Liability Policies and insure that they are carried out by management. As conditions change the Asset Liability Committee may amend existing policy and develop new policies. The ALCO consists of Messrs. Steed, Hill, Hess and Thornock. The ALCO met four times in 1993.


EXECUTIVE COMPENSATION

          The following information is furnished with respect to the President and CEO, and for any Executive Officer or Director whose total compensation exceeded $100,000 during each of the three years ended December 31, 1993.

                           SUMMARY COMPENSATION TABLE

- --------------------------------------------------------------------------------
- -----------------------
NAME AND     YEAR     SALARY     BONUS/     RETIRE-     RESTRICTED     OPTIONS
 LTIP       ALL OTHER
POSITION                         BOARD      MENT        STOCK          SARS
 PAYOUTS    COMPEN-
                                 FEES       BENEFIT/    AWARD
            SATION
                                            OTHER
                                            ANNUAL
                                            COMPEN-
                                            SATION
- --------------------------------------------------------------------------------
- -----------------------
R. A. Hill   1993     $85,163    $2,700     $5,100      N/A            N/A
 N/A        N/A
- --------------------------------------------------------------------------------
- -----------------------
             1992      72,985     2,500      5,895      N/A            N/A
 N/A        N/A
- --------------------------------------------------------------------------------
- -----------------------
             1991      46,380     2,500      3,000      N/A            N/A
 N/A        N/A
- --------------------------------------------------------------------------------
- -----------------------

          No Executive Officers or Directors had total compensation that exceeded $100,000 during the period from 1991 to 1993.

          Salary levels of Senior Officers are determined by the Board of Directors. There are no salary continuation agreements with any officers of COMMUNITY.

          All Directors of COMMUNITY are elected to serve until the next annual meeting of Shareholders and until their successors are elected. Officers are elected annually by the Board of Directors and serve at the will of the Board.

          In 1993, Directors who were employees of COMMUNITY were paid $200 per month and other Directors were paid $250 per month, in each case regardless of the number of Board meetings attended. No additional fees were paid for Committee meetings attended.

TRANSACTIONS WITH MANAGEMENT

          Some of the Directors and Executive officers of COMMUNITY, and companies with which they are associated, are customers of, and have had banking transactions with, COMMUNITY. COMMUNITY also has purchased services and products from some of the companies with which Directors are associated. All existing loans and commitments to loan included in such transactions were made in compliance with applicable laws and on the same terms, including interest rate and collateral, as those prevailing at COMMUNITY at the time for comparable transactions with other persons, and, in the opinion of management, did not involve more than the normal risk of collectability or present any other unfavorable features. As of September 30, 1993, loans outstanding to all Directors and Executive Officers and their affiliates totaled $29,000 or .2% of the equity capital of COMMUNITY.


LEGAL PROCEEDINGS

          Because COMMUNITY is engaged in the business of furnishing financial services, including providing credit and collecting secured and unsecured indebtedness, COMMUNITY generally has pending routine collection litigation. As of the date of this Prospectus/Proxy Statement, in the opinion of COMMUNITY's management, any pending or threatened legal proceedings would not have a material effect on COMMUNITY's results of operations or financial position.


                COMMUNITY'S MANAGEMENT'S DISCUSSION AND ANALYSIS
                     OF FINANCIAL CONDITION AND RESULTS OF
                  OPERATIONS FOR THE FIRST NINE MONTHS OF 1993


          COMMUNITY'S growth was moderate in the first nine months of 1993. At September 30, 1993, deposits were $4,298,000 higher than September 30, 1992, an increase of 7.2%. During the same period loans increased $1,441,000 or 6.5%, investments including federal funds sold increased 4.1%. Bank premises and fixed assets increased by $169,000 or 21.7%. This was primarily due to the purchase of new data processing equipment. Total interest income increased by $7,000 and total interest expense decreased by $308,000 or 19.2%. This resulted in a net interest income increase of $315,000 or 12.9% compared to the prior year. Declining interest rates on deposits had a positive effect on the net interest margin. After factoring in total non-interest income, which was down $217,000 from September 1992, and total non interest expense, which was up $35,000 from September 1992, the net income was up $19,000 or 1.7%.

          COMMUNITY'S net income of $1,092,000 as of September 30, 1992 translates into an annualized ROA of 2.07% and an annualized ROE of 13.4%. COMMUNITY's net income of $1,111,000 as of September 30, 1993 translates into an annualized ROA of 2.01% and an annualized ROE of 12.35%.

               COMMUNITY'S MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS
                    FOR THE TWO YEARS ENDED DECEMBER 31, 1992


          The following discussion of the significant changes in COMMUNITY's financial condition and results of operations should be read in conjunction with the financial statements and notes included as Appendix B to this Prospectus/Proxy Statement, and "COMMUNITY'S MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS FOR THE FIRST NINE MONTHS OF 1993", above.


SUMMARY

          At December 31, 1992, COMMUNITY's total assets were $73,949,000 compared to $69,877,000 at December 31, 1991. Net loans increased from $21,358,000 at December 31, 1991 to $22,877,000 at December 31, 1992, which represents an increase of 7.1%.

          Total deposits at December 31, 1992 were $62,136,000 compared to $59,122,000 at December 31, 1991, which represents an increase of 5.1%. Money market and other savings accounts increased $2,030,000, demand deposits increased $1,957,000, interest bearing demand deposits increased $883,000, and total time deposits reflected a decrease of $1,857,000.

          Net income increased $519,000 in 1992 to $1,469,000. 1991 income of $950,000 increased $113,000 from $837,000 in 1990. The following table summarizes COMMUNITY's significant income and expense categories (in thousands):

                                             YEAR ENDED DECEMBER 31
                                             ----------------------
                                                  1992       1991
                                                  ----       ----
               Net Interest Income              $3,386     $2,870
               Provision for Loan Losses            26        110
               Non-Interest Income               1,002        910
               Non-Interest Expense              2,206      2,261
               Provision for Income Taxes          687        459
                                                ------     ------
               Net Income                       $1,469     $  950
                                                ------     ------
                                                ------     ------

RESERVE FOR LOAN LOSSES

          COMMUNITY maintains its reserve for loan losses at a level that its Board of Directors believes is adequate to provide for potential losses in its loan portfolio. The adequacy is analyzed and reviewed monthly by management and periodically presented to the Board of Directors for discussion and approval.

          COMMUNITY maintains a "watch" list, which includes all loans that have been adversely classified by regulators, as well as those loans about which management has serious doubts concerning the borrowers' ability to pay in accordance with the original terms of the loans.

          The adequacy of the reserve for loan losses is then determined by considering these potential losses, the average loan loss rate over the past five years, current and anticipated economic conditions, changes in the volume and type of loans granted, and any other factors that management believes may have an impact on the volume of future losses. A provision for loan losses to be charged against earnings is determined in order to maintain the appropriate level in the reserve.

          The following table summarizes changes in the loan loss reserve (in thousands):


                                  NINE MONTHS ENDED           YEAR ENDED
                                     SEPTEMBER 30             DECEMBER 31
                                  -----------------           -----------
                                   1993        1992        1992        1991
                                   ----        ----        ----        ----
Beginning Loan Loss
Reserve                            $272        $297        $297        $272

Provision for Loan
Losses                                0           0          26         110

Loans Charged-off                   (49)        (61)       (121)       (121)

Loan Recoveries                      45          46          70          36
                                   ----        ----        ----        ----
Ending Loan Loss
Reserve                            $268        $282        $272        $297
                                   ----        ----        ----        ----
                                   ----        ----        ----        ----

Reserve as a Percent
of Total Loans                     1.13%       1.27%       1.19%       1.39%

Net Charge-offs as a
Percent of Total Loans             0.02        0.07        0.22        0.40

INVESTMENTS

          Particularly in recent years, with deposits increasing more than loans, investments have become a proportionately larger source of income at COMMUNITY. Investments increased $610,000 or 1.4% from December 31, 1991 to December 31, 1992, but decreased $1,076,000 or 2.5% from December 31, 1992 to September 30, 1993. This decrease resulted from massive paydowns on mortgage backed securities held as a result of refinancings. The actual extent of the paydowns was learned only after the fact, requiring the proceeds to temporarily be placed in short term Federal funds until such time as suitable investments could be made. COMMUNITY has elected to only hold investments in either adjustable rate securities or securities with short historical or short scheduled paydowns. Widespread and ongoing refinancings have substantially reduced any correlation between originally stated maturities of mortgaged backed securities and scheduled repayments. The following tables show COMMUNITY's investment portfolio at September 30, 1993 and each of December 31, 1992 and 1991, and the maturity distribution of the portfolio at December 31, 1992 (dollar amounts in thousands):

                           SEPTEMBER 30, 1993        BOOK VALUE AT DECEMBER
                                                               31
                           ------------------        ----------------------
                            BOOK       MARKET            1992         1991
                           ------     --------          ------       ------
U.S. Treasury            $ 10,130     $ 10,664        $ 13,281     $ 17,337
Securities

Federal Agency             30,741       31,528          28,329       22,105
Securities

Municipal Securities        1,185        1,206           1,407        2,520

Other Securities              389          389             504          949
                          -------      -------         -------      -------
Total Investment          $42,445      $43,787         $43,521      $42,911
Securities                -------      -------         -------      -------
                          -------      -------         -------      -------

                                         DECEMBER 31, 1992
                      ---------------------------------------------------------
                      MATURITY    MATURITY      MATURITY     MATURITY
                      ONE YEAR     1 TO 5       5 TO 10      MORE THAN
                      OR LESS      YEARS         YEARS       10 YEARS     TOTAL
                      --------    --------      --------     ---------    -----
U.S. Treasury         $ 5,000      $ 8,281      $      0     $       0   $13,281
Securities

Federal Agency            300        4,094         1,508        22,427    28,329
Securities

Municipal Securities      200          731           476             0     1,407

Other Securities            0            0             0           504       504
                      -------      -------       -------       -------   -------
TOTAL                 $ 5,500      $13,106       $ 1,984       $22,931   $43,521
                      -------      -------       -------       -------   -------
                      -------      -------       -------       -------   -------

ASSET AND LIABILITY MANAGEMENT

          The difference between the amount of interest-rate sensitive assets and interest-rate sensitive liabilities is referred to as the interest-rate sensitivity "GAP" for any given time period. This measurement is sometimes used as an indicator of risk of declines in net interest margin due to changes in interest rates. The greater the difference between the aggregate amount of interest-bearing assets and the aggregate amount of interest-bearing liabilities in a short time frame, the greater the effect changes in interest rates will have on the bank's net interest margin.

          Volatile interest rates have made managing interest-rate sensitivity of asset and liability portfolios increasingly important. The stated objective of COMMUNITY's written asset-liability management policy is profit management. It is intended to protect bank profits from undue exposure to interest rate risk.

          COMMUNITY considers assets and liabilities maturing or repriceable within three months to be rate sensitive. COMMUNITY also recognizes that NOW accounts and savings accounts can be repriced within three months. COMMUNITY expects its rate-sensitive liabilities to exceed its rate-sensitive assets, and recognizes that a negative GAP would not be unusual.

          COMMUNITY attempts to make a substantial portion of its loans repriceable in one year or less, but recognizes that a mix of fixed rate and variable rate loans will provide some stability in its net interest income whether rates are rising or falling.

          Variable rate loans repriceable at intervals of one year or less amounted to 51.5% of total loans at December 31, 1992, and 37.8% of total loans at December 31, 1991. The following table summarizes COMMUNITY's "GAP position" as of December 31, 1992 (in thousands):

                                                DECEMBER 31, 1992
                                      AMOUNTS MATURING OR REPRICING WITHIN
                               ------------------------------------------------
                                     0-3      4-12      1-5      OVER
                                  MONTHS    MONTHS    YEARS   5 YEARS     TOTAL
                                  ------    ------    -----   -------     -----
Earning Assets:
Investment Securities          $12,210   $ 8,098   $10,651   $12,562   $43,521
Federal Funds Sold                   0         0         0         0         0
Loans                           12,255     1,588     7,438     1,596    22,877
                              --------  --------  --------  --------  --------
Total Earning Assets           $24,465   $ 9,686  $ 18,089   $14,158   $66,398
                              --------  --------  --------  --------  --------
                              --------  --------  --------  --------  --------
Liabilities:
NOW Accounts                   $17,123   $     0   $     0   $     0   $17,123
Savings Accounts                13,664         0         0         0    13,664
Time Deposits                    5,526     6,443     9,360         0    21,329
                              --------  --------  --------  --------  --------
Total Liabilities              $36,313   $ 6,443   $ 9,360   $     0   $52,116
                              --------  --------  --------  --------  --------
                              --------  --------  --------  --------  --------
GAP                            (11,848)    3,143     8,729    14,158    14,282
                              --------  --------  --------  --------  --------
                              --------  --------  --------  --------  --------
GAP as a Percent of
Earning Assets                  (17.84)%   4.88%    13.15%    21.32%    21.51%
                              --------  --------  --------  --------  --------
                              --------  --------  --------  --------  --------

          The following table summarizes COMMUNITY's "GAP position" as of September 30, 1993 (in thousands):

                                               SEPTEMBER 30, 1993
                                      AMOUNTS MATURING OR REPRICING WITHIN
                               ------------------------------------------------
                                    0-3      4-12      1-5      OVER
                                  MONTHS    MONTHS    YEARS   5 YEARS     TOTAL
                                  ------    ------    -----   -------     -----
Earning Assets:
 Investment Securities         $11,591   $ 6,287   $ 8,773   $15,794   $42,445
 Federal Funds Sold              4,400         0         0         0     4,400
 Loans                          12,895     1,846     7,595     1,361    23,697
                              --------  --------  --------  --------  --------
 Total Earning Assets          $28,886   $ 8,133   $16,368   $17,155   $70,542
                              --------  --------  --------  --------  --------
                              --------  --------  --------  --------  --------
Liabilities:
 NOW Accounts                  $17,956   $     0   $     0   $     0   $17,956
 Savings Accounts               15,059         0         0         0    15,059
 Time Deposits                   6,257     8,285     4,949         0    19,491
                              --------  --------  --------  --------  --------
  Total Liabilities             39,272     8,285     4,949         0    52,506
                              --------  --------  --------  --------  --------
                              --------  --------  --------  --------  --------
 GAP                          ($10,386)  ($  152)  $11,419   $17,155   $18,036
                              --------  --------  --------  --------  --------
                              --------  --------  --------  --------  --------
 GAP as a Percent of
 Earning Assets                 (14.72)%   (0.22)%  16.19%    24.32%    25.57%
                              --------  --------  --------  --------  --------
                              --------  --------  --------  --------  --------

LIQUIDITY AND CAPITAL RESOURCES

          Maintaining liquidity at adequate levels is an essential element of proper funds management for financial institutions. COMMUNITY's primary sources of liquidity are cash, deposits with other institutions, overnight Federal Funds sold, investment securities due within one year, and loans maturing within one year, all of which totaled $39,691,000 at December 31, 1992. COMMUNITY does not accept brokered deposits. Time deposits of $100,000 or more totaled $3,213,000 at December 31, 1992. There were no repurchase agreements outstanding at December 31, 1992.

          COMMUNITY endeavors to manage its assets and liabilities to provide sufficient liquidity to meet deposit withdrawal and loan demands of its customers. COMMUNITY's base of core deposits is quite stable and loans generally represent approximately 30% of total assets.

          COMMUNITY has maintained a stable capital base, with an average capital ratio of 15.64% in 1992 and 14.92% in 1991. COMMUNITY has determined that it can pay out approximately 30% of net income in the form of dividends and retain sufficient earnings to support an annual total asset growth rate of approximately 8.00% and maintain a capital-to-assets ratio of approximately 15%.

          Bank regulatory agencies adopted risk-based minimum capital guidelines effective December 31, 1990. These guidelines address the differences in risk profiles of assets and consider off-balance sheet exposure in assessing capital adequacy. (See "INFORMATION ABOUT FSC -- Supervision and Regulation.") COMMUNITY's risk-adjusted ratio for Tier One plus Tier Two Capital ("Total Capital Ratio") under these guidelines at December 31, 1992 was 34.72% and at September 30, 1993 was 35.97%. At September 30, 1993, the minimum required Total Capital Ratio was 8.00%.

LOANS

          Various national and regional economic conditions affect the volume and credit quality of loans and investments by COMMUNITY. In view of changing conditions in the national and regional economies and money markets, federal deficits, legislative changes, and the effect of actions by monetary and fiscal authorities, no prediction can be made as to possible future changes in interest rates, deposit levels or loan demands on the business and earnings of COMMUNITY.

          COMMUNITY's net loan portfolio of $22,605,000 represented 30.6% of its total assets at December 31, 1992, compared to $21,061,000 or 30.1% of total assets at December 31, 1991. The composition of COMMUNITY's loan portfolio by type of loan at such dates was as follows (in thousands):


                                                 DECEMBER 31
                                   ----------------------------------------
                                           1992                  1991
                                   ------------------    ------------------
                                    Amount         %      Amount         %
                                    ------        ---     ------        ---
Real Estate Loans:

Construction                       $ 1,766        7.8    $ 1,717        8.1

1-4 Family                           5,617       24.8      6,015       28.6

Other                                  786        3.5        348        1.6
                                  --------   --------   --------   --------
Total Real Estate Loans              8,169       36.1      8,080       38.3

Commercial Loans                     5,867       26.0      4,842       23.0

Individual Loans                     8,841       39.1      8,436       40.1
                                  --------   --------   --------   --------
Total Loans                         22,877      101.2     21,358      101.4

Less:

Reserve for Loan Losses                272        1.2        297        1.4
                                  --------   --------   --------   --------
Net Loans                          $22,605      100.0    $21,061      100.0
                                  --------   --------   --------   --------
                                  --------   --------   --------   --------

          In the normal course of business, COMMUNITY enters into financial instruments which subject COMMUNITY to some risk of disbursing funds at a future date. These instruments include revolving home equity lines, credit card lines, unadvanced construction loan commitments, commitments to extend credit and stand-by letters of credit. Many of these instruments have fixed expiration dates and do not necessarily represent future cash requirements since they may expire without being drawn upon. These commitments are summarized in the following table (in thousands):

                                          DECEMBER 31
                                          -----------
                                    1992                1991
                                    ----                ----
Loan Commitments                  $6,448              $3,924

Standby Letters of
Credit                                 0                   0

          A majority of commercial loans and other real estate loans are to small businesses or are secured by small business properties. COMMUNITY does not have any concentrations of loans or commitments with any industry or geographic area experiencing unusual financial difficulty.


NONPERFORMING ASSETS

          Nonperforming assets, which consist of nonaccrual loans and accruing loans 90 days or more past due, totaled $187,000 at December 31, 1992 and $360,000 at December 31, 1991.

DEPOSITS

          Total deposits increased 5.1% to $62,136,000 at December 31, 1992, compared to a 4.0% increase at December 31, 1991. Deposits at year end can be somewhat volatile and average deposits for the year are a much better indicator of growth trends. Average deposits increased 6.0% in 1992, and 8.5% in 1991, which COMMUNITY believes indicates the stability of its market area and its success in attracting new deposits. COMMUNITY does not accept "brokered" deposits and does not actively solicit deposits from cities, school districts, or other public bodies. As a result, public deposits average approximately 5% of total deposits and are not a significant source of funding. The following table shows average deposits (dollar amounts in thousands) for the years 1992 and 1991:

                                          YEAR ENDED DECEMBER 31
                             -------------------------------------------------
                                      1992                       1991
                             ---------------------       ---------------------
                             AVERAGE       AVERAGE       AVERAGE       AVERAGE
                             DEPOSITS      RATE %        DEPOSITS      RATE %
                             --------      -------       --------      -------
Non-Interest Bearing:
  Demand Deposits            $ 8,599                     $ 7,965
Interest Bearing:
  Money Market
  Accounts                     2,263         3.16          2,041        5.14
  Other Savings               10,439         3.83          8,338        5.06
  NOW Accounts                16,860         3.11         14,917        4.92
  Time Certificates of
  Deposit                     21,129         5.04         22,829        6.72
                            --------                    --------
    Total Deposits           $59,290                     $56,090
                            --------                    --------
                            --------                    --------

          The bulk of COMMUNITY's deposit growth has been in interest-bearing accounts. Average money market accounts increased 10.9% in 1992 and decreased 2.2% in 1991. Other savings accounts grew 25.2% in 1992 and 4.7% in 1991. NOW accounts, which are interest-bearing checking accounts, have also grown steadily, increasing 13.0% in 1992 and 17.5% in 1991. Average time deposits declined 7.4% in 1992 after increasing 6.3% in 1991.

          Historically, COMMUNITY's time deposits are most sensitive to changes in interest rates, and flow into and out of the bank as investment opportunities change. COMMUNITY's policy has been to set its rates at a level that will allow profitable investment of the deposited funds.

          The following table shows the maturity distribution of time deposits as of December 31, 1992 (in thousands):

                                            OVER 3
                            3 MONTHS       THROUGH         OVER
                             OR LESS     12 MONTHS     12 MONTHS       TOTAL
                            --------     ---------     ---------       -----
Under $100,000               $5,526         $6,443        $6,146     $18,115

$100,000 or more              2,491            722             0       3,213
                            -------        -------       -------     -------
Total                        $8,017         $7,165        $6,146     $21,328
                            -------        -------       -------     -------
                            -------        -------       -------     -------

RESULTS OF OPERATIONS

          Net income of $1,469,000 in 1992 represented an increase of 54.6% over 1991. Net income in 1991 increased 13.5% compared to 1990.

          Net interest income increased 18.0% to $3,386,000 in 1992 after increasing 4.2% in 1991. Interest income of $5,448,000 in 1992 represented a decrease of 3.8% from 1991 after decreasing from 1.2% from 1990 to 1991. Interest expense declined 26.2% to $2,062,000 in 1992 after decreasing 6.1% in 1991.

          Non-interest income increased $108,000 or 12.1% in 1992, compared with an increase of $127,000 or 16.6% in 1991. Total overhead expense decreased $56,000 or 2.5% in 1992, compared with an increase of $109,000 or 5.1% in 1991.


NET INTEREST INCOME

          Net interest income, the most significant component of earnings, represents the difference between the interest earned on loan and investment portfolios and loan fees, and the interest paid on interest-bearing deposits and borrowings. This interest spread can be affected by economic factors influencing general interest rates, loan demand, and deposit flows, as well as the effects of competition for deposits and loans. Nonpayment of loans by customers and the perceived creditworthiness of a customer can also affect the interest spread.

          COMMUNITY'S net interest income increased from $2,755,000 in 1990 to $2,870,000 in 1991 and increased to $3,386,000 in 1992. The growth of $516,000 in net interest income between 1991 and 1992 was due primarily to control of interest rates paid on deposit liabilities in a declining rate environment.

          Net interest income (tax effected) to average earning assets is determined by subtracting the interest expense to average earning assets from interest incomes (tax effected) to average earning assets. The difference results in the net interest income (tax effected) to average earning assets. COMMUNITY'S net interest results (or spread) was 3.40% in 1991 and increasing to 4.13% for 1992.

          Interest and fees on loans declined $161,000 to $2,456,000 in 1992 when compared to the 1991 total of $2,617,000. The 1991 total represents an increase of $7,000 compared to year end 1990 which was 2,610,000. While total loans outstanding increased each year end, from $20,892,000 in 1990 to $21,358,000 in 1991 and $22,877,000 in 1992, the average yield on loans declined to 11.04% in 1992 from 12.44% in 1991 and 13.86% in 1990.

          Interest expense declined $732,000 at year end 1992 to $2,062,000 when compared to year-end 1991 which was $2,794,000. Interest Expense at year-end 1991 was down $182,000 compared to year end 1990 which was $2,976,000. Interest expense to average earning assets declined from 4.54% in 1991 and 3.10% in 1992.







                      [This Space Left Blank Intentionally]

          An analysis of net interest income is shown in the following table (in thousands):


                                                     ANALYSIS OF NET INTEREST INCOME
                                                         YEAR ENDED DECEMBER 31
                                     ----------------------------------------------------------------
                                                 1992                             1991
                                     -------------------------------   -----------------------------
                                    AVERAGE     INCOME/     YIELD/     AVERAGE    INCOME/     YIELD/
                                    BALANCE     EXPENSE      COST      BALANCE      EXPENSE    COST
                                    -------     -------     ------     -------    -------     ------
Loans - net                         $22,256     $ 2,456     11.04%     $21,036    $ 2,617     12.44%
Investments                          42,385       2,924      6.90       38,695      2,950      7.62
Federal Funds Sold                    1,819          68      3.74        1,775         97      5.46
                                    -------     -------     ------     -------    -------     ------
 Total Earning Assets               $66,460     $ 5,448      8.20%     $61,506    $ 5,664      9.21%
                                    -------     -------     ------     -------    -------     ------
                                    -------     -------     ------     -------    -------     ------

Interest-Bearing Demand             $16,860     $   525      3.11%     $14,917    $   734      4.92%
Savings                              12,702         472      3.72       10,379        527      5.08
Time Deposits over $100,000           2,450         113      4.61        3,805        234      6.15
Other Time Deposits                  18,679         952      5.10       19,024      1,299      6.83
Borrowed Funds                            -           -         -            -          -      -
                                    -------     -------     ------     -------    -------     ------
 Total Interest-Bearing
 Liabilities                        $50,691     $ 2,062      4.07%     $48,125    $ 2,794      5.81%
                                    -------     -------     ------     -------    -------     ------
                                    -------     -------     ------     -------    -------     ------

Non-Interest-Bearing
Demand Deposits                     $ 8,599                            $ 7,965
                                    -------                            -------
                                    -------                            -------

NET INTEREST INCOME                             $ 3,386                $ 2,807
                                                -------                -------
                                                -------                -------
NET INTEREST SPREAD                                          4.13%                             3.40%
                                                             -----                             -----
                                                             -----                             -----
INTEREST EXPENSE/
EARNING ASSETS                                               3.10%                             4.54%
                                                             -----                             -----
                                                             -----                             -----
NET INTEREST INCOME/
EARNING ASSETS                                               5.09%                             4.67%

                                                             -----                             -----
                                                             -----                             -----



NON-INTEREST INCOME

          Service charge and fee income is the most significant item of non-interest income, amounting to $970,000 in 1992, and $862,000 in 1991. Service charge and fee income represented 97% and 95% of non-interest income in the years 1992 and 1991, respectively.


NON-INTEREST EXPENSE

          Non interest expense was $2,206,000 in 1992 and $2,261,000 in 1991.
This $55,000 decrease represents COMMUNITY's effort to control cost. The major components of non-interest expense are as follows (in thousands):


                                    YEAR ENDED DECEMBER           PERCENTAGE CHANGE
                                           31
                                    --------------------        -----------------------
                                     1992          1991        1992/1991    1991/1990
                                     ----          ----        ---------    ---------
Salaries and Employee Benefits     $1,128        $1,135          (0.6)         2.4
Occupancy                             382           386          (1.0)         1.6
Data Processing                        44            53         (16.9)       (23.2)
Advertising                            51            58         (12.1)       (12.1)
Regulatory Fees & Assessments         156           148           5.4         41.0
Professional Fees                      34            35          (2.9)        52.2
Postage and Supplies                  133           142          (6.3)        16.4
Other                                 278           304          (8.6)         9.0
                                   ------        ------
 Total Non-Interest Expense        $2,206        $2,261
                                   ------        ------
                                   ------        ------


INCOME TAXES

          COMMUNITY recorded a provision for income taxes of $686,000 in 1992, and $458,000 in 1991. The effective tax rates were 31.8%, and 32.5% in 1992 and 1991, respectively. The effective tax rate is affected primarily by the federal statutory rates, the effect of state taxes, and tax exempt income.


RETURN ON EQUITY AND ASSETS

          The following table shows return on COMMUNITY's average assets, return on average equity, and various other ratios over the past three years:


                                                 YEAR ENDED DECEMBER 31
                                                 ----------------------
                                                   1992          1991
                                                   ----          ----
            Return on Assets(1)                    2.07%         1.42%
            Return on Equity(2)                   13.39%         9.42%
            Dividend Payout Rate(3)               20.98%        28.39%
            Equity to Assets Ratio(4)             15.45%        14.92%

            --------------------------------
            (1)  Net income divided by average total assets.
            (2)  Net income divided by average equity.
            (3)  Dividend declared per share divided by net income per share.
            (4)  Average equity divided by average assets.


IMPACT OF INFLATION AND CHANGING PRICES

          Virtually all of the assets and liabilities of a financial institution are monetary in nature and, as a result, interest rates generally have a more significant impact on a financial institution's performance than does inflation. However, inflation does affect COMMUNITY's operating expenses. The effects of inflation on premises and equipment, and non-interest expenses during 1991, 1990 and 1989 have not been significant.


ACCOUNTING RULE CHANGE

          Statement of Accounting Standards No. 109, ACCOUNTING FOR INCOME TAXES, requires that companies change their method of accounting for income taxes from an income statement approach to a balance sheet method. COMMUNITY's adjustment is reflected in the 1992 year-end financial statements. In the opinion of management, the total adjustment of $36,500 was not material to the financial statements taken as a whole and was used to reduce the provision for income taxes.


                     PRINCIPAL SHAREHOLDERS OF COMMUNITY


          As of the Record Date, the only outstanding equity securities of COMMUNITY were 38,525 shares of COMMUNITY Common Stock held by ninety-three
(93) Shareholders of record. The following table shows the ownership as of the Record Date by each person who was known by COMMUNITY to own beneficially 5% or more of the Common Stock, by each Director and by all Directors and Executive Officers as a group:


NAME AND ADDRESS OF BENEFICIAL        NUMBER OF SHARES      PERCENT OF SHARES
OWNER OR IDENTITY OF GROUP          BENEFICIALLY OWNED(1)   OUTSTANDING(1)(2)
- ------------------------------      ---------------------   -----------------
Harold C. Steed(3)                         10,903                28.29%
616 Maple Street
Clearfield, Utah  84015

Haven J. Barlow(4)                          3,847                10.01%
522 Elm Street
Layton, Utah  84041

Silver Fox, a Business Trust                2,753                 7.15%
c/o Jessilie E. Anderson
377 North Main
Layton, Utah  84041

Carolyn Holt Hess(5)                        2,000                 5.19%
877 E. 400 N.
Kaysville, Utah  84037

Walter David Steed(6)                       2,400                 6.23%
501 North Ogden, #6
Hinsdale, Illinois  60521

Dale Rulon Steed                            2,400                 6.23%
1368 Maple Drive
Logan, Utah  84321

Gerald E. Hess                                  5                  .01%
877 East 400 North
Kaysville, Utah  84037

Morris Hansen(6)                              215                  .06%
2368 South 2000 West
Syracuse, Utah  84075

Richard A. Hill(7)                            435                 1.13%
849 West 2650 North
Clinton, Utah  84015

Robert W. Speirs                               65                  .17%
603 East 250 South
Clearfield, Utah  84015

O. Wayne Thornock(8)                          878                 2.28%
748 East 200 South
Clearfield, Utah  84015

Directors and Executive Officers           16,348                42.43%
as a Group (7 persons)

(1) Under the rules of the Securities and Exchange Commission, a person is deemed to be a beneficial owner of a security if he has or shares the power to vote or direct the voting of such security or the power to dispose or to direct the disposition of such security. Accordingly, more than one person may be deemed to be a beneficial owner of the same securities. A person is also deemed to be a beneficial owner of any securities of which that person has the right to acquire beneficial ownership within 60 days. Unless otherwise indicated by footnote, the named individuals have sole voting and investment power with respect to the shares held by them.

(2)  38,525 shares outstanding at the Record Date.

(3) 4,747 shares held individually; 6,156 shares held in Harold C. Steed Family Partnership.

(4) 1,250 shares held in Haven J. Barlow Trust, and 2,597 shares held as trustee for David B. Barlow.

(5)  as trustee for George Harold Hold Living Trust.

(6) 15 shares held individually and 200 shares held as Trustee of Morris Hanson Trust.

(7)  shares held jointly with Joann H. Hill.

(8)  238 shares held individually and 640 shares held jointly with EuVola
Thornock.



          Each of COMMUNITY's Directors and Executive Officers who owns COMMUNITY Common Stock has agreed to vote all of the shares beneficially owned by him in favor of the Merger Agreement. The affirmative vote of the holders of two-thirds of the outstanding shares of COMMUNITY Common Stock is required to approve the Merger Agreement. See "THE MERGER -- Vote Required for Approval."

                         INFORMATION ABOUT FSB UTAH

          FSB UTAH is a National bank and a wholly-owned subsidiary of FSC. At September 30, 1993, FSB UTAH had assets of approximately $4.71 billion and shareholders' equity of approximately $303 million. The principal business of FSB UTAH is to obtain deposits from the general public and to combine such deposits with other available sources of funding to make residential and commercial real estate loans; secured and unsecured commercial, corporate, and business loans; and installment consumer loans.



                     COMPARATIVE RIGHTS OF SHAREHOLDERS


          The current rights of COMMUNITY Shareholders are governed by the UCA and the Articles of Incorporation and Bylaws of COMMUNITY. Upon consummation of the Merger, COMMUNITY Shareholders will become stockholders of FSC, a Delaware corporation. As stockholders of FSC, their rights will be governed by the Delaware Statute and by FSC's Certificate of Incorporation and Bylaws. The UCA and the Articles of Incorporation and Bylaws of COMMUNITY differ from the Delaware Statute and the Certificate of Incorporation and Bylaws of FSC in certain respects. Although it is not practical to compare all such differences, the following is a summary of the material differences.


AUTHORIZED CAPITAL STOCK

          - COMMUNITY. Under COMMUNITY's Articles of Incorporation, the aggregate number of shares of capital stock which it is authorized to issue is 40,000 shares of Class A Common Stock, par value $10.00 per share.

          - FSC. Under FSC's Certificate of Incorporation, FSC is authorized to issue 150,000,000 shares of common stock and 400,000 shares of Preferred Stock. All shares of FSC Common Stock are identical in rights and have one vote.

           FSC Common Stock, when delivered pursuant to the Merger Agreement, will be duly authorized and validly issued, fully paid and non-assessable, which status will be supported by an opinion of FSC's counsel.

          FSC's Certificate of Incorporation provides that its Board of Directors can issue Preferred Stock in one or more series and with such terms and at such times and for such consideration as the FSC Board of Directors may determine. The authority of the FSC Board of Directors includes the determination or fixing of the following with respect to shares of any series thereof: (a) the number of shares and designation or title thereof;
(b) rights as to dividends; (c) whether and upon what terms the shares are to be redeemable; (d) rights and preferences of the holders upon the liquidation, dissolution or winding up of FSC; (e) whether the shares are to be subject to a retirement or sinking fund; (f) whether and upon what terms the shares are convertible; (g) the voting rights, if any; (h) whether the issuance of any additional shares of a series shall be subject to restrictions as to issuance or as to the powers, preferences or rights of any other series; and (i) any other preferences, privileges, powers or relative rights specified by the Board of Directors. FSC has designated 18,052 shares of its Preferred Stock as Class A Cumulative Convertible Preferred Stock, all of the currently outstanding shares of which have voting rights, and are convertible at the option of the holders into
12.15 shares of FSC Common Stock for each share of Cumulative Convertible Preferred Stock.

          On August 28, 1989, FSC's Directors adopted a Shareholder Rights Plan under which each FSC shareholder is issued rights to acquire a new class of junior preferred stock, which rights could also be expanded by the FSC Board of Directors to allow the purchase of additional shares of FSC under certain circumstances involving the acquisition of certain amounts of FSC stock by a third party. (SEE "INFORMATION ABOUT FSC -- Description of FSC's Capital Stock -- Common Stock.")


DIRECTORS

          - NUMBER. COMMUNITY's Bylaws provide for seven (7) directors, who serve until the next annual meeting of COMMUNITY Shareholders and until their successors shall have been elected and qualified.

          FSC's Bylaws provide that the number of its directors shall be not less than 6 nor more than 30, with the exact number to be established from time to time by resolution of the Board of Directors. Currently FSC has 22 directors, who serve for one-year terms. Based upon the number of outstanding shares of FSC Common Stock, COMMUNITY Shareholders, even if they all voted for the same candidate, would not have enough shares of FSC Common Stock to elect a director to serve on the FSC Board.

          - REMOVAL. Under the UCA and the Delaware Statute any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares entitled to vote at an election of directors.

          - INDEMNIFICATION. The Delaware Statute provides that a director, employee, officer or agent of a Delaware corporation may be indemnified against liability (other than in an action by or in the right of the corporation) and other costs incurred by such person in connection with such proceeding, provided such person acted in good faith and in a manner such person reasonably believed to be in, or at least not opposed to, the best interests of the corporation, and, with respect to any criminal proceeding, had no reason to believe the conduct was unlawful. For actions or suits brought by or in the name of the corporation, the Delaware Statutes provide that a director, employee, officer or agent of a corporation may be indemnified against expenses incurred by such person in connection with such proceeding if such person acted in good faith and in a manner such person reasonably believed to be in, or at least not opposed to, the best interests of the corporation, except that if such person is adjudged to be liable to the corporation, such person can be indemnified if and only to the extent that a court determines that despite the adjudication of liability, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper. The Delaware Statutes provide that, if such director, employee, officer or agent prevails, indemnification is mandatory.

          The UCA similarly provides that a director, officer, employee or agent of a Utah corporation may be indemnified against liability (other than in an action by or in the right of the corporation) and other costs incurred by such person in connection with such proceeding, if (a) such person acted in good faith, (b) the person reasonably believed, the case of conduct in the person's official capacity with the corporation, that the person's conduct was in the corporation's best interest, and in all other cases, that the person's conduct was at least not opposed to the best interests of the corporation, and (c) with respect to any criminal proceeding, had no reason to believe the conduct was unlawful. However, the UCA also provides that the corporation may not indemnify a director, officer, employee or agent if the proceeding is brought by or in the right of the corporation and the person is found liable to the corporation, or if the person is found to have received an improper personal benefit.

          The UCA provides that if the board of directors reasonably determines that the person is wholly successful, on the merits or otherwise, in defense of any action, the person is entitled to indemnification.

          FSC's Certificate of Incorporation, as amended, provides for indemnification of officers and directors to the fullest extent allowed by applicable law. The Articles of Incorporation and Bylaws of COMMUNITY also contain provisions which provide for indemnification of such persons to the fullest extent allowed under applicable law.

          - DIRECTOR LIABILITY. The Delaware Statutes allow a corporation to provide, in its articles or certificate of incorporation a provision which limits or eliminates the personal liability of a director to the corporation and its shareholders or stockholders for monetary damages for such person's conduct as a director, provided that such provision may not so limit a director's liability (i) for a breach of his or her duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law; (iii) for unlawful payments of dividends, certain stock repurchases or redemptions; or
(iv) for any transaction from which the director derived an improper personal benefit.

          These provisions have the effect of protecting a corporation's directors against personal monetary liability from breaches of their duty of care. FSC, with the approval of its stockholders, amended its Certificate of Incorporation to include such provisions in 1988.

          Under the UCA, a corporation, in its articles of incorporation, bylaws or by resolution, may eliminate or limit the personal liability of a director to the corporation or its shareholders for monetary damages for any action taken or any failure to take any action, as a director, except liability for (a) the amount of a financial benefit received by a director to which he is not entitled; (b) an intentional infliction of harm on the corporation or the shareholders; (c) a violation of UCA Section 16-10a-842 (unlawful distributions); or (d) an intentional violation of criminal law. COMMUNITY, with the approval of its shareholders, adopted a resolution in 1993 to include such a provision.

          INSOFAR AS INDEMNIFICATION FOR LIABILITIES ARISING UNDER THE SECURITIES ACT MAY BE PERMITTED TO DIRECTORS, OFFICERS AND CONTROLLING PERSONS OF FSC, FSC HAS BEEN ADVISED THAT IN THE OPINION OF THE COMMISSION SUCH INDEMNIFICATION IS AGAINST PUBLIC POLICY AS EXPRESSED IN THE SECURITIES ACT AND IS, THEREFORE, UNENFORCEABLE. IN THE EVENT THAT A CLAIM FOR INDEMNIFICATION AGAINST SUCH LIABILITIES (OTHER THAN THE PAYMENT BY FSC OF EXPENSES INCURRED OR PAID BY A DIRECTOR, OFFICER OR CONTROLLING PERSON OF THE REGISTRANT IN A SUCCESSFUL DEFENSE OF ANY ACTION, SUIT OR PROCEEDING) IS ASSERTED BY SUCH DIRECTOR, OFFICER OR CONTROLLING PERSON IN CONNECTION WITH THE SECURITIES BEING REGISTERED, FSC WILL, UNLESS IN THE OPINION OF ITS COUNSEL THE MATTER HAS BEEN SETTLED BY CONTROLLING PRECEDENT, SUBMIT TO A COURT OF APPROPRIATE JURISDICTION THE QUESTION OF WHETHER SUCH INDEMNIFICATION BY IT IS AGAINST PUBLIC POLICY AS EXPRESSED IN THE SECURITIES ACT AND WILL BE GOVERNED BY THE FINAL ADJUDICATION OF SUCH ISSUE.


SALE OF SHARES

          The Delaware Statute and the UCA permit a corporation to accept a promissory note as payment for stock.


NOTICE OF MEETINGS

          Delaware corporations must give not less than ten nor more than 60 days notice of shareholder meetings. Utah corporations also must give not less than 10 nor more than 60 days notice.



ELECTION OF DIRECTORS

          Under the UCA, a candidate for election as a director must receive a plurality of the votes cast at a meeting at which a quorum is present. The Delaware Statute also provides that candidates for director are elected by a plurality vote.


INSPECTION OF BOOKS AND RECORDS

          Any shareholder of a Delaware corporation or a Utah corporation is entitled to inspect the corporation's books and records.

REPURCHASE AND REDEMPTION OF SHARES

          The UCA permits a corporation to acquire its own shares and provides, in relevant part, that all shares acquired by a corporation shall constitute authorized but unissued shares. The Delaware Statute permits a corporation to redeem or repurchase any of its shares for cash, other property or a promissory note except when the capital of the corporation is impaired, or when such repurchase or redemption would impair the capital of the corporation. Shares repurchased by a Delaware corporation may be held in the corporation's treasury or canceled and returned to the status of Authorized but unissued stock.

PAYMENT OF DIVIDENDS TO SHAREHOLDERS

          Holders of COMMUNITY Common Stock are entitled to share ratably in such cash, property or in-kind dividends as may be declared at any regular or special meeting of the COMMUNITY Board of Directors out of funds legally available therefor, subject to certain restrictions. Under the UCA, COMMUNITY may declare dividends on its capital stock if the corporation would not be rendered insolvent (subject to either of two tests). (COMMUNITY is and has been under certain restrictions concerning the payment of dividends in 1993 and 1994. (SEE "INFORMATION ABOUT COMMUNITY -- Regulation and Regulatory Agreements".)

          COMMUNITY is also subject to restrictions on its ability to pay dividends under applicable banking laws. (SEE "INFORMATION ABOUT FSC -- Supervision and Regulation" for a discussion of applicable banking laws.)

          The Delaware Statute allows a corporation, subject to any restrictions in its certificate of incorporation, to declare and pay dividends upon its shares of capital stock either out of its surplus (as determined under the statute) or, in the event there is no such surplus, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. Further restrictions on dividends apply in the event a corporation has issued shares possessing a preference upon the distribution of assets. The ability of a Delaware corporation to pay dividends on, or to make repurchases or redemptions of, its shares is dependent on the financial status of the corporation standing alone and not on a consolidated basis. FSC's Certificate of Incorporation grants to the Board of Directors the power to declare dividends on its Common Stock, subject to any dividend or sinking fund requirements pertaining to its Preferred Stock. FSC is also subject to restrictions on its dividend paying ability under banking laws. (SEE "INFORMATION ABOUT FSC -- Supervision and Regulation.")


PREEMPTIVE RIGHTS

          The UCA provides that shareholders of Utah corporations do not have a preemptive right to acquire unissued shares, or securities convertible into such shares, unless such preemptive right is provided in by the corporation's Articles of Incorporation. COMMUNITY, with the approval of its shareholders, amended its Articles of Incorporation to deny any preemptive rights. FSC shareholders do not have preemptive rights.

AMENDMENTS TO ARTICLES OR CERTIFICATE OF INCORPORATION

          The Delaware Statute permits the board of directors of a Delaware corporation to adopt a resolution of its own volition setting forth a proposed amendment to the corporation's certificate of incorporation and directing that such proposed amendments be submitted to a vote at a meeting of stockholders.

          The UCA similarly permits the board of directors of a Utah corporation to adopt a resolution proposing changes to the corporation's articles of incorporation and directing that such proposed amendments be submitted to a vote at a shareholders meeting.


AMENDMENTS TO BYLAWS

          The UCA provides that, unless the power to amend a corporation's bylaws is reserved to its shareholders by its articles of incorporation, the bylaws may be amended by the Board of Directors. COMMUNITY has made no such reservation.


          The Delaware Statute provides that stockholders may amend the bylaws of a corporation, provided that the corporation may, in its articles of incorporation, also confer such power upon the board of directors. FSC's Certificate of Incorporation expressly authorizes its Board of Directors to amend its Bylaws.


SHAREHOLDER APPROVAL OF MERGER AND OTHER BUSINESS COMBINATIONS

          Both the Delaware Statute and the UCA generally provide that a merger, consolidation, sale, lease or exchange of all or substantially all of its assets may be effected upon a vote of the holders of a majority of a corporation's outstanding shares. Neither Delaware nor Utah law requires a stockholder vote of the surviving corporation in a merger if (a) the merger does not amend the existing certificate of incorporation, (b) each outstanding share of the surviving corporation before the merger is unchanged or becomes a treasury share of the surviving corporation, and (c) the number of shares to be issued by the surviving corporation in the merger does not exceed 20% of the shares outstanding immediately prior to such issuance.

          In February 1988, the Delaware Statute was amended to prohibit certain business combinations (generally mergers, consolidations and sales of 10% or more of a corporation's assets) between Delaware corporations and "Interested Stockholders." As defined under the Delaware Statute, Interested Stockholders are persons who alone, or together with their affiliates, beneficially own 15% or more of the outstanding stock of a corporation. The Delaware Statute bars business combinations between an Interested Stockholder and the corporation for a period of three years after any such person or group has become an Interested Stockholder. The Delaware Statute contains exceptions to the prohibition which allows such combinations if, as a result of the transaction which causes a person to become an Interested Stockholder, such person owns 85% or more of the outstanding voting stock (with certain exceptions). Another provision exempts from the coverage of the Delaware Statute any transaction approved by the corporation's board of directors and two-thirds of the outstanding voting stock not held by the Interested Stockholder. FSC's Certificate of Incorporation provides for super-majority voting requirements in certain cases of non-consensual merger votes. (SEE "INFORMATION ABOUT FSC.")

          The UCA has no provisions similar to the provision described in the preceding paragraph.


RIGHTS OF DISSENTING SHAREHOLDERS

          The UCA provides statutory appraisal rights to shareholders who may dissent from certain corporate reorganizations such as mergers or sales of all or substantially all of the institution's assets except that such rights are not available in cases in which the corporation is to be the surviving corporation and no vote of its shareholders is required for such transaction. COMMUNITY Shareholders are entitled to dissent from the Merger. (SEE "THE MERGER -- Rights of Dissenting Shareholders" and Appendix C.)

          The Delaware Statute provides appraisal rights in the case of a statutory merger, consolidation or sale of substantially all the assets of a corporation, except that such rights are not available in cases in which the corporation is to be the surviving corporation and no vote of its stockholders is required for such transaction or, unless otherwise provided in the certificate of incorporation, in cases in which the consideration for such transaction is shares of stock listed on a national securities exchange or held of record by more than 2,000 stockholders, unless such stockholders are required by the terms of the merger, consolidation or sale to accept anything other than shares of stock of the surviving corporation, shares of stock of another corporation which are all listed or held by such number of record holders, cash in lieu of fractional shares of such stock, or any combination thereof. The Certificate of Incorporation of FSC does not provide for greater appraisal rights than those set forth in the Delaware Statute.


SPECIAL MEETING OF SHAREHOLDERS

          The UCA provides that special meetings of a corporation's shareholders may be called by the president, the Board of Directors, the holders of not less than 10% of all shares entitled to vote at the meeting or by such other person or group designated in the corporation's articles of incorporation or bylaws. COMMUNITY's Articles of Incorporation and Bylaws do not give any person other than those specified above the authority to call special meetings of the shareholders.

          Under the Delaware Statute, special meetings of stockholders of a corporation may be called by the board of directors or by such persons as are authorized by the corporation's certificate of incorporation or bylaws.
FSC's Bylaws provide that such meetings may also be called by the President, and shall be called by the President or the Secretary at the written request of stockholders owning not less than a majority of all shares issued and outstanding and entitled to vote on any proposal to be submitted to the meeting.

SHAREHOLDER CONSENT TO ACTION WITHOUT A MEETING

          Under the UCA and COMMUNITY's Bylaws, any action which may be taken at any meeting of shareholders may be taken without a meeting and a vote if a written consent setting forth the action is signed by all of the shareholders entitled to vote with respect to the subject matter thereof.

          The Delaware Statute provides that, unless otherwise provided in the certificate of incorporation, any action which may be taken at any meeting of stockholders may be taken without a meeting, prior notice or a vote, if written consents setting forth the action taken are signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to take such action if the action were taken at a meeting. FSC's Certificate of Incorporation does not prohibit such actions by written consent.


                                LEGAL MATTERS

          The legality of the FSC Common Stock offered hereby and certain other matters with respect to the Merger will be passed upon for FSC by Ray, Quinney & Nebeker P.C. As of December 31, 1993, attorneys at Ray, Quinney & Nebeker, as a group, were beneficial owners of nor more than approximately 4.0% of the total outstanding FSC Common Stock, and held no shares of COMMUNITY Common Stock.

          Van Cott Bagley Cornwall & McCarthy will pass upon certain matters in connection with the Merger for COMMUNITY. As of September 30, 1993, attorneys at Van Cott, Bagley, Cornwall & McCarthy, as a group, owned no shares of COMMUNITY Common Stock and no shares of FSC Common Stock.


                                   EXPERTS

          The consolidated financial statements as of December 31, 1992 and 1991, and for each of the three years in the period ended December 31, 1992 incorporated in this Prospectus/Proxy Statement by reference from FSC's Annual Report on Form 10-K have been audited by Deloitte & Touche, independent certified public accountants, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon such report given upon the authority of that firm as experts in accounting and auditing.

          The financial statements of COMMUNITY as of December 31, 1992 and for each of the two (2) years in the period ended December 31, 1992 included in this Prospectus/Proxy Statement have been audited by Simpson & Company, independent certified public accountants, as stated in their reports appearing in Appendix B, and have been so included in reliance upon such report given upon the authority of that firm as experts in accounting and auditing.

                   COMMUNITY'S ANNUAL SHAREHOLDER MEETING

          If the Merger is not consummated prior to the scheduled date of the 1994 annual meeting of Shareholders, such meeting may be held. Shareholder proposals submitted for inclusion in the 1994 proxy materials and for consideration at such meeting (if any) must be received by COMMUNITY on or before March 8, 1994. Proposals should be sent to COMMUNITY, Attn: Secretary, 180 South State Street, Clearfield, Utah 84015.


                   DEADLINE FOR FSC SHAREHOLDER PROPOSALS

          Any FSC shareholder who wishes to present a proposal for action at the April 1995 Annual Meeting of the FSC shareholders, must submit his or her proposal in writing by Certified Mail -- Return Receipt Requested, to First Security Corporation, Attention: Secretary of the Corporation, 79 South Main Street, Salt Lake City, Utah 84111, on or before December 31, 1994.

                                   APPENDIX A

                               AGREEMENT OF MERGER

                               AGREEMENT OF MERGER

          This Agreement of Merger, dated as of the 22nd day of October, 1993 ("Agreement"), is made and entered into by and among FIRST SECURITY BANK OF UTAH, N.A. ("FSB"), a national banking association organized under the laws of the United States, FIRST SECURITY CORPORATION ("FSC"), a Delaware corporation, and COMMUNITY FIRST BANK, a bank organized under the laws of the State of Utah ("Bank").

R E C I T A L S:

          A. FSB is a national banking association duly organized under the laws of the United States with its head office at Ogden, Utah. FSB is authorized by its Articles of Association to issue 2,000,000 shares of Common Stock, $25.00 par value, of which as of September 30, 1993, there were 1,084,002 shares issued and outstanding.

          B. FSC is a Delaware corporation, having authorized capital stock of 150,400,000 (150,000,000 shares of Common Stock, par value $1.25, and 400,000 shares of Preferred Stock, of which 18,052 are designated Series A, having no par value) of which, as of September 30, 1993, there were 39,896,268 (net of treasury) shares of Common Stock issued and outstanding and 13,550 shares of Series A preferred stock issued and outstanding. FSC owns approximately 99% of the issued and outstanding stock of FSB.

          C. Bank is a bank organized under the laws of the State of Utah with its head office located at Clearfield, Utah. Bank is authorized by its Articles of Incorporation to issue

40,000 shares of capital stock, $10 par value ("Bank Common Stock"), of which as of the date of this Agreement, there were 38,525 shares issued and outstanding.

          D. FSB and Bank desire to merge Bank with and into FSB upon the terms and subject to the conditions set forth herein (the "Merger").

          E. The Boards of Directors of Bank and FSB and the Executive Committee of FSC (approved or to be approved by its Board of Directors), each by resolutions duly adopted pursuant to the authority given by and in accordance with the laws governing them, have approved this Agreement and authorized the execution hereof.

A G R E E M E N T:

          NOW, THEREFORE, in consideration of the premises, and the mutual covenants and conditions herein the parties hereto covenant and agree to effect the merger in accordance with the terms and conditions set forth as follows:

                                   ARTICLE ONE
                                   THE MERGER

          1.1 MERGER. Pursuant to the laws of the United States and the State of Utah and subject to and in accordance with the terms and conditions of this Agreement of Merger, Bank shall be merged with and into FSB, to form a single banking corporation, and FSB shall be the surviving bank to be governed by the laws of the United States. Bank and FSB shall execute any "Articles of Merger" for filing, as may be consistent with this Agreement and as may be required by applicable law. The Merger of Bank with and into FSB shall become effective on such date as the Office of the Comptroller of the Currency under regulations and procedures governing said office deems the Merger effective. The time when the Merger shall become effective is herein called the "Effective Time."

          1.2 EFFECT OF MERGER. At the Effective Time, Bank shall be merged with and into FSB in the manner and with the effect provided by the laws of the United States (and the State of Utah) and the separate legal existence of Bank shall cease and thereupon FSB and Bank (hereinafter sometimes referred to as the "Merging Banks") shall be a single corporation (the "Surviving Bank") subject to the Articles of Association of FSB. The Surviving Bank shall possess all the rights, privileges, powers and franchises of a public as well as of a private nature, and shall be subject to all restrictions, disabilities and duties of the Merging Banks; and all the rights, privileges, powers and franchises of the Merging Banks and all property, real, personal and mixed and all debts due to the Merging Banks on whatever account, as well as for stock subscriptions and all other things in action or belonging to the Merging Banks shall be vested in the Surviving Bank; and all property, rights, privileges, powers and franchises, and all and every other interest shall hereafter effectively be the property of the Surviving Bank as they were of Bank and all rights of creditors and all liens upon any property of Bank shall be preserved unimpaired, and all debts, liabilities and duties of Bank shall thereafter attach to the Surviving Bank, and may be enforced against it to the same extent as if such debts, liabilities and duties had been incurred or contracted by it.

          The outstanding shares of capital stock of Bank shall be converted on the basis, terms, and conditions described in Section 1.4. The aggregate amount of the net assets of the Merging Banks which was available for the payment of dividends immediately prior to the merger, to the extent the value thereof is not transferred to stated capital by the issuance of shares or otherwise, shall continue to be available for the payment of dividends by the Surviving Bank.

          1.3 ARTICLES OF ASSOCIATION; BYLAWS; DIRECTORS. The Articles of Association and Bylaws of FSB in effect immediately prior to the Merger shall govern the Surviving Bank after the Merger without amendment. The directors and officers of the Surviving Bank shall be the directors and officers of FSB holding such positions immediately prior to the Merger.

          1.4 CONVERSION OF SHARES. The manner and basis of converting the shares of the Merging Banks shall be as follows:

               1.4.1 BANK COMMON STOCK. Each share of Bank Common Stock which is outstanding immediately prior to the Effective Time (which shall be not more than 38,525), other than shares as to which dissenters' rights are perfected, and all rights in respect thereof, shall be converted, IPSO FACTO, and without any action on the part of the holder thereof, into the right to receive 21.859 shares of FSC Common Stock, par value $1.25 (hereinafter the "Conversion Ratio").

               1.4.2 FSB COMMON STOCK. The issued and outstanding stock of FSB shall be unchanged by the Merger, except that FSB shall issue additional shares of its stock to FSC equal to the value of the FSC shares issued pursuant to the Merger to compensate FSC for the FSC shares used to effect the Merger.

               1.4.3 SURRENDER OF CERTIFICATES. After the Effective Time, each holder of shares of Bank Common Stock outstanding immediately prior to the Effective Time (other than shares as to which dissenters' rights have been perfected) shall, upon surrender for cancellation of a certificate or certificates representing such shares to FSC or its agent designated for such purpose, be entitled to forthwith receive a certificate or certificates representing the number of shares of FSC Common Stock into which such shares of Bank Common Stock shall have been converted pursuant to the provisions of this Article. Until so surrendered, the certificates which prior to the Merger represented shares of Bank Common Stock, shall be deemed for all corporate purposes, to evidence ownership of the shares of FSC Common Stock into which such shares of Bank Common Stock shall have been converted; provided, however, that no dividends with respect to shares of Bank Common Stock shall be paid until the holder shall have surrendered certificates therefor, at which time the holder shall be paid the amount of dividends, if any, without interest which shall theretofore have become payable with respect to the shares of FSC Common Stock into which such shares shall have been converted.

               If any certificate for shares of FSC Common Stock is to be issued in a name other than that in which the certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer, and that the person requesting such exchange pay to FSC or its agent designated for such purpose any transfer or other taxes required by reason of the issuance of a certificate for shares of FSC Common Stock in any name other than that of the registered holder of the certificate surrendered, or establish to the satisfaction of FSC or its agent that such tax has been paid or is not payable.


               No fractional shares of FSC Common Stock shall be issued in the Merger but, in lieu of any such fractional shares, each holder of shares of Bank Common Stock who would otherwise have been entitled to a fraction of a share of FSC Common Stock upon surrender of stock certificates as provided in this
Section 1.4.3 will upon such surrender be paid an amount of cash (without interest) determined by multiplying (a) the FSC Common Stock price determined as the average of the bid and ask price of FSC Common Stock as quoted on the NASDAQ, National Market System, at closing on the day preceding the Effective Time by (b) the fractional share interest in FSC Common Stock to which the holder would otherwise be entitled.

               Within ten (10) business days after the Effective Time, FSB will send a notice and transmittal form to each Bank shareholder (other than holders of shares as to which dissenters' rights are perfected), advising such shareholder of the terms of the exchange effected by the Merger and the procedure for surrendering to FSC (who may appoint forwarding or exchange agents) such certificate for exchange into FSC Common Stock.

          1.5 SHARES OF DISSENTING HOLDERS. If holders of Bank Common Stock dissent from the Merger and demand appraisal of their shares, any issued and outstanding shares of Bank Common Stock held by a dissenting holder shall not be converted as described in Section 1.4.1, but shall from and after the Effective Time represent only the right to receive such consideration as may be determined to be due to such dissenting holder pursuant to Sections 16-10a-1302 ET SEQ., Utah Code Annotated; provided, however, that each share of Bank Common Stock outstanding immediately prior to the Effective Time, and held by a dissenting holder who shall, after the Effective Time, withdraw his or her demand for appraisal or lose his or her right of appraisal shall be deemed to be converted, as of the Effective Time, into FSC Common Stock in accordance with Section 1.4.1 and the certificates representing such Bank Common Stock shall be surrendered in accordance with Section 1.4.3.

          1.6 SUBSEQUENT ACTIONS. If, at any time after the Effective Time, the Surviving Bank shall consider or be advised that any deeds, bills of sale, assignments, assurances, or any other actions or things are necessary or desirable to vest, perfect, or confirm of record or otherwise in the Surviving Bank its right, title, or interest in, to, or under any of the rights, properties, or assets of Bank acquired or to be acquired by the Surviving Bank as a result of or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Bank shall be authorized to execute and deliver, in the name and on behalf of Bank or otherwise, all such deeds, bills of sale, assignments, and assurances, and to make and do, in the name and on behalf of Bank or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect, or confirm any right, title, and interest in, to, and under such rights, properties, or assets in the Surviving Bank or otherwise to carry out this Agreement.

          1.7 ANTI-DILUTION ADJUSTMENT. If, between the date of this Agreement and the Effective Time, the outstanding shares of FSC Common Stock shall have been changed, without receipt by FSC of consideration for such change, into a different number of shares or a different class by reason of any reclassification, recapitalization, split-up, combination, exchange of shares, or readjustment, or a stock dividend thereon shall be declared with a record date within said period, adjustments shall be made to the number of shares of FSC common Stock set forth in subsection 1.4.1 as appropriate.


                                   ARTICLE TWO
                                COVENANTS OF BANK

          2.1 COVENANTS OF BANK. Except as otherwise contemplated hereby, between the date hereof and the Effective Time (as defined in paragraph 7.2, below) or the time when this Agreement terminates as provided herein, Bank shall not, without the prior written authorization of the President of FSB:

               2.1.1 CHANGE IN CAPITAL STOCK; ISSUANCE OF SHARES. Make any change in its authorized capital stock, or issue, agree to issue or permit Bank to become obligated to issue any shares of its capital stock, or securities convertible into its capital stock;

               2.1.2 OPTIONS, WARRANTS, AND RIGHTS. Grant or issue any options, warrants or other rights of any kind relating to the purchase of shares of its capital stock, or securities convertible into its capital stock;

               2.1.3 DIVIDENDS. Except for the regular annual dividend of Bank typically declared during November or December, declare or pay any dividends or other distributions on any shares of its capital stock; provided, that no such annual dividend shall exceed $9.00 per share based on 38,525 shares outstanding. Notwithstanding the preceding sentence: (i) in the event the Merger has not closed on or before March 8, 1994 (or, if earlier, the record date necessary for Bank shareholders to share in the first quarterly dividend payable by FSC in
1994), then Bank may
declare a quarterly dividend of not to exceed $2.50 per share; (ii) in the event the Merger has not closed on or before June 10, 1994 (or, if earlier, the record date necessary for Bank shareholders to share in the second quarterly dividend payable by FSC in 1994), then Bank may declare a quarterly dividend of not to exceed $2.50 per share; and (iii) in the event the Merger has not closed on or before September 9, 1994 (or, if earlier, the record date necessary for Bank shareholders to share in the third quarterly dividend payable by FSC in 1994), Bank may declare a quarterly dividend of not to exceed $2.50 per share.

               2.1.4 PURCHASE OF SHARES. Purchase or otherwise acquire, or agree to acquire, any shares of its stock, other than in a fiduciary capacity;

               2.1.5 BENEFIT PLANS. Except as required by law, enter into or amend any pension, retirement, stock option, profit sharing, deferred compensation, consultant, bonus, group insurance or similar benefit plan in respect of any of its directors, officers or other employees;

               2.1.6 CONDUCT OF BUSINESS. Except as contemplated by this Agreement, knowingly take or omit to take any action which (i) causes Bank not to conduct its business in a manner consistent with its normal business practices (Bank shall use reasonable efforts to manage its deposits, including rates and mix, its assets, including rates and mix, and its securities portfolios in a manner consistent with past practices), (ii) has a material and adverse effect on the financial condition (present or prospective), businesses, properties, assets or operations of
Bank (the parties hereto recognize that the operation of Bank until the Effective Time is the responsibility of Bank, and its Board of Directors and officers; nevertheless, Bank shall keep FSB advised of all material changes in the financial condition (present or prospective), businesses, properties, assets or operations of Bank);

               2.1.7 ACQUISITIONS AND MERGERS; DIVESTITURE. Acquire or merge with any other company or acquire any branch or other significant part of the assets of any other company, or divest any material portion of its assets (on or off balance sheet), deposits or, except as otherwise directed by or agreed with FSC or FSB, its business relationships;

               2.1.8  LIENS; INDEBTEDNESS; INCREASE IN COMPENSATION, ETC.
Except in the ordinary course of business, mortgage, pledge or subject to a lien or any other encumbrance any of its assets, dispose of any of its assets, incur or cancel any indebtedness or claims, purchase or lease any assets having a purchase price or lease cost of more than $10,000.00 in each case or, in the aggregate, $50,000, or increase any compensation or benefits payable to its officers or employees, except cost of living and merit increases in accordance with past practices;

               2.1.9 ACCOUNTING PRACTICES. Except as may be required under generally accepted accounting principles, change any accounting or reporting practice.

               2.1.10 AMENDMENTS TO ARTICLES OF INCORPORATION, ETC. Amend its Articles of Incorporation, or make any material amendments to its Bylaws which would materially and adversely interfere in any manner with the transactions contemplated by this Agreement.

          2.2 INVESTIGATION; ACCESS. Bank shall use its best efforts to take or cause to be taken all action required under this Agreement on its part to be taken as promptly as practicable so as to permit the consummation of the transactions contemplated by this Agreement at the earliest possible date and cooperate fully with FSB to that end, including, without limitation, providing to FSB, and its agents, employees, accountants and counsel, access to Bank's books, records, reports, tax returns and facilities and to its employees, accountants, and counsel; provided, however, that such investigation to be conducted by FSB shall be performed in such a manner which will not unreasonably interfere with the normal operations, customers or employee relations of Bank, and shall be in accordance with reasonable procedures established by the parties having due regard for the foregoing.

          To facilitate the investigations of Bank to be conducted by FSB, Bank shall deliver to FSB, as soon as reasonably possible, and substantially in the form attached as Schedule 2.2, (i) a list setting forth all of the classified, criticized and nonperforming assets of Bank ("Classified Assets") as identified by the most recent examination by Bank's federal or state bank examiner, and by Bank's internal credit examination along with an explanation of management's response for dealing with such assets, (ii) a list of all loans which are more than thirty (30) days past due ("Past Due Loans"), and (iii) Bank management's analysis of expected losses to be incurred with respect to the loans (assets) identified in items (i) and (ii). Further, Bank shall deliver to FSB, as soon as reasonably possible, Bank's Reports of Examination as conducted by the Federal Deposit Insurance Corporation and/or the Department of Financial Institutions of the State of Utah (the "Department") for the last three years.

          From execution of this Agreement until Closing, Bank shall deliver to FSB, again substantially in the form attached as Schedule 2.2, (i) monthly reports which summarize the loans and lease and the deposit activity of Bank for the previous month, and (ii) a report detailing any changes to the Classified Assets or Past Due Loans.

          2.3 REGULATORY APPROVALS. Bank shall (i) use its best efforts in good faith to assist FSB and FSC in obtaining all necessary regulatory approvals and to take or cause to be taken all other action required under this Agreement on its part to be taken as promptly as practicable so as to permit the consummation of the transactions contemplated by this Agreement at the earliest possible date, and cooperate fully with FSB to that end, and (ii) furnish all necessary information for inclusion in any applications relating to the consents, approvals, and permissions of regulatory authorities referred to in Article SIX. Bank shall have the right to review, prior to submission, all applications to such regulatory authorities before the filing thereof and to comment upon the form of such applications and the information contained therein.

          2.4 NOTIFICATION OF ACTIONS. Bank covenants and agrees to notify FSB as soon as reasonably practicable in the event of the breach of any of the covenants set forth in this Article TWO.

          2.5 ENVIRONMENTAL REPORTS. Within five (5) days of the execution of this Agreement, Bank shall request and, within thirty (30) days of execution of this Agreement, Bank shall use its best efforts to cause to be prepared, by firms reasonably acceptable to FSB, Phase I Environmental Reports with respect to real property owned by Bank, including Bank's branch facilities and assets held by Bank as other assets, other real estate owned or as insubstance foreclosure. In the event a Phase I Report indicates that Bank may be a potentially liable party for remedial action under CERCLA, FRCRA (as such terms are defined hereinbelow) or comparable federal or state environmental type statutes, then Bank shall promptly notify FSB of such problem and Bank and FSB shall determine the appropriate action concerning such property. The cost of said Phase I Reports shall be borne by Bank. FSB and FSC acknowledge that that certain office building owned by Bank and located at 36 South Main, Clearfield, Utah, contains asbestos and that no remedial action shall be required to be taken or caused to be taken by Bank with respect thereto (the "Property").

          2.6 TERMINATION OF PLANS. On or before the Effective Time, Bank and FSC shall determine whether it is in the best interests of the parties hereto and the employees of Bank to terminate the Community First Bank Retirement Plan (as such plan is described in Section 3.1.16) or to merge such plans into an FSC benefit plan. FSC will cooperate in such determination to enable the plan participants to "roll-over" any benefits of said plans into continued tax favorable arrangements.

                                  ARTICLE THREE
                COVENANTS, REPRESENTATIONS AND WARRANTIES OF BANK

          3.1 COVENANTS, REPRESENTATIONS AND WARRANTIES OF BANK. Subject to those matters set forth in Schedules to this Agreement, Bank covenants, represents and warrants to and agrees with FSB as of the date of this Agreement and as of the Closing Date (as defined in paragraph 7.1, below) as follows:

               3.1.1 ORGANIZATION, CONDUCT OF BUSINESS, ETC. Bank (i) is duly organized and validly existing and in good standing under the laws of the State of Utah, (ii) has all requisite power and authority (corporate and other) to own its properties and conduct its businesses as now being conducted, (iii) is duly qualified to do business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it therein or in which the transaction of its businesses makes such qualification necessary, except where failure to so qualify would not have a material adverse effect on Bank or its businesses, operations, properties, assets or condition (financial or otherwise), and (iv) to the best of Bank's knowledge, is not transacting business, or operating any properties owned or leased by it, in violation of any provision of federal or state law or any rule or regulation promulgated thereunder, which violation would have a material adverse effect on Bank or its respective businesses, operations, properties, assets or condition (financial or otherwise).


               3.1.2 OPTIONS, WARRANTS, ETC. There are no outstanding options, warrants, calls, units or commitments of any kind relating to the issuance, sale, purchase or redemption of, or securities convertible into, capital stock of Bank.

               3.1.3 AUTHORIZATION OF CAPITAL STOCK. All of the outstanding shares of capital stock of Bank have been duly authorized and are validly issued, fully paid and nonassessable. Bank does not own any equity interest in any other business organization.

               3.1.4 AUTHORIZATION; VALIDITY OF AGREEMENT. To the best of Bank's knowledge, Bank has the corporate power and corporate authority to execute and deliver this Agreement. This Agreement has been duly and validly approved by the Board of Directors of Bank, has been duly executed and delivered on Bank's behalf, and, subject to approval by the shareholders of Bank and applicable regulatory authorities, constitutes a valid and binding agreement of such corporation, enforceable in accordance with its terms.

               3.1.5 BANK REPORTS. Since January 1, 1991, Bank has filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that, to the best of Bank's knowledge, were required to be filed with (i) the Federal Deposit Insurance Corporation (the "FDIC") or (ii) the Department. (All such reports and statements filed by Bank with the FDIC and the Department, and other applicable state securities or banking authorities, are collectively referred to herein as the "Bank Reports.") As of their respective dates, Bank Reports complied, to the best of Bank's knowledge, in all material respects with all the statutes, rules and regulations enforced or promulgated by the regulatory authority with which they were filed and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

               3.1.6 BANK FINANCIAL STATEMENTS AND TAX RETURNS. Bank's Balance Sheet as of December 31, 1992 and December 31, 1991, and its Statement of Cash Flow for the year ended December 31, 1992 and December 31, 1991, and Bank's Interim Balance Sheet as of June 30, 1993, were prepared, to the best of Bank's knowledge, in accordance with generally accepted accounting principles consistently applied and present fairly Bank's financial condition, results of operations and changes in cash position as of such date, except as set forth in
Schedule 3.1.6. Bank's Call Reports for the years ending December 31, 1992 and 1991 were prepared, to the best of Bank's knowledge, in accordance with accounting principles governing regulatory reports consistently applied and present fairly Bank's financial condition as of such dates except as specifically identified in Schedule 3.1.6. (The 1992 and 1991 Balance Sheets, the June 30, 1993 Interim Balance Sheet, and the 1992 and 1991 year-end Call

Reports, in each case including any footnotes and schedules thereto, are collectively referred to hereinafter as the "Financial Statements.") During the period from execution of this Agreement until Closing, Bank will provide FSB within five (5) business days of their availability, all interim financial statements relating to Bank and customarily prepared by Bank.

               Bank has delivered (or will deliver within five (5) days of execution of this Agreement) true and correct copies of all federal and state income tax returns filed for the years ending 1990, 1991 and 1992. Bank has filed all federal, state and local tax returns and forms (including but not limited to forms 1099), which, to the best of Bank's knowledge, are required by law to be filed or delivered as of the date hereof and has paid all taxes which have become due, and it has timely filed all currency transaction reports required by the Bank Secrecy Act, as amended; has timely filed all information returns required by Sections 6041, 6041A, 6042, 6045, 6049, 6050H, and 6050J of
the Internal Revenue Code of 1986, as amended (the "Code"); and has exercised due diligence in obtaining certified taxpayer identification numbers as required pursuant to Treasury Regulation 35a.9999. Where payment of such taxes is not required to be made as of the date hereof, Bank has set up an adequate reserve or accrual for the payment of all taxes required to be paid in respect of the periods covered by such returns.

               There are not in force (i) any extensions of time with respect to the dates on which any return was or is due to be filed by Bank, or (ii) any waivers or agreements by Bank for the extension of time for the assessment or payment of any tax.

               3.1.7 OTHER LIABILITIES; ENVIRONMENTAL MATTERS. Except as and to the extent stated in the Financial Statements delivered or to be delivered pursuant to Section 3.1.6 and in Schedule 3.1.7, and except for those liabilities incurred in the normal course of Bank's business, Bank does not have any material liabilities or obligations, secured or unsecured (whether accrued, absolute, contingent or otherwise).

               With respect to the real property owned or leased by Bank (including other real estate, but excluding the Property), to the best actual knowledge of Bank, neither Bank or any predecessor owner to Bank has stored, disposed of or arranged for the disposal of any hazardous substance at any facility, location or site, or permitted others to do so, so as to be or become a potentially liable party for remedial action or response costs in connection with such facility, location or site under the Federal Comprehensive Response, Compensation and Liability Act ("CERCLA"), as amended, the Federal Resource Conservation and Recovery Act ("FRCRA"), as amended, Federal Water Pollution Control Act, the Toxic Substances Control Act, any Utah underground storage tank act and other federal or state environmental law or regulation, and Bank has not received any notice of any potential claim under any such statutes. To the best actual knowledge of Bank, the real property owned or leased by Bank, excluding the Property, has never contained or had located thereon, or been used by previous owners and/or operators or Bank, for storage of, or construction with asbestos, PCB or other hazardous substance. For purposes of this Section, "hazardous substance" shall include all petroleum products as well as any toxic or hazardous material, hazardous waste or other hazardous or regulated substance defined in or regulated by any environmental law but shall not include substances used for their intended purpose in accordance with applicable law for cleaning or maintenance of the real property and improvements thereon.

               3.1.8. LOAN LOSS RESERVES. The Reserve for Possible Loan Losses and Net Loan Charge-Offs of Bank as established from time to time by Bank are adequate as determined by the standards applied to Bank by the applicable bank regulatory agencies and pursuant to generally accepted accounting principles.

               3.1.9 TITLE TO PROPERTIES. Except as reflected in the Financial Statements delivered or to be delivered pursuant to Section 3.1.6, Bank owns, free and clear of any liens, claims, charges, options, or other encumbrances, all of the property, real, personal or mixed, reflected in the Financial Statements of Bank and all property acquired since such date, except such property sold or otherwise disposed of since such date in the ordinary course of Bank's business. In Bank's opinion, all such properties which are material to the business or operations of Bank are in a good state of maintenance and repair (ordinary wear and tear excepted) and are adequate for their current uses and purposes. During each of the past three calendar years, Bank and its properties have been insured for customary risks with customary limits, deductibles, and exclusions, including but not limited to Bankers Blanket Bond, and such insurance protection continues in effect as of the date hereof. Bank has delivered (or shall deliver) to FSB true and correct copies of all deeds, title insurance policies and surveys it has with respect to the real property owned by it and copies of all leases with respect to real property leased by it.

               3.1.10 ABSENCE OF DEFAULTS. Except as set forth in Schedule 3.1.10, the execution of this Agreement does not and performance of the transactions contemplated by this Agreement will not (assuming Bank shareholder approval and applicable regulatory approval) (a) violate the provisions of the Articles of Incorporation or Bylaws of Bank, or (b) to the best of Bank's knowledge, violate the provisions of or place Bank in default under any agreement, indenture, mortgage, lien, lease, contract, instrument, order, judgment, decree, ordinance, statute, or regulation to which Bank is subject, to which any property of Bank is subject, or to which Bank is a party, which violations or defaults would in the aggregate have a material adverse effect on the business, operations, properties, assets, or condition (financial or otherwise) of Bank.

               3.1.11 ABSENCE OF MATERIAL ADVERSE CHANGES. Except as contemplated by this Agreement, since December 31, 1992, there has been no material adverse change, and no development involving a reasonably foreseeable prospective material adverse change, in or affecting the financial condition

(present or prospective), businesses, properties, assets or operations (present or prospective) of Bank.

               3.1.12  ACTIONS, PROCEEDINGS AND INVESTIGATIONS.  Set forth on
Schedule 3.1.12 hereto is a complete and accurate listing of all litigation, administrative or other proceedings to which Bank is a party, except for such proceedings in which Bank is seeking to collect on a loan or lease transaction and no counterclaim or similar claim has been filed against Bank. There are no actions, proceedings or investigations pending, or to the knowledge of the executive officers of Bank threatened or contemplated, against or relating to Bank or any of its properties or assets (and said officers are not aware of any facts that would give rise to any such claim), which would materially and adversely affect the financial condition (present or prospective), businesses, properties, assets or operations (present or prospective) of Bank, or the ability of Bank to consummate the Merger contemplated hereby.

               3.1.13 ABSENCE OF BROKERAGE COMMISSIONS, ETC. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried on by Bank or its legal counsel directly with FSC or FSB without the participation or intervention of any other person, firm or corporation employed or engaged by or on behalf of Bank in such a manner as to give rise to any valid claim against Bank for a brokerage commission, finder's fee or like payment.

               3.1.14  MATERIAL CONTRACTS.  Except for those documents listed on
Schedule 3.1.14 hereto, copies of which
documents have been provided by Bank to FSB, Bank is not a party to any material contract or agreement, including but not limited to any lease, service contract, employment agreement or any pension, retirement, stock option, profit sharing, deferred compensation, consultant, bonus, group insurance or similar plan. To the best of Bank's knowledge, all of the contracts and agreements of Bank, including those set forth in Schedule 3.1.14 are valid, binding and in full force and effect and there is no existing default thereunder.

               3.1.15  COMPLIANCE WITH LAWS; DOCUMENTATION.

                    (a) Except as set forth on Schedule 3.1.15, the conduct by Bank of its business, to the best of Bank's knowledge, does not violate or infringe any domestic or foreign laws, statutes, ordinances, rules or regulations, the enforcement of which, individually or in the aggregate, would materially and adversely affect the business, operations, properties, assets or condition (financial or otherwise) of Bank. Except as set forth in Schedule 3.1.15, Bank has complied, to the best of Bank's knowledge, in all material respects with every local, state or federal law or ordinance, and every regulation or order issued thereunder, now in effect and applicable to Bank governing or pertaining to fair housing, anti-redlining, equal credit opportunity, truth-in-lending, real estate settlement procedures, fair credit reporting and every other prohibition against unlawful discrimination in residential lending, or governing consumer credit, including, but not limited to, the Consumer Credit Protection Act, Truth-in-Lending Law, and in particular

Regulation Z promulgated by the Federal Reserve Board, and the Real Estate Settlement Procedures Act of 1974. Except as set forth in Schedule 3.1.15 and to the best of Bank's knowledge: (i) all loans, leases, contracts and accounts receivable (billed and unbilled), security agreements, guarantees and recourse agreements, of Bank as held in its portfolio, or as sold into the secondary market, represent and are valid and binding obligations of the respective parties and debtors, enforceable in accordance with their respective terms, based on a valid, binding and enforceable contract(s) or commitment(s), each of which has been executed and delivered in full compliance, in form and substance, with any and all federal, state or local laws applicable to Bank, including without limitation the Truth-in-Lending Act, Regulations Z and U of the Federal Reserve Board, laws and regulations providing for non-discriminatory practices in the granting of loans or credit, applicable usury laws, laws imposing lending limits, and each has been administered in full compliance with all applicable federal, state or local laws or regulations; and (ii) except as set forth on
Schedule 3.1.15, all Uniform Commercial Code filings, or filings of trust deeds, or of lien or other security interest documentation that are required by any applicable federal, state or local government laws and regulations to perfect the security interests referred to in any and all of such documents or other security agreements have been made, and all security interests under such deeds, documents or security agreements have been perfected, and all contracts have been entered into or assumed in full compliance with all applicable material legal or regulatory requirements.

                    (b) All loan files of Bank are complete and accurate in all material respects and have been maintained in accordance with generally accepted banking practice.

                    (c) All notices of default, foreclosure proceedings or repossession proceedings against any real or personal property collateral have been issued, initiated and conducted by Bank, to the best of Bank's knowledge, in full formal and substantive compliance with all applicable federal, state or local laws and regulations, and no loss or impairment of any security interest suffered or incurred by Bank.

                    (d) To the best of Bank's knowledge, Bank is not in violation of any applicable servicer or other requirement of the FHA, VA, FNMA, GNMA, FHLMC or any private mortgage insurer which insures any loans owned by Bank or as to which Bank has sold to other investors, the effect of which violation would materially and adversely affect the business, operations, properties, assets or condition (financial or other) of Bank, and with respect to such mortgage loans Bank has not done or failed to do, or caused to be done or omitted to be done, any act the effect of which act or omission impairs or invalidates (i) any FHA insurance or commitments of the FHA to insure, (ii) any VA guarantee or commitment of the VA to guarantee, (iii) any private mortgage insurance or commitment of any private mortgage insurer to insure, (iv) any title insurance policy, (v) any hazard insurance policy, or (vi) any flood insurance policy required by the National Flood Insurance Act of 1968, as amended, to the material detriment of Bank.

                    (e) Bank is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any margin stock.

               3.1.16  BANK'S EMPLOYEE BENEFITS.

                    (a) BENEFIT PLANS. All "employee benefit plans" (as defined at Section 3(3) of the Employee Retirement Income Security Act of 1974 ("ERISA")) currently sponsored or maintained by Bank are set forth in Schedule
3.1.16 (hereinafter collectively referred to as the "Benefit Plans"), and, to the best of Bank's knowledge, such plans are legally valid and binding and in full force and effect. Such list includes all "employee welfare benefit plans" (as defined in section 3(1) of ERISA) and all "employee pension benefit plans" as that term is defined in section 3(2) of ERISA. Except as set forth in
Schedule 3.1.16, Bank represents that it does not presently have, nor does it sponsor, any other plan, fund or program providing retirement income, deferred income for periods extending to the termination of employment or beyond, medical, surgical, or hospital care or benefits, severance benefits, benefits in the event of sickness, accident, disability, death or unemployment, vacation benefits, apprenticeship or other training programs, day care centers, scholarship funds or prepaid legal services.

                    (b) EMPLOYEE AGREEMENTS. Except as set forth in Schedule 3.1.16, Bank is not presently a party to any employment contract, compensation or bonus agreement, collective bargaining agreement, or any incentive, deferred compensation, severance or separation agreement, policy or arrangement of any kind, covering employees or former employees of Bank.

                    (c) LIABILITIES FOR PENSION CONTRIBUTIONS. Except as disclosed in Schedule 3.1.16, Bank has not maintained nor contributed to a plan subject to the minimum funding requirements of Section 302 of ERISA. Except for 1993 contributions not to exceed six percent (6%) of each employee's annual compensation and payments under Bank Directors Deferred Compensation Agreements, Bank has no liability for contributions to any employee pension benefit plan, including but not limited to the Community First Bank Retirement Plan. To the best of Bank's knowledge, there are no material liabilities of Bank (other than a current contribution) that would be incurred as a result of any termination of a benefit plan, except as otherwise specified in Schedule 3.1.16.

                    (d) COMPLIANCE WITH LAWS. Bank and, to the knowledge of the executive officers of Bank, all persons having fiduciary or other responsibilities or duties with respect to any Benefit Plan, are, and have since inception been, in compliance in all material respects with, and each such Benefit Plan is and has been operated in all material respects in accordance with its provisions and, to the best of Bank's knowledge, in compliance with applicable laws, rules and regulations governing such plans, including without limitation, the rules and regulations promulgated by the Department of Labor and the Internal Revenue

Service under ERISA and the Code and the health care continuation requirements of federal law.

                    (e) CLAIMS ADMINISTRATION AND LIABILITIES. To the best of Bank's knowledge, each Benefit Plan has been administered to date in material compliance with the requirements of the claims procedure of the Code and ERISA. To the best of Bank's knowledge, all reports required by any government agency and disclosures to participants with respect to each Benefit Plan subject to
Section 104 of ERISA have been timely made or filed. Other than as required by federal law for health continuation benefits ("COBRA"), Bank does not now have any obligation to former employees to furnish health, or other similar welfare benefits under any Benefit Plan after retirement or other severance of employment. No claim arising in connection with the Benefit Plans has been made or asserted against Bank or the Benefit Plans (other than for benefits as provided under the terms of the Benefits Plans) and, to the best of Bank's knowledge, there is no basis for any such claim.

                    (f) PROHIBITED TRANSACTIONS. Bank has not, nor to the best of Bank's knowledge, has any fiduciary of any Benefit Plan, engaged in any transaction in violation of Section 406(a) or (b) of ERISA or Section 4975(c)(1) of the Code (for which no exemption exists under applicable law or regulations). The financial information furnished or to be furnished by Bank to FSB or FSC on any Benefit Plan in accordance with subsection 3.1.16(g)(iv), below, present an accurate and fair representation of the assets and liabilities of such Benefit Plan.

                    (g) COPIES OF RELEVANT DOCUMENTS. Complete and correct copies of the following documents have been furnished to FSB or will be furnished to FSB within 20 days following the signing of this Agreement:

                           (i)  The Benefit Plans and related trust agreements;

                          (ii) The most recent summary plan description of each Benefit Plan subject to Section 104 of ERISA;

                         (iii) The most recent IRS determination letter for the Community First Bank Retirement Plan; and

                          (iv) Most recent annual reports (on Form 5500 series), if any, required to be filed with respect to each of the Benefit Plans with the Internal Revenue Service.

               3.1.17 REPURCHASE AGREEMENTS. Bank has no government securities subject to repurchase agreements.


                                  ARTICLE FOUR
            COVENANTS, REPRESENTATIONS AND WARRANTIES OF FSC AND FSB

          4.1 COVENANTS, REPRESENTATIONS AND WARRANTIES OF FSC AND FSB. FSC and FSB jointly and severally represent and warrant to and agree with Bank as of the date of this Agreement and as of the Closing Date as follows:

               4.1.1  ORGANIZATION, CONDUCT OF BUSINESS, ETC.  FSC and FSB
(i) are each duly organized and validly existing and in good standing under the laws of Delaware (in the case of FSC), or the laws of the United States (in the case of FSB), (ii) have all requisite power and authority (corporate and other) to own their respective properties and conduct their respective businesses as now being conducted, (iii) are each duly qualified to do business and are in good standing in each jurisdiction in which the character of the properties owned or leased by them therein or in which the transaction of their respective businesses makes such qualification necessary, except when failure to so qualify would not have a material adverse effect on FSC and its consolidated subsidiaries, and (iv) are not transacting business, or operating any properties owned or leased by any of them, in violation of any provision of federal or state law or any rule or regulation promulgated thereunder, which violation would have a material adverse effect on FSC and its consolidated subsidiaries (including FSB).

               4.1.2 AUTHORIZATION AND VALIDITY OF AGREEMENT. FSC and FSB have the corporate power and authority to execute and deliver this Agreement. This Agreement has been duly and validly approved by the Board of Directors of FSB and the Executive Committee of FSC (and prior to Closing, by the Board of Directors of FSC), has been duly executed and delivered on their behalf, and constitutes a valid and binding agreement of each of FSC and FSB, enforceable in accordance with its terms, subject to approval of the shareholders of FSB and applicable regulatory authorities.

               4.1.3 FSC REPORTS. Since January 1, 1991, FSC and its consolidated subsidiaries have filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that were required to be filed with (i) the United States Securities and Exchange Commission (the "SEC") including, but not limited to, Form 10-K, Form 10-Q, Form 8-K and proxy statements, (ii) the Federal Reserve Board, (iii) the Office of the Comptroller of the Currency ("OCC"), and (iv) the FDIC. All such reports and statements filed with the SEC, the Federal Reserve Board, the OCC, the FDIC, and other applicable state securities or banking authorities are collectively referred to herein as the "FSC Reports." As of their respective dates, the FSC Reports complied in all material respects with all the statutes, rules and regulations enforced or promulgated by the regulatory authority with which they were filed and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Within five (5) business days following the execution of this Agreement, FSC shall provide copies of the most recent FSC Reports to Bank and its counsel. From execution of this Agreement until the Closing Date, FSC (and FSB as applicable) shall provide to Bank copies of all filings made by FSC pursuant to the Securities Act of 1933 and the Securities Exchange Act of 1934 and the Call Reports filed by FSB.

               4.1.4 FSC FINANCIAL STATEMENTS. FSC's Consolidated Balance Sheets as of December 31, 1992 and December 31, 1991, and its Consolidated Statements of Income and Consolidated Statements of Changes in Financial Position (or Statement of Cash Flow) for the years then ended, and FSC's unaudited Balance Sheet as of June 30, 1993, heretofore delivered to Bank, were prepared in accordance with generally accepted accounting principles consistently applied and present fairly its consolidated financial condition, results of operations and changes in financial position as of such dates and for such periods. FSB's Call Reports for the years ending December 31, 1992 and 1991 were prepared in accordance with accounting principles governing regulatory reports consistently applied and present fairly FSB's financial condition as of such dates. Except as reflected in the FSC Financial Statements provided by FSC to Bank and except for those liabilities incurred in the normal course of FSC's or any of its subsidiaries' respective business, FSC and its consolidated subsidiaries do not have any material liabilities or obligations, secured or unsecured (whether accrued, absolute, contingent or otherwise).

               4.1.5 ABSENCE OF MATERIAL ADVERSE CHANGES. Since December 31, 1992, there has been no material adverse change in or affecting the financial condition, businesses, properties or operations of FSC and its consolidated subsidiaries or of FSB.

               4.1.6 ABSENCE OF DEFAULTS UNDER AGREEMENTS. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will conflict with or result in a breach of or constitute a default under any provision of FSC's or FSB's respective Articles of Incorporation, Articles of Association, or Bylaws, or any agreement to which FSC or FSB is a party or by which either of them is bound or to which any of their respective properties is subject or result in the creation of any liens or encumbrances upon any of their respective assets, and no consents or waivers thereunder are required to be obtained in connection with the transactions contemplated hereby, except for the approval of the OCC, the Department and the Board of Governors of the Federal Reserve System and of the shareholders of FSB and the shareholders of Bank.

               4.1.7 ACTIONS, PROCEEDINGS, AND INVESTIGATIONS. Except as set forth in FSC's filings with the SEC, there are no actions, proceedings or investigations pending, or to the best knowledge of the executive officers of FSC and FSB, threatened or contemplated, against or relating to FSC or any of its consolidated subsidiaries, or any of their respective properties, which, if determined adversely, would materially and adversely affect the financial condition, businesses, properties or operations of FSC and its consolidated subsidiaries or of FSB, or the ability of FSC and FSB to consummate the Merger contemplated hereby.

               4.1.8 REGULATORY APPROVALS. FSC and FSB shall (i) file, within ten (10) business days following execution of this Agreement, applications for, and shall use their best efforts in good faith to obtain, all necessary regulatory approvals and to take or cause to be taken all other action required under this Agreement on their part to be taken as promptly as practicable so as to permit the consummation of the transactions contemplated by this Agreement at the earliest possible date, and cooperate fully with Bank to that end, and
(ii) furnish all necessary information for inclusion in any applications relating to the consents, approvals, and permissions of regulatory authorities referred to in Article SIX. FSB shall pay all filing fees with respect to the required regulatory approvals.

               4.1.9 FSC COMMON STOCK. All of the outstanding Common Stock of FSC as set forth in the Recitals hereto is duly authorized and validly issued, fully paid and nonassessable. The Common Stock of FSC to be issued and delivered pursuant to the Merger, when issued as contemplated hereby, shall be duly authorized, validly issued, fully paid and nonassessable. Except as set forth in the consolidated financial statements of FSC (including the footnotes and schedules thereto), (subject to the adjustment provided below), there are no outstanding options, warrants, calls, units or commitments of any kind relating to the issuance, sale, purchase, or redemption of, or securities convertible into, capital stock of FSC or any of its subsidiaries. (The number of options (including shares reserved for employee plans) set forth in the consolidated financial statements (including footnotes and schedules) must be adjusted to reflect the 50% stock dividend on FSC Common Stock paid May 18, 1992.)

               4.1.10 REGISTRATION OF SHARES. FSC will use its best efforts to cause a Registration Statement on Form S-4 or other appropriate form to be filed and declared effective and the effectiveness maintained through the Closing Date under the Securities Act of 1933, as amended (the "1933 Act"), with respect to the FSC Common Stock which is to be issued in connection with the transactions contemplated by this Agreement, which Registration Statement, at the time it becomes effective, and at the Effective Time, shall in all material respects conform to the requirements of the 1933 Act and the General Rules and Regulations of the SEC under said Act (the "1933 Rules"), and the FSC Common Stock to be issued by FSC in connection with the Merger shall be duly qualified or exempted, as the case may be, under applicable state Blue Sky securities laws, in those states in which Bank has shareholders reside (as shown on attached Schedule 4.1.10).

               4.1.11 ABSENCE OF BROKERAGE COMMISSIONS, ETC. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried on by FSC and FSB or their legal counsel directly with Bank without the participation or intervention of any other person, firm or corporation employed or engaged by or on behalf of FSC or FSB in such a manner as to give rise to any valid claim against FSC or FSB for a brokerage commission, finder's fee or like payment.

                                  ARTICLE FIVE
                      PROXY STATEMENT; SHAREHOLDER MEETING

          5.1 PROXY STATEMENT. FSC shall prepare the Registration Statement, as provided in Paragraph 4.1.10 above, which Registration Statement will include a Proxy Statement to be used with respect to providing the shareholders notice of the shareholder meeting for Bank and FSB. Bank covenants and agrees to provide to FSC all information reasonably requested by FSC, including accounting statements and reports, required for the Registration Statement, and represents and warrants that the information it so provides in writing specifically for use in the Proxy Statement, will comply in all material respects with the requirements of the Securities Exchange Act of 1934 (the "1934 Act") and the applicable rules and regulations promulgated by the SEC under such Act (the "1934 Rules"), and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading, except that Bank makes no representation with respect to information furnished by FSC or FSB for inclusion in the Proxy Statement or otherwise.

          FSC and FSB represent and warrant that the Proxy Statement will comply in all material respects with the requirements of the 1934 Act and the applicable 1934 Rules, and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading, except that FSC and FSB make no representation with respect to information furnished in writing by Bank for inclusion in the Proxy Statement or otherwise.

          5.2 BANK MEETING. This Agreement shall be submitted for approval, ratification and confirmation by the shareholders of Bank at a meeting thereof to be called in accordance with the applicable provisions of law and held as promptly as practicable after the execution of this Agreement. Bank will mail the Proxy Statement prepared by FSC as part of the Registration Statement to its shareholders for purposes of the meeting of its shareholders.

          5.3 FSB MEETING. This Agreement shall be submitted for approval, ratification and confirmation by the shareholders of FSB at a meeting thereof to be called in accordance with the applicable provisions of law and held as promptly as practicable after the execution of this Agreement. FSB will mail the Proxy Statement prepared by FSC as part of the Registration Statement to its shareholders for purposes of the meeting of its shareholders. FSC, as the holder of in excess of 99% of the issued and outstanding stock of FSB agrees to vote the FSB shares in favor of the Merger.

                                   ARTICLE SIX
                              CONDITIONS OF CLOSING

          6.1  CONDITIONS OF CLOSING.

               6.1.1 CONDITIONS OF CLOSING FOR ALL PARTIES. The consummation of the transactions contemplated by this Agreement is conditioned upon the following:

                    6.1.1(a) REGULATORY APPROVAL. All consents, approvals and permissions and the satisfaction of all of the requirements prescribed by law, including but not limited to, the consents, approvals and permissions of all applicable regulatory authorities, which are necessary to the carrying out of the Merger as described in this Agreement, shall have been procured; provided, however, the approvals referred to in this subparagraph 6.1.1(a) shall not have imposed any significant conditions which FSB on the one hand, or Bank, on the other, reasonably deem to be materially disadvantageous or burdensome.

                    6.1.1(b) NO INJUNCTION, ETC. There shall not have been instituted any litigation, regulatory proceeding or other matter which challenges the legality or effectiveness of the transactions contemplated hereby or seeks an order, decree or injunction enjoining or prohibiting the consummation of the Merger in any material respect.

                    6.1.1(c) SHAREHOLDER APPROVAL. Holders of not less than sixty-six and 2/3 percent (66-2/3%) of Bank Common Stock and of the FSB Common Stock outstanding shall have approved and confirmed this Agreement and the Merger contemplated hereby.

                    6.1.1(d) REGISTRATION STATEMENT. The Registration Statement shall have become effective under the 1933 Act and shall not be the subject of any stop order or proceedings seeking a stop order.

                    6.1.1(e) TAX MATTERS. Bank and FSB and FSC shall have received an opinion from legal counsel to FSC to the effect (i) that the Merger will constitute a nontaxable reorganization in accordance with Sections 368(a)(1)(A) and 368(a)(2)(D) of the Code, and (ii) that any other matters agreed to by Bank, FSB and FSC will be favorably treated for tax purposes.

               6.1.2 CONDITIONS OF CLOSING FOR FSC AND FSB. The obligation of FSC and FSB, respectively, to consummate the transactions contemplated by this Agreement is conditioned upon the following (unless waived by FSC or FSB, respectively):

                    6.1.2(a) BANK RESOLUTIONS; CORPORATE DOCUMENTS. Bank shall have delivered to FSB certified copies of resolutions duly adopted by the Board of Directors of Bank approving this Agreement and the Merger, all as contemplated hereby, and directing the submission thereof to a vote of the shareholders of Bank, and certified copies of resolutions duly adopted by the shareholders of Bank (owning the outstanding shares as required by 6.1.1(c) above) approving this Agreement and the Merger, all as contemplated hereby.
Bank shall deliver to FSB (i) copies certified by the Department of Commerce, Division of Corporations and Commercial Code, State of Utah of its Articles of Incorporation; (ii) copies certified by its Bank

Secretary or Assistant Secretary of its Bylaws; and (iii) certificate of good standing as to Bank, dated as of a recent date to the Closing Date, issued by the Department of Commerce, Division of Corporation and Commercial Code, State of Utah.

                    6.1.2(b) BANK REPRESENTATIONS AND WARRANTIES. Unless waived in writing by FSB, the representations and warranties of Bank contained in this Agreement shall be correct on and as of the Closing Date with the same effect as though made on and as of such date, except for changes which are not, in the aggregate, material and adverse to the financial condition, businesses, properties or operations of Bank. Except as otherwise contemplated by this Agreement, Bank shall have performed in all material respects all of its obligations and agreements hereunder theretofore to be performed by it, including but not limited to the covenants set forth in Articles TWO and THREE hereof. FSB shall have received at the Closing a certificate to the foregoing effect dated the Closing Date and executed on behalf of Bank by one of its duly authorized executive officers.

                    6.1.2(c) OPINION OF BANK COUNSEL. Unless waived in writing by FSB, FSB shall have received at the Closing from Van Cott, Bagley, Cornwall & McCarthy, counsel to Bank, a written opinion, dated the Closing Date, substantially in the form of Schedule 6.1.2(c) hereto.

                    6.1.2(d) CONDITION OF BANK. FSB shall have determined, based on an audit and review by its officers, accountants and legal counsel, conducted as soon as possible after execution of this Agreement (all of which shall be deemed satisfactory as of October 28, 1993, absent any written objection by FSB to Bank and its counsel on or before the close of business on October 29, 1993), and updated as of the Closing Date, that (i) the assets, books, records and operations of Bank are in reasonably satisfactory condition and will not materially and adversely impact FSB after consummation of the Merger; (ii) based on the review of the assets, books, records and operations of Bank by FSB, there are no liabilities (existing, threatened or contingent) which FSB, in its discretion, determines to be unacceptable; (iii) based upon the credit review standards of FSB, Bank has properly graded the loans owned by Bank in its loan portfolio as to other assets especially mentioned, past due, doubtful and loss loans and that based on FSB's review, FSB, in good faith, has no reason to believe there is a need to write-down or charge-off loans which individually or in the aggregate exceed $50,000.00; (iv) the allowance for loan and lease losses of Bank is adequate in all material respects as determined by the grading of Bank loans and leases in accordance with FSB credit review policy and applying the allowance for loan and lease losses formula of FSB; (v) the net earnings before taxes for the years ended 1990, 1991 and 1992 are as reported in the Financial Statements delivered to FSB pursuant to paragraph 3.1.6; and (vi) as of the Closing Date, the net worth of Bank, calculated in accordance with generally accepted accounting principles, and after accrual or payment of the expenses incurred by Bank with respect to the Merger, including but not limited to auditor's and attorney's fees and expenses incurred with respect to termination of employee plans, will be not less than $12,000,000.

          In the event FSB determines, and Bank agrees, that certain loans or assets should be written down or charged off or that additions to the provision for loan losses should be made, as contemplated by subparagraphs (ii), (iii) and
(iv) of this Section 6.1.2(d), Bank agrees to take such actions as are reasonably necessary and appropriate under the circumstances and the net worth requirement set forth in this paragraph as a condition to closing shall be determined after taking such actions.

          Bank agrees to make such accruals for expenses or charge-offs or additions to the allowance for loan loss at or prior to the Closing made at the request, in writing, of FSC and FSB, to conform Bank's accounting reserve practices and methods (including credit loss practices and methods) to those of FSB (as such practices and methods are to be applied to Bank from and after the Closing) and FSB's plan with respect to the conduct of Bank's business following the Merger; PROVIDED, HOWEVER, (a) if such accruals or charge-offs are not required by said subparagraphs (ii), (iii) or (iv) of this 6.1.2(d), said accruals and charge-offs shall not reduce net worth for purposes of satisfaction of the net worth condition set forth in this paragraph, and (b) such accruals or charge-offs shall not constitute a breach of any representation or warranty of Bank set forth in this Agreement; provided further that FSB's practices and methods shall be disclosed to Bank within thirty (30) days of execution of the Agreement.

                    6.1.2(e) ACCOUNTANT'S LETTER. Simpson & Company, independent certified public accountants for Bank, shall have performed the procedures set forth in Schedule 6.1.2(e) hereto (1) as of the Effective Date of the Registration Statement, and (2) as of the month-end most closely preceding the Closing Date and shall have furnished to FSC and FSB their written report.

                    6.1.2(f) AFFILIATES LETTER. FSC shall have received a letter from each person listed on Schedule 6.1.2(f) hereto and each person who, in the reasonable opinion of Bank is an "affiliate" (as that term is defined in Rule 405 promulgated by the SEC under the 1933 Act) of Bank in the form attached hereto as Schedule 6.1.2(f). Such "affiliates" letter shall include covenants with respect to the sale, transfer or other disposition of the FSC Stock to be received pursuant to the Merger.

                    6.1.2(g) DEPOSITS. The deposits of Bank shall not be less than $52.5 million, and Bank shall have managed its deposits in the ordinary course of business and consistent with past practices and as required by Section
2.1.6 of this Agreement.

               6.1.3 CONDITIONS OF CLOSING FOR BANK. The obligation of Bank to consummate the transactions contemplated by this Agreement is conditioned upon the following (unless waived by Bank):

                    6.1.3(a) FSB AND FSC REPRESENTATIONS AND WARRANTIES. Unless waived in writing by Bank, the representations and warranties of FSB and FSC contained in this Agreement shall be correct on and as of the Closing Date with the same effect as though made on and as of such date, except for changes which are not, in the aggregate, material and adverse to the financial condition, businesses, properties or operations of FSB or FSC and, except as otherwise contemplated by this Agreement, FSB and FSC shall have performed in all material respects all of their obligations and agreements hereunder theretofore to be performed by them. Bank shall have received at the Closing a certificate to the foregoing effect dated the Closing Date and executed on behalf of FSB and FSC, respectively, by one of their duly authorized executive officers.

                    6.1.3(b) OPINION OF FSC COUNSEL. Unless waived in writing by Bank, Bank shall have received at the Closing from Ray, Quinney & Nebeker, counsel to FSC, a written opinion, dated the Closing Date, substantially in the form of Schedule 6.1.3(b) attached hereto and by reference made a part hereof.

                    6.1.3(c) FSC AND FSB RESOLUTIONS. FSC and FSB shall have delivered to Bank certified copies of resolutions duly adopted by the Board of Directors (or Executive Committee) of each approving this Agreement and the Merger contemplated hereby and directing the submission thereof to a vote of the shareholder of FSB, and certified copies of resolutions duly adopted by the shareholders of FSB approving the Agreement and the Merger contemplated hereby.

                    6.1.3(d) FSC SHARES. Subject to Rules 144 and 145 promulgated under the Securities Act, the FSC Stock to be received pursuant to the Merger may be sold, transferred or otherwise disposed of, without restriction, by the holder thereof.

                    6.1.3(e) EMPLOYMENT/CONSULTING AGREEMENTS. Employment or consulting agreements for each of Richard A. Hill, Joseph S. Jackson and Bruce G. Jensen, each for a term of not less than three (3) years, and otherwise reasonably acceptable to such persons, shall have been agreed to, in substance, on or before November 5, 1993, and executed on or as of the Closing Date.

                    6.1.3(f) PRICE OF FSC COMMON STOCK. In the event that there shall have been a significant decline in the average closing price of FSC Common Stock as reported on the NASDAQ/NMS for the twenty (20) consecutive trading days ending on the sixth business day prior to the Closing Date of the Merger (the "Section 6.1.3(f) Average Closing Price"), relative to the Standard & Poors Regional Bank Index (the "Index") as published from time to time by Standard & Poors Corporation, then Bank shall have the right to terminate this Agreement without any further obligation or liability to FSC or FSB. For purposes hereof, the following terms have the following meanings:

                              (1) "Initial Index" shall mean the Index on the trading day immediately preceding the public announcement of this Agreement.

                              (2) "Final Index" shall mean the average of the Index for the twenty (20) consecutive trading days ending on the fifth business day prior to the Effective Time.


                              (3) A "significant decline" shall be deemed to have occurred if each of the following conditions exists:

                                   (A)  the Section 6.1.3(f) Average Closing
               Price is less than $24.23 per share; and

                                   (B)  the number obtained by dividing the
               Section 6.1.3(f) Average Closing Price by $28.50 is less than the number obtained by dividing the Final Index by the Initial Index and subtracting .15 from the quotient.

          In the event that any change occurs in the companies comprising the Index between the date of determination of the Initial Index and the date of determination of the Final Index, the Initial Index shall be recalculated in a manner determined by mutual agreement to be fairly comparable to the Final Index.

          Each party hereto shall notify promptly the other in writing of the occurrence of any event which will or may result in the failure to satisfy the conditions specified in Article SIX hereof. Between the date of this Agreement and the Effective Time, each party hereto will advise the other of the satisfaction of such conditions as they occur.


                                  ARTICLE SEVEN
                              CLOSING OF THE MERGER

          7.1 CLOSING. Unless this Agreement is earlier terminated in accordance with Article EIGHT, Bank shall be merged with and into FSB, with FSB being the surviving entity, as contemplated by this Agreement, at a closing (the "Closing") to be held at the offices of First Security Corporation, 79 South Main Street, Salt Lake City, Utah 84111, at 2:00 P.M., local time, anticipated to be on or before May 16, 1993, or a date (the "Closing Date") otherwise mutually agreed upon by the parties as soon as practicable after satisfaction of the conditions precedent set forth in Article SIX and the expiration of the required waiting period following approval of FSB's application to the OCC relating to the Merger, but in no event later than 30 days after the expiration of such period.

          7.2 EFFECTIVE TIME OF MERGER. The Merger shall take effect on the date specified by the OCC under the procedures of such office.


                                  ARTICLE EIGHT
                                   TERMINATION

          8.1 TERMINATION. This Agreement may be terminated at any time prior to the Effective Time:

               (a) by mutual consent of the Boards of Directors of FSB and FSC and the Board of Directors of Bank; or

               (b) by the Boards of Directors of FSB and FSC, or the Board of Directors of Bank, at any time after the expiration of twelve (12) months from the date hereof, if the Merger shall not theretofore have been consummated by the failure to satisfy the conditions to Closing not within the control of the electing party; or

               (c) by Bank, upon written notice to FSB and FSC at any time if any representation or warranty of FSB or FSC contained in this Agreement was materially incorrect when made or becomes materially incorrect on or prior to the Closing Date, or if FSB or FSC, as applicable, fails to comply with any of its covenants contained in this Agreement, and the same is not cured within thirty (30) days after written notice of such inaccuracy or noncompliance;

               (d) by FSB and FSC upon written notice to Bank at any time if any representation or warranty of Bank contained in this Agreement was materially incorrect when made or becomes materially incorrect on or prior to the Closing Date, or if Bank fails to comply with any of its covenants contained in this Agreement, and the same is not cured within thirty (30) days after written notice of such inaccuracy or noncompliance;

               (e) by FSB and FSC, upon written notice to Bank at any time after the meeting of shareholders of Bank regarding the Merger is held if Bank's shareholders owning not less than 66-2/3% of the outstanding shares of Bank Common Stock do not approve the Merger contemplated hereby;

               (f) by Bank, FSB or FSC, if such Merger is disapproved by any governmental authority whose approval is necessary.

          8.2 EFFECT OF TERMINATION. In the event of termination and abandonment hereof pursuant to the provisions of Section 8.1, this Agreement shall become void and have no force or effect and no party hereto shall have any liability or obligation hereunder to any other party, except that provisions of this Agreement relating to confidentiality or payment of expenses and this Section shall survive the termination. Such termination shall not relieve any party of liability for any default prior to such termination.


                                  ARTICLE NINE
                              ADDITIONAL COVENANTS

          9.1 COSTS. Except as otherwise specified in this Agreement, each of the parties to this Agreement shall pay its own charges and costs incurred or to be incurred in connection with the execution and performance of this Agreement. In the event of a willful breach of a material representation or covenant contained herein by either Bank, on the one hand, or FSB, on the other, which breach either directly or indirectly results or would result in a failure to consummate the Merger and which breach cannot be cured or is not cured within thirty (30) days after written notice of such breach is given to the party committing such breach, the party causing such breach shall be liable to the other party for actual damages; provided, however, that either party may elect to forego the receipt of such payment, and pursue its right to the specific performance or enforcement of the terms and provisions of this Agreement.

          9.2 INSTRUMENTS OF TRANSFER, ETC. Each of the parties hereto shall cooperate with the other in every reasonable way in carrying out the transactions contemplated herein, in delivering instruments to perfect the conveyances, assignments and transfers contemplated herein, and in delivering all documents and instruments reasonably deemed necessary or useful by counsel for any party hereto.

          9.3 NOTICES. All notices, requests, consents and demands shall be given to or made upon the parties at its addresses set forth below, or at such other address as a party may designate in writing delivered to the other parties. Unless otherwise agreed in this Agreement, all notices, requests, consents and demands shall be given or made by personal delivery, by confirmed air courier, by facsimile transmission ("fax"), or by certified first class mail, return receipt requested, postage prepaid, to the party or parties addressed as aforesaid. If sent by confirmed air courier, such notice shall be deemed to be given upon the earlier to occur of the date upon which it is actually received by the addressee or the business day upon which delivery is made at such address as confirmed by the air courier (or if the date of such confirmed delivery is not a business day, the next succeeding business day). If given by fax, such notice shall be deemed to be given upon the date it is actually received by the addressee.

               (a)  If to FSB and/or FSC, to:

                    First Security Bank of Utah
                    79 South Main Street
                    Salt Lake City, Utah  84111
                    Attn:  L. Scott Nelson
                    Fax Number:  (801) 246-2708

                    With a copy to:

                    First Security Corporation
                    79 South Main Street
                    Salt Lake City, Utah  84111
                    Attn:  Morgan J. Evans
                    Fax Number:  (801) 359-6928

                    With a copy to:

                    Brad D. Hardy, of
                    Ray, Quinney & Nebeker
                    400 Deseret Building
                    79 South Main Street
                    Salt Lake City, Utah  84111
                    Fax Number:  (801) 532-7543

               (b)  If to Bank, to:

                    Community First Bank
                    180 South State Street
                    Clearfield, Utah  84015
                    Attn:  Richard A. Hill
                    Fax Number:  (801) 774-7509

                    With a copy to:

                    Guy P. Kroesche, Esq.
                    Van Cott, Bagley, Cornwall & McCarthy
                    50 South Main Street
                    Salt Lake City, Utah  84144
                    Fax Number:  (801) 534-0058

          9.4 AMENDMENTS. Prior to the Effective Time, any provision of this Agreement, except for Section 1.4.1 hereof, which establishes the conversion ratio, may be amended or modified at any time, either before or after its approval by the shareholders of either party to this Agreement, by an agreement in writing between the parties hereto approved by its Boards of Directors and executed in the same manner as this Agreement.

          9.5 ENTIRE AGREEMENT. This Agreement and all exhibits and schedules hereto and other documents incorporated or referred to herein, contain the entire agreement of the parties and there are no representations, inducements or other provisions other than those expressed in writing. No modification, waiver or discharge of any provision of or breach of this Agreement shall (i) be effective unless it is executed in writing by the party effecting such modification, waiver or discharge, or (ii) affect the right of either party hereto thereafter to enforce any other provision or to exercise any right or remedy in the event of a breach by a party hereto, whether or not similar.

          9.6 ASSIGNMENT. This Agreement may not be assigned by any party hereto except with the prior written consent of the other parties.

          9.7 COUNTERPARTS. Any number of counterparts of this Agreement may be signed and delivered and each shall be considered an original and together they shall constitute one agreement.

          9.8 ACQUISITION PROPOSALS. Bank agrees that neither it nor any of the respective officers and directors of Bank shall, and Bank shall direct and use its best efforts to cause its employees, agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by it) not to, initiate, solicit or encourage, directly or indirectly, any inquiries or the making of any proposal or offer (including, without limitation, any proposal or offer to stockholders of Bank) with respect to a merger, consolidation or similar transaction involving, or any purchase of all or any significant portion of the assets or any equity securities of, Bank (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal") or, except to the extent legally required for the discharge by the Board of Directors of Bank of its fiduciary duties, after consultation with counsel, engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal. Bank will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. Bank will take the necessary steps to inform the appropriate individuals or entities referred to in the first sentence of this paragraph 9.8 of the obligations undertaken in this paragraph. Bank will notify FSB immediately if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with Bank from and after the full and complete execution of this Agreement.

          9.9 PUBLIC STATEMENTS. No party to this Agreement shall issue any press release or other public statement concerning the transactions contemplated by this Agreement without first providing the other parties hereto with a written copy of the text of such release or statement and obtaining the consent of the other parties respecting such release or statement, which consent will not be unreasonably withheld. The consent provided for in this Section shall not be required if the delay necessary to obtain such consent would preclude the timely issuance of a press release or public statement as required by law. The provisions of this Section 9.9 shall not be construed as prohibiting the filing of copies of this Agreement or descriptions of this Agreement with regulatory agencies as to which regulatory approvals are contemplated by this Agreement.

          9.10 CONFIDENTIALITY. Each party shall use all information that it obtains from the others pursuant to this Agreement solely for the effectuation of the transactions contemplated by this Agreement or for other purposes consistent with the intent of this Agreement and shall not use any of such information for any other purpose, including, without limitation, the competitive detriment of the other parties. Each party shall maintain as strictly confidential all information it learns from the others and shall upon expiration or termination of this Agreement, return promptly to the other parties all documentation provided by them or made available by third parties. Each party may disclose such information to its respective affiliates, counsel, accountants, tax advisors and consultants, provided that each party shall cause its respective directors, officers, agents, consultants and advisors to agree to be bound by or act in accordance with the provisions of this Section. This provision shall not prohibit the use or disclosure of confidential information pursuant to court order or which has otherwise become publicly available.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first set forth above.

FIRST SECURITY BANK OF                            FIRST SECURITY CORPORATION
UTAH, N.A.


FIRST SECURITY BANK OF
UTAH, N.A. DIRECTORS
                                                  COMMUNITY FIRST BANK

COMMUNITY FIRST BANK
DIRECTORS

                                 APPENDIX B

                       COMMUNITY'S FINANCIAL STATEMENTS

To The Board of Directors and Stockholders of Community First Bank

The accompanying balance sheets of Community First Bank as of September 30, 1993 and 1992, and the related statements of income and cash flows for the nine months ended September 30, 1993 and 1992 were not audited by us and, accordingly, we do not express an opinion on them.




Salt Lake City, Utah
January 13, 1994

                              COMMUNITY FIRST BANK

                            CONDENSED BALANCE SHEETS



(in thousands; unaudited)                              September 30  September 30       Sept/Sept
                                                           1993          1992           % Change
                                                           ----          ----           --------
ASSETS

Cash and due from banks                                  $  4,713       $  3,010           56.6
Federal funds sold                                          4,400          1,500          193.3
Investment securities:
    U.S. Treasury and U.S. agencies and
       corporations                                        40,871         41,234           -0.9
    Obligations of state and political
       subdivisions                                         1,185          1,615          -26.6
    Other securities                                          389            651          -40.2
                                                         --------       --------         ------
           Total investment securities                     42,445         43,500           -2.4
           (Market values: $43,787 and $45,190,
               respectively)
Loans                                                      23,697         22,256            6.5
Reserve for loan losses                                     (268)          (282)           -5.0
                                                         --------       --------         ------
          Total loans, net                                 23,429         21,974            6.6
                                                         --------       --------         ------
Premises and equipment, net                                   943            774           21.8
Accrued interest receivable                                   614            490           25.3
Other real estate owned                                       123            152          -19.1
Other assets                                                  497            446           11.4
                                                         --------       --------         ------

       TOTAL ASSETS                                      $ 77,164       $ 71,846            7.4
                                                         --------       --------         ------
                                                         --------       --------         ------

LIABILITIES

Deposits:
    Noninterest-bearing                                  $ 11,544       $  8,614           34.0
    Interest-bearing                                       52,506         51,138            2.7
                                                         --------       --------         ------
           Total deposits                                  64,050         59,752            7.2
                                                         --------       --------         ------

Other liabilities                                             531            691          -23.2
                                                         --------       --------         ------
       TOTAL LIABILITIES                                   64,581         60,443            6.8
                                                         --------       --------         ------


STOCKHOLDERS' EQUITY

    Common stock: par value $10; 38,525
       shares outstanding                                     385            385            0.0
    Surplus                                                 2,100          2,100            0.0
    Retained earnings                                      10,098          8,918           13.2
                                                         --------       --------         ------
       TOTAL STOCKHOLDERS' EQUITY                          12,583         11,403           10.3
                                                         --------       --------         ------

       TOTAL LIABILITIES AND STOCKHOLDERS'
              EQUITY                                     $ 77,164       $ 71,846            7.4
                                                         --------       --------         ------
                                                         --------       --------         ------



                   See Notes to Condensed Financial Statements

                              COMMUNITY FIRST BANK

                         CONDENSED STATEMENTS OF INCOME
              FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1993 AND 1992



(in thousands, except per share data;                           Nine Months
    unaudited)                                                  -----------              Sept/Sept
                                                          1993             1992          % Change
                                                          ----             ----          --------
INTEREST INCOME:
    Interest and fees on loans                           $  2,032       $  1,857            9.4
    Interest and dividends on investment
       securities:
       U.S. Treasury, U.S. Government agencies
          and corporations                                  1,881          2,013           -6.6
       Obligations of states and political
          subdivisions                                         74            112          -33.9
       Other investment securities                              5              6          -16.7
    Interest on Federal funds sold                             54             51            5.9
                                                         --------       --------         ------
          Total interest income                             4,046          4,039             .2
                                                         --------       --------         ------


INTEREST EXPENSE:
    Interest on deposits                                    1,297          1,605          -19.2
                                                         --------       --------         ------
          Total interest expense                            1,297          1,605          -19.2
                                                         --------       --------         ------

NET INTEREST INCOME:
    Net interest income                                     2,749          2,434           12.9
    Provision for loan losses                               -0-            -0-
                                                         --------       --------         ------
          Net interest income after
            provision for loan losses                       2,749          2,434           12.9
                                                         --------       --------         ------

NONINTEREST INCOME:
    Service charges on deposit accounts                       403            424           -5.0
    Other service charges, collections,
       commissions and fees                                    41            215          -80.9
    Other                                                     106            128           17.2
    Investment securities gains (losses)                      (1)             10         -110.0
                                                         --------       --------         ------
          Total noninterest income                            549            777          -29.3
                                                         --------       --------         ------

          Total income                                      3,298          3,211            2.7
                                                         --------       --------         ------

NONINTEREST EXPENSES:
    Salaries and employee benefits                            874            833            4.3
    Net occupancy expenses                                    296            273            8.4
    Other                                                     470            499           -5.8
                                                         --------       --------         ------
          Total noninterest expense                         1,640          1,605            2.2
                                                         --------       --------         ------

INCOME BEFORE INCOME TAX PROVISION                          1,658          1,606            3.2
    Provision for income taxes                                547            514            6.4
                                                         --------       --------         ------

NET INCOME                                               $  1,111       $  1,092            1.7
                                                         --------       --------         ------
                                                         --------       --------         ------

EARNINGS PER COMMON SHARE                                 $ 28.84        $ 28.35            1.7
                                                         --------       --------         ------
                                                         --------       --------         ------




                   See Notes to Condensed Financial Statements

                              COMMUNITY FIRST BANK

                       CONDENSED STATEMENTS OF CASH FLOWS
              FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1993 AND 1992



(in thousands; unaudited)                                    Nine Months
                                                             -----------
                                                         1993          1992
                                                         ----          ----
NET CASH PROVIDED (USED) BY OPERATING ACTIVITIES      $   1,115     $   1,292

CASH FLOWS FROM INVESTING ACTIVITIES:
    Proceeds from sale or maturity of
       investment securities                          $  13,530     $  15,049
    Purchases of investment securities                  (12,455)      (15,628)
    Net (increase) in loans                                (824)         (913)
    Purchases of premises and equipment                     (20)           (2)
    Proceeds from sales of other real estate                 87          -0-
    (Increase) in other assets                              (21)          (22)
                                                      ---------     ---------
       NET CASH (USED) PROVIDED BY INVESTING
          ACTIVITIES                                        297        (1,516)


CASH FLOWS FROM FINANCING ACTIVITIES:
    Net increase in deposits                              2,161           931
                                                      ---------     ---------
       NET CASH PROVIDED BY FINANCING ACTIVITIES          2,161           931

NET CHANGE IN CASH AND CASH EQUIVALENTS                   3,573           707

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD            5,540         3,803
                                                      ---------     ---------

CASH AND CASH EQUIVALENTS, END OF PERIOD              $   9,113     $   4,510
                                                      ---------     ---------
                                                      ---------     ---------


SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
    Cash paid for:
       Interest                                       $   1,269     $   1,689
       Income taxes                                         645           528


                   See Notes to Condensed Financial Statements

                              COMMUNITY FIRST BANK

                     NOTES TO CONDENSED FINANCIAL STATEMENTS
                           SEPTEMBER 30, 1993 AND 1992


1. In the opinion of management, the accompanying unaudited condensed financial statements contain all adjustments (consisting of normal recurring accruals) necessary to present fairly the financial position of Community First Bank as of September 30, 1993, and September 30, 1992, and the results of operations and cash flows for the nine months in the periods ended September 30, 1993 and 1992.

2. The results of operations for the nine month periods ended September 30, 1993 and 1992 are not necessarily indicative of the results to be expected for the full year.

3. For purposes of reporting cash flows, cash and cash equivalents included cash and due from banks, as well as Federal funds sold.

                             COMMUNITY FIRST BANK

                               CLEARFIELD, UTAH


             FINANCIAL STATEMENTS AS OF DECEMBER 31, 1992 AND 1991

                  TOGETHER WITH INDEPENDENT AUDITORS' REPORT

                         INDEPENDENT AUDITORS' REPORT



To The Board of Directors and Stockholders of Community First Bank

We have audited the accompanying balance sheets of Community First Bank as of December 31, 1992 and 1991, and the related statements of income, changes in stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstate-ment. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Community First Bank as of December 31, 1992 and 1991, and the results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles.



Salt Lake City, Utah
January 8, 1993

                              COMMUNITY FIRST BANK

                                  BALANCE SHEET
                           DECEMBER 31, 1992 AND 1991


                                     ASSETS

                                                               1992           1991
                                                               ----           ----
ASSETS
    Cash and due from banks                               $  5,540,008   $  3,802,948
    Investment securities (Notes 1 and 3)                   43,521,174     42,910,981
    Federal funds sold                                            -0-            -0-
    Loans, less reserve for loan losses of $272,038
         and $296,794 for 1992 and 1991, respectively
         (Notes 1 and 2)                                    22,605,118     21,061,268
    Bank premises and equipment (Notes 1 and 4)              1,096,801        922,978
    Other real estate owned                                    135,942         76,584
    Accrued interest receivable                                574,043        678,126
    Other assets                                               475,875        424,065
                                                          ------------   ------------

         TOTAL ASSETS                                     $ 73,948,961   $ 69,876,950
                                                          ------------   ------------
                                                          ------------   ------------



                                    LIABILITIES AND STOCKHOLDERS' EQUITY


LIABILITIES
    Deposits (Note 5)
         Non-interest-bearing                             $ 10,020,863   $  8,062,843
         Interest-bearing                                   52,115,544     51,058,955
                                                          ------------   ------------
                                                            62,136,407     59,121,798

    Accrued interest payable and other liabilities
         (Notes 1 and 7)                                       340,644        444,508
                                                          ------------   ------------
              Total liabilities                             62,477,051     59,566,306
                                                          ------------   ------------


STOCKHOLDERS' EQUITY
    Capital stock, $10 par value, 40,000 shares
         authorized, 38,525 shares issued and outstanding      385,250        385,250
    Surplus                                                  2,100,000      2,100,000
    Undivided profits                                        8,986,660      7,825,394
                                                          ------------   ------------
                                                            11,471,910     10,310,644
                                                          ------------   ------------

         TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY       $ 73,948,961   $ 69,876,950
                                                          ------------   ------------
                                                          ------------   ------------





The accompanying notes are an integral part of these financial statements.

                              COMMUNITY FIRST BANK

                               STATEMENT OF INCOME
                 FOR THE YEARS ENDED DECEMBER 31, 1992 AND 1991


                                                          1992          1991
                                                          ----          ----
INTEREST INCOME

   Interest on loans                                 $  2,455,508  $  2,616,677
   Interest on securities
      U.S. Treasury securities                          1,085,504     1,333,000
      U.S. Government agencies                          1,396,805     1,145,000
      State and Municipal                                 136,144       192,000
      Other                                               305,817       243,671
   Interest on federal funds sold                          68,082        97,467
   Interest on deposits in banks                              -0-        35,833
                                                      -----------   -----------
                                                        5,447,860     5,663,648
                                                      -----------   -----------

INTEREST EXPENSE
   Interest on deposits                                 2,056,709     2,781,809
   Other interest                                           5,491        12,143
                                                      -----------   -----------
                                                        2,062,200     2,793,952
                                                      -----------   -----------
      Net interest income                               3,385,660     2,869,696

PROVISION FOR LOAN LOSSES (Note 2)                         26,333       110,000
                                                      -----------   -----------

      Net interest income after provision for
          loan losses                                   3,359,327     2,759,696
                                                      -----------   -----------

OTHER INCOME
   Service charges on deposit accounts                    558,384       544,665
   Other service charges, collections, and fees           411,445       316,916
   Other income                                            22,856        31,746
   Securities gains                                         9,391        16,433
                                                      -----------   -----------
                                                        1,002,076       909,760
                                                      -----------   -----------

OTHER EXPENSE
   Salaries and employee benefits                       1,127,547     1,135,408
   Occupancy expenses, net                                381,929       385,944
   Other operating expenses                               696,250       739,972
                                                      -----------   -----------
                                                        2,205,726     2,261,324
                                                      -----------   -----------

      Income before income taxes                        2,155,677     1,408,132

APPLICABLE INCOME TAXES (Notes 1 and 7)                   686,211       458,000
                                                      -----------   -----------

      Net income                                     $  1,469,466    $  950,132
                                                      -----------   -----------
                                                      -----------   -----------

EARNINGS PER SHARE, based on 38,525 shares
   outstanding during the year                            $ 38.14       $ 24.66
                                                          -------       -------
                                                          -------       -------


The accompanying notes are an integral part of these financial statements.

                              COMMUNITY FIRST BANK

                  STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
                 FOR THE YEARS ENDED DECEMBER 31, 1992 AND 1991



                                         Capital                      Undivided
                                          Stock        Surplus         Profits
                                       ----------------------------------------
BALANCE, December 31, 1990             $   385,250    $ 2,100,000   $ 7,144,937

   Net income                                    -              -       950,132

   Dividends paid, $7.00 per share               -              -      (269,675)
                                       -----------    -----------   -----------

BALANCE, December 31, 1991                 385,250      2,100,000     7,825,394

   Net income                                    -              -     1,469,466

   Dividends paid, $8.00 per share               -              -      (308,200)
                                       -----------    -----------   -----------

BALANCE, December 31, 1992             $   385,250    $ 2,100,000   $ 8,986,660
                                       -----------    -----------   -----------
                                       -----------    -----------   -----------



The accompanying notes are an integral part of these financial statements.

                              COMMUNITY FIRST BANK

                             STATEMENT OF CASH FLOWS
                 FOR THE YEARS ENDED DECEMBER 31, 1992 AND 1991


                INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS


                                                           1992         1991
                                                           ----         ----
CASH FLOWS FROM OPERATING ACTIVITIES:
   Interest received                                   $ 5,551,943  $ 5,879,507
   Fees and other income received                        1,010,772      909,760
   Interest paid                                        (2,146,674)  (2,868,383)
   Cash paid to suppliers and employees                 (2,127,452)  (2,130,856)
   Income taxes paid                                      (720,426)    (414,017)
                                                       -----------   ----------
      Net cash provided by operating activities          1,568,163    1,376,011
                                                       -----------   ----------

CASH FLOWS FROM INVESTING ACTIVITIES:
   Proceeds from sale or maturity of investment
      securities                                        21,189,173   11,696,883
   Purchase of investment securities                   (21,799,366) (17,586,031)
   Net (increase) in loans                              (1,770,221)    (587,488)
   Recovery of loans previously written off                 64,677       36,414
   Purchase of bank premises and equipment                (282,468)     (38,680)
   Proceeds from sale of other real estate owned            76,003            -
   Increase in other assets                                (15,310)    (379,997)
   Proceeds from interest bearing deposits in banks            -0-    1,000,000
                                                       -----------   ----------
      Net cash used in investing activities             (2,537,512)  (5,858,899)
                                                       -----------   ----------

CASH FLOWS FROM FINANCING ACTIVITIES:
   Net increase in demand deposits, NOW accounts,
      and savings accounts                               4,872,081    3,079,837
   Net (decrease) in certificates of deposit            (1,857,472)    (801,144)
   (Decrease) in other liabilities                             -0-      (53,573)
   Dividends paid                                         (308,200)    (269,675)
                                                       -----------   ----------
      Net cash provided by financing activities          2,706,409    1,955,445
                                                       -----------   ----------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS     1,737,060   (2,527,443)

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR             3,802,948    6,330,391
                                                       -----------   ----------
CASH AND CASH EQUIVALENTS, END OF YEAR                 $ 5,540,008  $ 3,802,948
                                                       -----------   ----------
                                                       -----------   ----------



The accompanying notes are an integral part of these financial statements.

                              COMMUNITY FIRST BANK

                             STATEMENT OF CASH FLOWS
                 FOR THE YEARS ENDED DECEMBER 31, 1992 AND 1991

                                   (Continued)


     RECONCILIATION OF NET INCOME TO CASH PROVIDED BY OPERATING ACTIVITIES


                                                            1992         1991
                                                            ----         ----
NET INCOME                                             $ 1,469,466   $  950,132
ADJUSTMENTS TO RECONCILE NET INCOME TO NET CASH
   PROVIDED BY OPERATING ACTIVITIES
   Depreciation                                             99,949      114,656
   Provision for loan losses                                26,333      110,000
   Decrease in interest receivable                         104,083      215,859
   (Decrease) in interest payable                          (84,474)     (74,431)
   Increase in taxes payable                                31,132       60,662
   Provision (benefit) for deferred taxes                  (65,347)     (16,679)
   Increase (decrease) in accrued expenses                 (21,675)      15,812
   Loss on sale or retirement of fixed assets                8,696            -
                                                         ---------    ---------
      Total adjustments                                     98,697      425,879
                                                         ---------    ---------
NET CASH PROVIDED BY OPERATING ACTIVITIES              $ 1,568,163   $1,376,011
                                                       -----------   -----------
                                                       -----------   -----------




The accompanying notes are an integral part of these financial statements.

                              COMMUNITY FIRST BANK

                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1992 AND 1991


1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   The accounting and reporting policies of Community First Bank conform with generally accepted accounting principles and with general practice within the banking industry. The following is a summary of the more significant of such policies.

   INVESTMENT SECURITIES

   Investment securities are stated at cost adjusted for amortization of premiums which are recognized as adjustments to interest income. Discounts are not accreted, but have no material effect on the financial statements. Gains or losses on disposition are based on the net proceeds and the adjusted carrying amount of the securities sold, using the specific identification method.

   LOANS AND RESERVE FOR LOAN LOSSES

   Loan are stated at the amount of unpaid principal reduced by a reserve for loan losses. Interest on loans is generally calculated by using the simple interest method on daily balances of the principal amount outstanding. The reserve for loan losses is established through a provision for loan losses charged to expense. Loans are charged against the reserve for loan losses when management believes that the collection of the principal is unlikely. The reserve is an amount that management believes will be adequate to absorb possible losses on existing loans that may become uncollectible, based on evaluations of the collectibility of loans and prior loan loss experience. The evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, and current economic conditions that may affect the borrower's ability to pay. Accrual of interest is discontinued on a loan that is over 90 days past due unless the loan is well secured and in the process of collection. No loans are on nonaccrual status at December 31, 1992.

  BANK PREMISES AND EQUIPMENT

   Premises and equipment are stated at cost less accumulated depreciation. Depreciation included in the operating expenses is computed on the straight-line and sum-of-the-years digits methods over the estimated useful lives of the related assets.

  OTHER REAL ESTATE OWNED

   Real estate acquired by foreclosure is carried at the lower of the recorded investment in the property or its fair value. Prior to foreclosure, the value of the underlying loan is written down to the fair market value of the real estate to be acquired by a charge to the reserve for loan losses, if necessary. Operating expenses of such properties, net of related income, and gains and losses on their disposition are included in other income and expenses.

   INCOME TAXES

   The provision for income taxes is based on income and expense reported for financial statement purposes, although portions of such income and expense are deferred for income tax purposes. Deferred taxes relate principally to depreciation and loan loss deductions.

   CASH AND CASH EQUIVALENTS

   For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks, and federal funds sold. Generally, federal funds are sold for one to three-day periods.

   OFF-BALANCE-SHEET FINANCIAL INSTRUMENTS

   In the ordinary course of business the Bank has entered into off-balance-sheet financial instruments consisting of commitments to extend credit, commitments under credit card arrangements, commercial letters of credit and standby letters of credit. Such financial instruments are recorded in the financial statements when they become payable.

   RECLASSIFICATIONS

   Certain reclassifications to the 1991 amounts have been made to conform to the 1992 classifications.


2. LOANS

   Major classifications of loans are as follows:

                                                           December 31,
                                                           ------------
                                                        1992           1991
                                                        ----           ----
          Commercial                               $  8,806,963   $  7,261,572
          Construction and miscellaneous              1,114,221      1,042,368
          Mortgage                                    3,296,506      3,315,931
          Installment                                 8,669,341      8,744,809
          Credit card                                   990,125        993,382
                                                   ------------   ------------
                                                     22,877,156     21,358,062
          Reserve for loan losses                      (272,038)      (296,794)
                                                   ------------   ------------

              Loans, net                           $ 22,605,118   $ 21,061,268
                                                   ------------   ------------
                                                   ------------   ------------

   Changes in the reserve for loan losses were as follows:

          Balance, beginning of year               $    296,794   $    271,770
              Provision charged to operations            26,333        110,000
              Loans charged off                        (120,769)      (121,390)
              Recoveries                                 69,680         36,414
                                                   ------------   ------------

          Balance, end of year                     $    272,038   $    296,794
                                                   ------------   ------------
                                                   ------------   ------------

   Loans on which the accrual of interest has been discontinued or reduced amounted to $ -0- and $165,304 at December 31, 1992 and 1991 respectively.

3. INVESTMENT SECURITIES

   The amortized cost and estimated market values of investments in debt securities at December 31, 1992 are as follows (in thousands):


                                              Gross        Gross     Estimated
                               Amortized   Unrealized   Unrealized    Market
                                  Cost       Gains        Losses      Value
                               ---------   ----------   ----------   ---------
   U.S. Treasury securities     $ 13,281    $    512    $     (6)   $ 13,787

   Obligations of US govern-
      ment corporations and
      agencies                    28,329         682        (120)     28,891

   Obligations of states and
      political subdivisions       1,407          48          -0-      1,455

   Mortgage-backed securities        406          28          (3)        431

   Other securities                   98          -0-         -0-         98
                                --------    --------     --------   --------
          TOTALS                $ 43,521    $  1,270     $   (129)  $ 44,662
                                --------    --------     --------   --------
                                --------    --------     --------   --------


   The amortized cost and estimated market value of debt securities at December 31, 1992, by contractual maturity, are shown below (in thousands). Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.


                                                                      Estimated
                                                         Amortized      Market
                                                           Cost         Value
                                                         ---------    ---------
   Due in one year or less                                $  5,500     $  5,635
   Due after one year through five years                    13,106       13,581
   Due after five years through ten years                    1,984        2,034
   Due after ten years                                      22,427       22,883
                                                          --------     --------
                                                            43,017       44,133

   Mortgage-backed securities                                  406          431
                                                          --------     --------

          Total debt securities                           $ 43,423     $ 44,564
                                                          --------     --------
                                                          --------     --------


   Securities, carried at approximately $350,000 at December 31, 1992 and $300,000 at December 31, 1991, were pledged to secure public deposits and for other purposes required or permitted by law.

4. BANK PREMISES AND EQUIPMENT

   Bank premises and equipment consisted of the following:


                                                          December 31,
                                                       1992           1991
                                                   ------------   ------------
          Building and improvements                $  1,650,047   $  1,650,047
          Furniture, fixtures and equipment             775,181        788,547
          Data processing & communication
            equipment                                   871,945        591,346
                                                    -----------   ------------
                                                      3,297,173      3,029,940
             Less accumulated depreciation           (2,200,372)    (2,106,962)
                                                    ------------   -----------

                                                   $  1,096,801   $    922,978
                                                   ------------   ------------
                                                   ------------   ------------

   Depreciation and amortization expense amounted to $99,949 in 1992 and $114,656 in 1991.


5. DEPOSITS

   Major classifications of deposits are as follows:


                                                           December 31,
                                                           ------------
                                                        1992           1991
                                                   ------------   ------------
          Demand                                   $ 10,020,863   $  8,062,843
                                                   ------------   ------------
          NOW and MMDA                               19,068,694     18,628,405
          Savings                                    11,718,788      9,245,016
          Time Deposits                              21,328,061     23,185,534
                                                    -----------   ------------
                                                     52,115,543     51,058,955
                                                    -----------    -----------

                                                   $ 62,136,406   $  59,121,798
                                                   ------------   -------------
                                                   ------------   -------------

6. CONTINGENT LIABILITIES

   Standby letters of credit and other commitments to lend totaled $6,448,000 at December 31, 1992.


7. INCOME TAXES

   Income taxes as shown in the statements of income are as follows:


                                                           December 31,
                                                           ------------
                                                        1992           1991
                                                   ------------    -----------
          Currently payable                        $    751,558    $   474,679
          Deferred income taxes
             realized                                   (65,347)       (16,679)
                                                   ------------    -----------
                                                   $    686,211    $   458,000
                                                   ------------    -----------
                                                   ------------    -----------

   Deferred income tax assets of $36,500 at December 31, 1992 are included in other assets and deferred income tax liabilities of $22,500 and $51,347 at December 31, 1992 and 1991, respectively, are included in other liabilities. The Bank has implemented the provisions of Statement of Financial Accounting Standards No. 109, Accounting For Income Taxes, in 1992. The effect of this implementation has been to reduce the provision for income taxes in 1992 by $36,500.

   Interest income on securities exempt from federal income taxes totaled $127,983 and $192,000 for 1992 and 1991, respectively. Accordingly, the tax provision is less than that obtained by using the statutory federal corporate income tax rate.


8. LEASE COMMITMENT

   The Bank occupies a portion of its facilities under a long-term agreement. Future minimum rental payments required under this operating lease as of December 31, 1992 are as follows:

             1993             $   28,124
             1994                 28,124
             1995                 28,124
             1996                 28,124
             1997                 28,124
             Thereafter           56,248
                              ----------
                              $  196,868
                              ----------
                              ----------

9. RELATED PARTY TRANSACTIONS

   Loans are made in the normal course of business to various officers and directors of the bank. The terms of these loans, including interest rates and collateral, are similar to those prevailing for comparable non-related party transactions and do not involve more than a normal risk of collectibility. As of December 31, 1992, such loans totaled approximately $66,000.

                                 APPENDIX C

         STATUTES GOVERNING RIGHTS OF DISSENTING COMMUNITY SHAREHOLDERS

SECTION 215A.  MERGER OF NATIONAL BANKS OR STATE BANKS INTO NATIONAL BANKS

          (A) APPROVAL OF COMPTROLLER, BOARD AND SHAREHOLDERS; MERGER AGREEMENT; NOTICE; CAPITAL STOCK; LIABILITY OF RECEIVING ASSOCIATION

          One or more national banking associations or one or more State banks, with the approval of the Comptroller, under an agreement not inconsistent with this subchapter, may merge into a national banking association located within the same State, under the charter of the receiving association. The merger agreement shall--

               (1) be agreed upon in writing by a majority of the board of directors of each association or State bank participating in the plan of merger;

               (2) be ratified and confirmed by the affirmative vote of the shareholders of each such association or State bank owning at least two-thirds of its capital stock outstanding, or by a greater proportion of such capital stock in the case of a State bank if the laws of the State where it is organized so require, at the meeting to be held on the call of the directors, after publishing notice of the time, place, and object of the meeting for four consecutive weeks in a newspaper of general circulation published in the place where the association or State bank is located, or, if there is no such newspaper, then in the newspaper of general circulation published nearest thereto, and after sending such notice to each shareholder of record by certified or registered mail at least ten days prior to the meeting, except to those shareholders who specifically waive notice, but any additional notice shall be given to the shareholders of such State bank which may be required by the laws of the State where it is organized. Publication of notice may be waived, in cases where the Comptroller determines that an emergency exists justifying such waiver, by unanimous action of the shareholders of the association or State banks;

               (3) specify the amount of the capital stock of the receiving association, which shall not be less than that required under existing law for the organization of a national bank in the place in which it is located and which will be outstanding upon completion of the merger, the amount of stock (if any) to be allocated, and cash (if any) to be paid, to the shareholders of the association or State bank being merged into the receiving association; and

               (4) provide that the receiving association shall be liable for all liabilities of the association or State bank being merged into the receiving association.

          (B)  DISSENTING SHAREHOLDERS

          If a merger shall be voted for at the called meetings by the necessary majorities of the shareholders of each association or State bank participating in the plan of merger, and thereafter the merger shall be approved by the Comptroller, any shareholders of any association or State bank to be merged into the receiving association who has voted against such merger at the meeting of the association or bank of which he is a stockholder, or has given notice in writing at or prior to such meeting to the presiding officer that he dissents from the plan of merger, shall be entitled to receive the value of the shares so held by him when such merger shall be approved by the Comptroller upon written request made to the receiving association at any time before thirty days after the date of consummation of the merger, accompanied by the surrender of his stock certificates.

          (C)  VALUATION OF SHARES

          The value of the shares of any dissenting shareholder shall be ascertained, as of the effective date of the merger, by an appraisal made by a committee of three persons, composed of (1) one selected by the vote of the holders of the majority of the stock, the owners of which are entitled to payment in cash; (2) one selected by the directors of the receiving association; and (3) one selected by the two so selected. The valuation agreed upon by any two of the three appraisers shall govern. If the value so fixed shall not be satisfactory to any dissenting shareholder who has requested payment, that shareholder may, within five days after being notified of the appraised value of his shares, appeal to the Comptroller, who shall cause a reappraisal to be made which shall be final and binding as to the value of the shares of the appellant.

          (D) APPLICATION TO SHAREHOLDERS OF MERGING ASSOCIATIONS; APPRAISAL BY COMPTROLLER; EXPENSES OF RECEIVING ASSOCIATION; SALE AND RESALE OF SHARES; STATE APPRAISAL AND MERGER LAW

          If, within ninety days from the date of consummation of the merger, for any reason one or more of the appraisers is not selected as herein provided, or the appraisers fail to determine the value of such shares, the Comptroller shall upon written request of any interested party cause an appraisal to be made which shall be final and binding on all parties. The expenses of the Comptroller in making the reappraisal or the appraisal, as the case may be, shall be paid by the receiving association.

               PART II. INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

          Section 145 of the General Corporation Law of Delaware contains detailed provisions on indemnification of directors and officers of a Delaware corporation against expenses, judgments, fines and amounts paid in settlement, actually and reasonably incurred in connection with litigation.

          The Certificate of Incorporation of First Security Corporation provides for indemnification of directors and officers to the full extent permitted or allowed by the laws of the State of Delaware, as such laws exist or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the registrant to provide broader indemnification rights than permitted or allowed by Section 145). The registrant also insures its officers and directors to the full extent permitted by Section 145.


ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

          (a)  EXHIBITS.  The Registration Statement includes the following
Exhibits:


EXHIBIT
NUMBER       DESCRIPTION OF EXHIBIT
- -------      ----------------------

2. Agreement of Merger, dated as of October 22, 1993, by and among First Security Corporation ("FSC"), First Security Bank of Utah ("FSB UTAH"), and Community First Bank ("COMMUNITY").
             (Included as Appendix A to the Prospectus/Proxy Statement.

3(1). Certificate of Incorporation, as amended, of FSC (Exhibit 2 to FSC's Registration Statement on Form S-7, Registration Number 2-61892, as filed on June 16, 1978 and Exhibit 3(1) to FSC's Registration Statement on Form S-4, Registration Number 33-30045, as filed on July 24, 1989, hereby incorporated herein by reference).

3(2). Bylaws of FSC, as amended (Exhibit 2 to FSC's Registration Statement on Form S-7, Registration Number 2-61892, as filed on June 16, 1978, and Exhibit 3(2) to FSC's Registration Statement on Form S-4, Registration Number 33-30045, as filed on July 24, 1989, hereby incorporated herein by reference).

4(1). No instruments defining the Rights of holders of long-term debt of FSC and its subsidiaries have been included as exhibits because the total amount of indebtedness authorized under any such instrument does not exceed 10% of the total assets of FSC and its subsidiaries on a consolidated basis. FSC hereby agrees to furnish supplementally to the Commission, upon request, a copy of any omitted long-term debt instrument.

4(2). Rights Agreement dated as of August 28, 1989, between First Security Corporation and First Security Bank of Utah, N.A., which includes the form of Rights Certificate (together with the Form of Election of Exercise) as Exhibit A; the form of Certificate of Designation of the series of Junior Series B Preferred Stock, no par value per share, of FSC as Exhibit B; and the Summary of Rights as Exhibit C. (Filed as Exhibit 4 to FSC's Current Report on Form 8-K dated August 28, 1989, as filed with the Commission on September 1, 1989, [File No. 1-6906] and hereby incorporated herein by this reference.)

4(3). Amendment Agreement dated as of September 26, 1989, by and between First Security Corporation and First Security Bank of Utah, N.A., amending the Rights Agreement dated as of August 28, 1989, between the same parties. (Filed as Exhibit 1 to Amendment No. 1 on Form 8, dated October 10, 1989, as filed with the Commission on October 16, 1989, amending FSC's Current Report on Form 8-K dated August 28, 1989, as filed with the Commission on September 1, 1989, [File No. 1-6906] and hereby incorporated herein by this reference.)

5. Opinion of Ray, Quinney & Nebeker as to the legality of the shares being registered.

8.           Opinion of Ray, Quinney & Nebeker re:  Tax Matters.

10(1). First Security Corporation Comprehensive Management Incentive Plan (Exhibit A to Prospectus in Registration Statement No. 33-21556 on Form S-8 filed April 29, 1988, hereby incorporated by reference).

10(2). First Security Corporation Supplemental Executive Retirement Plan. (Exhibit to FSC's Quarterly Report on Form 10-Q for the quarter ended March 31, 1989, hereby incorporated by reference. [File No. 1-6906])

10(3). Employment Agreement between First Security Corporation and Spencer F. Eccles. (Exhibit to FSC's Quarterly Report on Form 10-Q for the quarter ended September 30, 1991, hereby incorporated by reference. [File No. 1-6906])

10(4). Employment Agreement between First Security Corporation and Morgan J. Evans, as amended. (Exhibit to FSC's Quarterly Report on Form 10-Q for the quarter ended September 30, 1991, hereby incorporated by reference. [File No. 1-6906])

10(5). Employment Agreement between First Security Corporation and L. Scott Nelson. (Exhibit to FSC's Quarterly Report on Form 10-Q for the quarter ended September 30, 1991, hereby incorporated by reference. [File No. 1-6906])

10(6). Employment Agreement between First Security Corporation and T. Eugene King. (Exhibit to FSC's Quarterly Report on Form 10-Q for the quarter ended September 30, 1991, hereby incorporated by reference. [File No. 1-6906])

10(7). Employment Agreement between First Security Corporation and J. Patrick McMurray (Exhibit to FSC's Quarterly Report on Form 10-Q for the quarter ended September 30, 1991, hereby incorporated by reference. [File No. 1-6906])

10(8). Employment Agreement between First Security Corporation and Scott C. Ulbrich (Exhibit to FSC's Quarterly Report on Form 10-Q for the quarter ended September 30, 1992, hereby incorporated by reference. [File No. 1-6906])

13(1). FSC's Annual Report on Form 10-K for the year ended December 31, 1992, hereby incorporated by reference [File No. 1-6906].

13(2). FSC's Quarterly Report on Form 10-Q for Quarter ended September 30, 1993, hereby incorporated by reference [File No. 1-6906].

22. FSC's Subsidiaries (included in FSC's Annual 10-K Report for the year ended December 31, 1992 [File No. 1-6906], and incorporated by reference).

23(1).       Consent of Deloitte & Touche.

23(2).       Consent of Simpson & Company

23(3). Consent of Ray, Quinney & Nebeker (filed as part of Exhibit 5 and Exhibit 8).

25. Power of Attorney (included in signature pages of original filing of Registration Statement).

28.          Form of Proxy for COMMUNITY Special Meetings.

ITEM 22.  UNDERTAKINGS.

          FSC hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended (the "1933 Act"), each filing of FSC's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934, as amended), that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          FSC hereby undertakes that, prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

          THE UNDERTAKING AS TO INDEMNIFICATION OF OFFICERS AND DIRECTORS REQUIRED TO BE DISCLOSED BY ITEM 512(i) OF REGULATION S-K IS FOUND IN "COMPARATIVE RIGHTS OF SHAREHOLDERS--DIRECTORS--DIRECTOR LIABILITY" IN THE PROSPECTUS / PROXY STATEMENT.

          FSC hereby undertakes that every prospectus (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the 1933 Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective; and that, for purposes of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          FSC hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

          FSC hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired, that was not the subject of and included in the registration statement when it became effective.

          FSC hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (1)(i) and (1)(ii), above, do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4) If the registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by 3-19 of Regulation S-X at the start of any delayed offering or throughout a continuous offering.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, First Security Corporation has duly caused this Pre-Effective Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Salt Lake City, Utah, on the 28th day of February, 1994.

                                        FIRST SECURITY CORPORATION



                                        By: /s/ Morgan J. Evans
                                           -------------------
                                           Morgan J. Evans
                                           President and Chief Operating Officer


     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date or dates indicated.

Signature                     Title                           Date
- ---------                     -----                           ----



/s/ Spencer F. Eccles*
- ---------------------------   Chairman and Chief
Spencer F. Eccles             Executive Officer, Director     February 28, 1994



/s/ Morgan J. Evans*
- ---------------------------   President and Chief
Morgan J. Evans               Operating Officer, Director     February 28, 1994



/s/ Scott C. Ulbrich*
- ---------------------------   Executive Vice President and
Scott C. Ulbrich              Chief Financial Officer         February 28, 1994
                              (Principal Financial and
                              Accounting Officer)

/s/ James C. Beardall*
- ---------------------------
James C. Beardall             Director                        February 28, 1994




/s/ Rodney H. Brady*
- ---------------------------
Rodney H. Brady               Director                        February 28, 1994



/s/ James E. Bruce*
- ---------------------------
James E. Bruce                Director                        February 28, 1994



/s/ Thomas D. Dee*
- ---------------------------
Thomas D. Dee II              Director                        February 28, 1994



/s/ Dr. David P. Gardner*
- ---------------------------
Dr. David P. Gardner          Director                        February 28, 1994



/s/ Kendall D. Garff*
- ---------------------------
Kendall D. Garff              Director                        February 28, 1994



/s/ U. Edwin Garrison*
- ---------------------------
U. Edwin Garrison             Director                        February 28, 1994



/s/ David B. Haight*
- ---------------------------
David B. Haight               Director                        February 28, 1994



/s/ Jay Dee Harris*
- ---------------------------
Jay Dee Harris                Director                        February 28, 1994

/s/ Robert T. Heiner*
- ---------------------------
Robert T. Heiner              Director                        February 28, 1994



/s/ Howard W. Hunter*
- ---------------------------
Howard W. Hunter              Director                        February 28, 1994



/s/ Karen H. Huntsman*
- ---------------------------
Karen H. Huntsman             Director                        February 28, 1994



/s/ G. Frank Joklik*
- ---------------------------
G. Frank Joklik               Director                        February 28, 1994



/s/ B.Z. Kastler*
- ---------------------------
B. Z. Kastler                 Director                        February 28, 1994



/s/ Scott S. Parker*
- ---------------------------
Scott S. Parker               Director                        February 28, 1994



/s/ Dr. Arthur K. Smith*
- ---------------------------
Dr. Arthur K. Smith           Director                        February 28, 1994



/s/ James L. Sorenson*
- ---------------------------
James L. Sorenson             Director                        February 28, 1994



/s/ Harold J. Steele*
- ---------------------------
Harold J. Steele              Director                        February 28, 1994





                            By:*/s/ A. Robert Thorup
                                --------------------
                                A. Robert Thorup
                                Attorney in Fact

                                EXHIBIT INDEX


Exhibit                                                            Sequential
Number    Description of Exhibit                                    Page No.
- -------   ----------------------                                   ----------
2         Agreement of Merger, dated as of October 22, 1993,
          by and among First Security Corporation, First
          Security Bank of Utah, and Community First Bank

3(1)      Certificate of Incorporation, as amended of FSC                 ***
          Exhibit 3(1) to FSC's Registration Statement on Form
          S-4, Registration Number 33-30045, as filed on
          July 24, 1989, hereby incorporated herein by
          reference).

3(2)      Bylaws of FSC, as amended (Exhibit 2 to FSC's                   ***
          Registration Statement on Form S-7, Registration
          No. 2-61892, as filed on June 16, 1978, and
          Exhibit 3(2) to FSC's Registration Statement on
          Form S-4, Registration No. 33-30045, as filed on
          July 24, 1989, hereby incorporated herein by
          reference).

4(1)      No instruments defining the Rights of holders of                ***
          long-term debt of FSC and its subsidiaries have been
          included as exhibits because the total amount of
          indebtedness authorized under any such instrument
          does not exceed 10% of the total assets of FSC and
          its subsidiaries on a consolidated basis.  FSC hereby
          agrees to furnish supplementally to the Commission,
          upon request, a copy of any omitted long-term debt
          instrument.

4(2)      Rights Agreement dated as of August 28, 1989,                   ***
          between First Security Corporation and First Security
          Bank of Utah, N.A., which includes the form of
          Rights Certificate (together with the Form of Election
          of Exercise) as Exhibit A; the form of Certificate of
          Designation of the series of Junior Series B Preferred
          Stock, no par value per share, of FSC as Exhibit B;
          and the Summary of Rights as Exhibit C.  (Filed as
          Exhibit 4 to FSC's Current Report on Form 8-K dated
          August 28, 1989, as filed with the Commission on
          September 1, 1989, [File No. 1-6906] and hereby
          incorporated herein by this reference.)


4(3)      Amendment Agreement dated as of September 26,                   ***
          1989, by and between First Security Corporation and
          First Security Bank of Utah, N.A., amending the
          Rights Agreement dated as of August 28, 1989,
          between the same parties.  (Filed as Exhibit 1 to
          Amendment No. 1 on Form 8, dated October 10,
          1989, as filed with the Commission on October 16,
          1989, amending FSC's Current Report on Form 8-K
          dated August 28, 1989, as filed with the
          Commission on September 1, 1989, [File
          No. 1-6906] and hereby incorporated herein by this
          reference.)

5         Opinion of Ray, Quinney & Nebeker as to the legality            ---
          of the shares being registered.

8         Opinion of Ray, Quinney & Nebeker re:  Tax Matters.             ---

10(1)     First Security Comprehensive Management Incentive               ***
          Plan (Exhibit A to Prospectus in Registration
          Statement No. 33-21556 on Form S-8 filed April 29,
          1988, hereby incorporated by reference).

10(2)     First Security Corporation Supplemental Executive               ***
          Retirement Plan.  (Exhibit to FSC's Quarterly Report
          on Form 10-Q dated May 12, 1989, hereby
          incorporated by reference.  [File No. 1-6906])

10(3).    Employment Agreement between First Security                     ***
          Corporation and Spencer F. Eccles.  (Exhibit to FSC's
          Quarterly Report on Form 10-Q for the quarter ended
          September 30, 1991, hereby incorporated by
          reference.  [File No. 1-6906])

10(4).    Employment Agreement between First Security                     ***
          Corporation and Morgan J. Evans, as amended.
          (Exhibit to FSC's Quarterly Report on Form 10-Q for
          the quarter ended September 30, 1991, hereby
          incorporated by reference.  [File No. 1-6906])

10(5).    Employment Agreement between First Security                     ***
          Corporation and L. Scott Nelson.  (Exhibit to FSC's
          Quarterly Report on Form 10-Q for the quarter ended
          September 30, 1991, hereby incorporated by
          reference.  [File No. 1-6906])

10(6).    Employment Agreement between First Security                     ***
          Corporation and T. Eugene King.  (Exhibit to FSC's
          Quarterly Report on Form 10-Q for the quarter ended
          September 30, 1991, hereby incorporated by
          reference.  [File No. 1-6906])


10(7).    Employment Agreement between First Security                     ***
          Corporation and J. Patrick McMurray.  (Exhibit to
          FSC's Quarterly Report on Form 10-Q for the quarter
          ended September 30, 1991, hereby incorporated by
          reference.  [File No. 1-6906])

10(8).    Employment Agreement between First Security                     ***
          Corporation and Scott C. Ulbrich.  (Exhibit to FSC's
          Quarterly Report on Form 10-Q for the quarter ended
          September 30, 1992, hereby incorporated by
          reference.  [File No. 1-6906])

13(1).    FSC's Annual Report on Form 10-K for year ended                 ***
          December 31, 1992 (incorporated by reference) [File
          No. 1-6906].

13(2). FSC's Quarterly Report on Form 10-Q for Quarter ended September 30, 1993, hereby incorporated by reference. [File No. 1-6906].

22.       FSC's Subsidiaries (included in FSC's Annual Report             ***
          on Form 10-K for the year ended December 31, 1992
          [File No. 1-6906], and incorporated by
          reference therefrom).

23(1).    Consent of Deloitte & Touche.                                   ---

23(2)     Consent of Simpson & Company                                    ---

23(3)     Consent of Ray, Quinney & Nebeker (filed as part                ***
          of Exhibit 5 and Exhibit 8).

25        Power of Attorney (included in signature pages of               ***
          original filing of Registration Statement).

28        Form of Notice and Proxy Card for COMMUNITY                     ---
          Special Meetings.

- -----------------------
***Incorporated by reference.
